As filed with the Securities and Exchange Commission on October 26, 2009

Registration No. 333-162138

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

ON FORM S-4

TO FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROUROCARE MEDICAL INC.

(Exact name of registrant as specified in its charter)

Nevada	3841	20-1212923
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344

(Address and telephone number of registrant’s principal executive offices and principal place of business)

Mr. Richard C. Carlson

ProUroCare Medical Inc.

6440 Flying Cloud Drive, Suite 101

Eden Prairie, MN 55344

Telephone: (952) 476-9093

Facsimile: (952) 843-7031

(Name, address and telephone number of agent for service)

Copies to: Robert K. Ranum, Esq. Fredrikson & Byron, P.A. 200 South 6th Street, Suite 4000 Minneapolis, Minnesota 55402 Telephone: (612) 492-7000 Facsimile: (612) 492-7077

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)(2)
Warrants issued pursuant to Warrant Early Exercise Program(3)	6,108,381	—	—	—
Common Stock, $0.00001 par value, underlying the Warrants issued pursuant to Warrant Early Exercise Program(4)	6,108,381	$1.30	$7,940,895.30	$443.10
TOTAL			$7,940,895.30	$443.10
(1)

Calculated pursuant to Rule 457(i) of the Securities Act of 1933, as amended, based upon the per share exercise price of $1.30 for the common stock underlying the Warrants issued pursuant to the Early Exercise Program (the “Replacement Warrants”).

(2)	Previously paid.
(3)

Represents the maximum number of Warrants to be issued to the holders of (i) 3,058,381 warrants issued on January 12, 2009 in a private placement pursuant to the automatic conversions of convertible debt, and (ii) 3,050,000 warrants issued in connection with the Registrant’s January 2009 Unit offering (the “Public Warrants”), that participate in the warrant early exercise program described in this Registration Statement. Pursuant to Rule 457(g), no separate registration fee is required for the Replacement Warrants.

(4)

Pursuant to Rule 416, the number of shares of common stock being registered shall include an indeterminate number of shares of common stock that may be issued pursuant to the antidilution provisions of the warrants.

Pursuant to Rule 429(b) of the Securities Act of 1933, as amended, this Registration Statement also serves as a post-effective amendment to Registration Statement No. 333-153605, which post-effective amendment shall become effective concurrently with the effectiveness of the Registration Statement.  The purpose of the post-effective amendment is to reflect the terms of the Public Warrants as amended pursuant to the warrant early exercise program described in this Registration Statement. The registration fee for the Public Warrants, the common stock underlying the Public Warrants, and the additional securities registered pursuant to such earlier registration statement was previously paid on September 19, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to change, dated October 26, 2009

OFFER LETTER/PROSPECTUS

OFFER TO HOLDERS OF

FIVE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS OF

PROUROCARE MEDICAL INC.  TO RECEIVE UPON EXERCISE OF THEIR WARRANTS, IN
ADDITION TO THE COMMON STOCK PURCHASED, AN EQUAL NUMBER OF NEW THREE-YEAR
$1.30 COMMON STOCK PURCHASE WARRANTS

AND

PROSPECTUS FOR 3,050,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF
REGISTERED FIVE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS OF

PROUROCARE MEDICAL INC.

THE OFFER EXPIRES AT 1:00 P.M., CENTRAL TIME, ON NOVEMBER 6, 2009

UNLESS WE EXTEND THE OFFER

Explanatory Note

This Amended and Restated Offer Letter/Prospectus (which is referred to herein as the “Offer Letter/Prospectus”) replaces and supersedes the original Offer Letter/Prospectus dated September 25, 2009. The economic terms of the Offer (as defined herein) have not changed. This Offer Letter/Prospectus provides information about ProUroCare Medical Inc. within the Offer Letter/Prospectus itself that was originally incorporated by reference to documents filed with the Securities and Exchange Commission. In addition, the following sections of the Offer Letter/Prospectus are revised to clarify certain non-economic terms of the Offer: “The Offer—General Terms—Offer Period,” “The Offer—General Terms—Conditions of the Offer,” “The Offer—Withdrawal Rights” and “The Offer—Acceptance for Issuance of Shares and Replacement Warrants.” This Offer Letter/Prospectus also extends the Offer Period to 1:00 p.m., Central time, on November 6, 2009, in order to give Warrant holders additional time to review the amended offering materials.

The Offer

For a limited period of time, ProUroCare Medical Inc. (“we,” “us,” or the “Company”) is offering to certain of its warrant holders the opportunity to receive new, three-year warrants upon the exercise of their existing warrants (the “Offer”).  The Offer is being made to all holders of our publicly traded warrants to purchase common stock, referred to as the “Public Warrants” and to all holders of our unregistered warrants to purchase common stock that were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt, referred to as the “Private Warrants.”  The Public Warrants and Private Warrants will be referred to collectively as the “Warrants.” The Company will receive all of the proceeds from the exercise of the Warrants.

During the Offer Period defined below, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, new three-year warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share (each, a “Replacement Warrant”). The Company may elect to redeem the Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days (in contrast to the $1.82 redemption trigger for the existing Warrants). The Company must provide 30 days’ prior written notice of its decision to redeem the Replacement Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Replacement Warrants according to their terms rather than submitting them for redemption.

The Public Warrants were issued on January 12, 2009 pursuant to the closing of our public offering of 3,050,000 units (the “Units”), each such Unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock.  We are offering pursuant to this Offer Letter/Prospectus 3,050,000 shares of our common stock for issuance upon exercise of the Public Warrants.

The Private Warrants were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt that resulted in the issuance of warrants to purchase 3,058,381 shares of common stock. The terms of the Private Warrants are identical to the terms of the Public Warrants, but we have not registered the shares of common stock issuable upon exercise of the Private Warrants and will be able to issue such shares only if exemptions from the registration requirements of any applicable federal or state securities laws are available.

The Offer commenced on September 25, 2009 and is made upon the terms and conditions in this Offer Letter/Prospectus and related Letter of Transmittal (an amended and restated form of the Letter of Transmittal, which supersedes the form distributed September 25, 2009, will be distributed by the Company with this Offer Letter/Prospectus to registered owners of Warrants). The Offer was originally made for a period of twenty-five (25) business days, or until October 30, 2009 at 1:00 p.m. Central time. On October 16, 2009, the Company announced that it had extended the Offer Period in order to give Warrant holders additional time to review the Offer Letter/Prospectus and related documents. The Offer was extended until 1:00 p.m., Central time, on November 6, 2009, unless earlier withdrawn or further extended by the Company (the period during which the Offer is open, giving effect to any withdrawal or further extension, is referred to herein as the “Offer Period”). The Company may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return the tendered Warrants along with any cash delivered therewith.

The Offer is not made to those holders who reside in states where an offer, solicitation or sale would be unlawful. We will pay no interest on the cash tendered for the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer. The Offer was approved by our Board of Directors on September 14, 2009.

You may tender some or all of your Warrants on these terms.  If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.  If you tender Warrants, you may withdraw your tendered Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. In addition, Warrants that are not accepted by us for payment by November 23, 2009 may be withdrawn.

Warrants which are not tendered, or which are tendered and withdrawn in accordance with the procedures herein, will retain their current terms, including the current $1.30 exercise price, the current redemption trigger of $1.82, and the current expiration date of January 7, 2014.

This Offer is conditioned upon the existence of an effective amendment to the Company’s Registration Statement on Form S-1 regarding the common stock issuable upon exercise of the Public Warrants and an effective Registration Statement on Form S-4 regarding the Replacement Warrants and the common stock issuable upon exercise thereof.

The Company’s Board of Directors has approved this Offer. However, neither the Company nor any of its directors, officers or employees makes any recommendation as to whether to exercise Warrants. Each holder of a Warrant must make his, her or its own decision as to whether to exercise some or all of his, her or its Warrants.

It is the Company’s current intent not to conduct another offer to promote the early exercise of the Warrants, but the Company reserves the right to do so in the future. The Company reserves its right to redeem the Warrants pursuant to their original terms, which provide that the Warrants may be redeemed at the Company’s discretion at any time after the sales price of the Company’s common stock equals or exceeds

$1.82 per share for any 10 consecutive trading days. The Company must provide 30 days’ written notice of a decision to redeem the Warrants, at $0.01 per Warrant, during which time holders may choose to exercise the Warrants according to their terms rather than submitting them for redemption.

If you have any questions or need assistance, you should contact the Company.  You may also request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company.  All questions and requests for additional information should be directed to Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, email: rthon@prourocare.com.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

Scope of the Prospectus

This Offer Letter/Prospectus discloses the terms of the Warrants during the Offer Period. This Offer Letter/Prospectus also sets forth the terms of the Replacement Warrants to be issued to those Warrant holders who elect to participate in the Offer and describes the common stock issuable upon exercise of the Replacement Warrants.

Additionally, this Offer Letter/Prospectus relates to 3,050,000 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Public Warrants during or after the Offer Period. The Public Warrants have an exercise price of $1.30 per share, subject to adjustment.

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

The securities offered by this Offer Letter/Prospectus involve a high degree of risk.

See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete.  A representation to the contrary is a criminal offense.

The date of this prospectus is         , 2009.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Offer Letter/Prospectus or in the documents included as exhibits to the registration statement that contains this Offer Letter/Prospectus. Accordingly, you are urged to carefully review this Offer Letter/Prospectus in its entirety (including all documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).

Summary of the Offer

The Company

ProUroCare Medical Inc., a Nevada corporation, has developed and is bringing to market its innovative ProUroScanTM prostate imaging system. The ProUroScan system incorporates our new proprietary elasticity imaging technology to create a “map” and an electronic record of the prostate.

Corporate Contact Information	Our principal executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344, telephone (952) 476-9093.

Warrants that qualify for the Offer	“Public Warrants”

As of September 30, 2009, we had outstanding Public Warrants to purchase an aggregate of 3,050,000 shares of common stock, which were issued on January 12, 2009 pursuant to the closing of our public offering of 3,050,000 Units. Each Unit consisted of one share of our common stock and one redeemable warrant to purchase one share of common stock. We are offering pursuant to this Offer Letter/Prospectus 3,050,000 shares of our common stock for issuance upon exercise of the Public Warrants. The shares issued upon exercise of the Public Warrants will be unrestricted and freely transferable.

“Private Warrants”

As of September 30, 2009, we had outstanding Private Warrants to purchase an aggregate of 3,058,381 shares of common stock, which were issued on January 12, 2009, pursuant to the automatic conversions of convertible debt. The terms of the Private Warrants are identical to the terms of the Public Warrants, but we have not registered the shares of common stock issuable upon exercise of the Private Warrants and will be able to issue such shares only if exemptions from the registration requirements of any applicable federal or state securities laws are available. The shares issued upon exercise of the Private Warrants will be restricted as to transfer and certificates representing such shares will bear a restrictive legend.

General Terms of the Warrants

Each Warrant is exercisable for one share of common stock at a cash exercise price of $1.30. We may elect to redeem the Warrants at any time after the last sales price of our common stock equals or exceeds $1.82 for 10 consecutive trading days. We must provide 30 days’ prior written notice of our decision to redeem the Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Warrants according to their terms rather than submitting them for redemption. The Warrants will expire on January 7, 2014, unless sooner redeemed.

Market Price of the Common Stock and Warrants

Our common stock and Public Warrants are listed on the OTC Bulletin Board under the symbols “PUMD” and “PUMDW,” respectively. On October 5, 2009, the last reported sale prices of such securities were $1.45 and $0.21, respectively. We also have a current trading market for our Units. The Units are listed on the OTC Bulletin Board under the symbol “PUMDU”, and on October 5, 2009, the last reported sale price of a Unit was $1.40. There is no established trading market for the Private Warrants. See “The Offer—Price Range of Common Stock, Warrants and Units” starting on page 29.

The Offer

Each Warrant holder who tenders Warrants for early exercise during the Offer Period will receive, in addition to the shares of common stock purchased upon exercise, an equal number of new warrants, each referred to as a “Replacement Warrant.” Each Replacement Warrant will have a cash exercise price of $1.30 per share and have a three-year term.

For example, if a Warrant holder tenders 1,000 Warrants during the Offer Period, the Warrant holder will be required to pay the Warrant exercise price of $1.30 per share, for a total of $1,300, and will receive as a result of the Warrant exercise 1,000 shares of our common stock plus a Replacement Warrant to purchase 1,000 shares. See “The Offer—General Terms—Terms of the Replacement Warrants” starting on page 21.

The Company may elect to redeem the Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days (in contrast to the $1.82 redemption trigger for the existing Warrants). The Company must provide 30 days’ prior written notice of its decision to redeem the Replacement Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Replacement Warrants according to their terms rather than submitting them for redemption.

The Company expects the Replacement Warrants to be listed on the Over the Counter Bulletin Board under a ticker symbol to be determined. The listing of the Replacement Warrants on the Over the Counter Bulletin Board is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of market makers for the Replacement Warrants.

This Offer is being made to all Warrant holders except those holders who reside in states where an offer, solicitation or sale would be unlawful. The purpose of the Offer is to provide an incentive to exercise the Warrants and thereby raise additional capital for the Company. See “The Offer—General Terms” and “—Background and Purpose of the Offer” starting on pages 21 and 28, respectively.

Expiration Date of Offer

One O’ Clock p.m., Central time, on November 6, 2009, unless earlier withdrawn or extended by the Company. All Warrants and related paperwork, as well as payment for Warrants exercised for cash, must be received by the depositary by this time, as instructed in this Offer Letter/Prospectus.

If the Offer Period is extended, the Company will make a public announcement of such extension by no later than 8:00 a.m., Central time, on the next business day following the scheduled expiration date of the Offer.

The Company may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return the tendered Warrants along with any cash delivered therewith. The Company will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

See “The Offer—General Terms—Offer Period” starting on page 21.

Withdrawal Rights

If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the expiration of the Offer Period, as described in greater detail in the section entitled “The Offer—Withdrawal Rights” starting on page 25. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. In addition, Warrants that are not accepted by the Company for payment by November 23, 2009 may be withdrawn.

Participation by Officers, Directors and Affiliates

Two of our directors intend to exercise Warrants in accordance with the terms of the offer: Scott E. Smith intends to exercise 20,000 Warrants and Robert J. Rudelius intends to exercise 44,742 Warrants. In addition, we have been informed that one of our affiliates, James L. Davis, intends to exercise between 150,000 to 200,000 of his Warrants in accordance with the terms of the Offer. In lieu of cash, these individuals may pay the exercise price of some or all of their Warrants tendered in this Offer by cancelling amounts we owe them.

Absence of Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Tax Consequences of the Offer

If you elect to exercise an existing Warrant as described in this Offer, we will, solely for tax purposes, treat the transaction as a “recapitalization” exchange of the Warrant for a “new” (revised) warrant containing terms reflecting the rights described herein to purchase, at a price of $1.30 per new warrant, one share of common stock plus the Replacement Warrant. In effect, the modification of the terms of the Warrant which carry the right to exercise the Warrant and receive common stock plus a Replacement Warrant will be deemed and treated for tax purposes as an interim and transitory exchange of the Warrant for a new warrant with those new terms.

We anticipate that the consequences of such a transaction would be that (i) the deemed exchange of Warrants for “new” warrants would not cause recognition of gain or loss; (ii) your tax basis in the “new” warrant received in the deemed exchange would be equal to the tax basis in your existing Warrant deemed given in exchange; (iii) upon the deemed exercise of the “new” warrant, your aggregate tax basis in the common stock and the Replacement Warrant received will be equal to your basis in the exercised “new” warrant increased by the exercise price paid upon exercise pursuant to the Offer; (iv) the aggregate basis so determined will be allocated between the common stock received and the Replacement Warrant based upon the relative fair market value of the common stock and the Replacement Warrant so received; and (v) your holding period for the common stock acquired upon the exercise will begin on the day following the date of exercise.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

See “The Offer—U.S. Federal Income Tax Consequences” starting on page 32.

Conditions of the Offer

The conditions of the Offer are:

•      the existence of an effective amendment to our registration statement on Form S-1 regarding the Public Warrants, and the common stock issuable upon the exercise of such warrants;

•      the existence of an effective registration statement on Form S-4 regarding the Replacement Warrants, and the common stock issuable upon the exercise of such warrants; and

•      each Warrant holder desiring to participate in the Offer delivering to us in a timely manner a completed Letter of Transmittal (unless the Warrant holder has previously submitted a Letter of Transmittal based on the form distributed by the Company on September 25, 2009), along with the holder’s Warrants and proper cash payment.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer. In the event that we make material changes to the Offer, we may be required to file an amendment to this Registration Statement.

See “The Offer—Extension of Tender Period; Termination; Amendments; Conditions” starting on page 31.

Risk Factors

There are risks associated with participating in the Offer. For a discussion of some of the risks you should consider before deciding whether to participate in the Offer, you are urged to carefully review and consider the information in the section entitled “Risk Factors” starting on page 6.

How to Tender Warrants

To tender your Warrants, you must complete one of the actions described in this Offer Letter/Prospectus in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants” starting on page 23 before the expiration of the Offer Period. You may also contact the Company or your broker for assistance.

Further Information

Please direct questions or requests for assistance, or for additional copies of this Offer Letter/Prospectus, Letter of Transmittal or other material to the Company. The contact information for the Company is Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, e-mail: rthon@prourocare.com.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

Depositary	The depositary for the Offer is Interwest Transfer Company, Inc.

Offering of Common Stock Issuable Upon Exercise of the Public Warrants and the Replacement Warrants

The Company is offering 3,050,000 shares of Company common stock, par value $0.00001 per share, for issuance upon exercise of the Public Warrants during or after the Offer Period. The Public Warrants have an exercise price of $1.30 per share, subject to adjustment.

The Company is offering 6,108,381 shares of Company common stock, par value $0.00001 per share, for issuance upon exercise of the Replacement Warrants. The Replacement Warrants have an exercise price of $1.30 per share, subject to adjustment.

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

Shares of Common Stock Offered and Outstanding

Common stock outstanding before the exercise of Public Warrants and Replacement Warrants(1)	9,946,325 shares
Common stock issuable under the Public Warrants	3,050,000 shares
Common stock issuable under the Replacement Warrants	6,108,381 shares
Common stock outstanding after the exercise of Public Warrants, Private Warrants and Replacement Warrants(2)	22,163,087 shares

(1)           The calculation is based on the number of shares outstanding as of September 30, 2009, not including 3,050,000 shares issuable upon exercise of the Public Warrants, 3,058,381 shares issuable upon exercise of the Private Warrants and approximately 2,577,652 shares issuable upon exercise of various other warrants and options to purchase our common stock.

(2)           In order to show the effect of the Offer on the number of shares of Company common stock outstanding, the exercise of all Public Warrants and Private Warrants during the Offer Period and the exercise of all Replacement Warrants is assumed. The calculation is based on the number of shares outstanding as of September 30, 2009, not including approximately 2,577,652 shares issuable upon exercise of various other warrants and options to purchase our common stock. This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants.

RISK FACTORS

Before investing in our common stock, you should consider carefully the following risk factors, in addition to the other information contained in this Offer Letter/Prospectus.  Investing in our common stock involves a high degree of risk.

In addition to the risk factors identified below, there may be other risks and uncertainties not presently known to us, or that we currently deem immaterial also may impair our business operations.  If any of the matters identified as potential risks materialize, our business could be harmed.  In that event, the trading price of our common stock could decline to prices below that paid pursuant to an exercise of the Warrants.

Risk Factors Associated with this Offering

We do not meet the criteria to list our securities on an exchange such as The NASDAQ Capital Market and our common stock is illiquid and may be difficult to sell.

Our common stock is traded on the OTC Bulletin Board (“OTCBB”). Generally, securities that are quoted on the OTCBB lack liquidity and analyst coverage. This may result in lower prices for our common stock than might otherwise be obtained if we met the criteria to list our securities on a larger or more established exchange, such as The NASDAQ Capital Market and could also result in a larger spread between the bid and asked prices for our common stock.

In addition, there has been only limited trading activity in our common stock. The relatively small trading volume will likely make it difficult for our stockholders to sell their common stock as, and when, they choose. As a result, investors may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

Because our stock is deemed a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks and you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate. Under applicable regulations, our common stock will generally remain a penny stock until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (that is, total assets less intangible assets and liabilities) in excess of $5,000,000, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the thresholds in the foreseeable future.

The exercise price of our Public Warrants and Replacement Warrants has been arbitrarily determined.

The exercise price of our Public Warrants and Replacement Warrants has been arbitrarily determined; the exercise price of the Public Warrants was originally determined by negotiation between the Company and our Underwriter at the time of our 2009 public offering of units.  Our Board of Directors established the exercise price for the Replacement Warrants based on its estimation of those warrant terms that would encourage Warrant holders to participate in the Offer.  The exercise prices of the Public Warrants and Replacement Warrants bear no relationship to our assets, book value, lack of earnings, net worth or other recognized criteria of value, including quoted stock prices.

Because we will have broad discretion over the use of the net proceeds from the exercise of the Warrants, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the proceeds for the exercise of the Warrants. While we currently anticipate that we will use the net proceeds to accelerate certain technology enhancements and design improvements to our ProUroScan product and to expand the number of ProUroScan system placements, as well as for working capital, operating expenses and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from exercise of the Warrants, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If you elect to tender Warrants and purchase common stock in this offering, you will experience immediate dilution.

If you elect to tender Warrants in response to the Offer and purchase our common stock in this offering, you will experience immediate dilution, which would have been $0.73 per share as of June 30, 2009, because the price that you pay for our common stock will be greater than the net tangible book value per share of our common stock.

There must be a current prospectus and state registration in order for you to exercise the Public Warrants and Replacement Warrants.

Investors will be able to exercise the Public Warrants and Replacement Warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we will use our best efforts to (i) maintain the effectiveness of a current prospectus covering the common stock underlying the warrants and (ii) maintain the registration of such common stock under the securities laws of the states in which we initially qualified the units for sale in our public offering that closed on January 12, 2009, there can be no assurance that we will be able to do so. We will be unable to issue common stock to those persons desiring to exercise their warrants if a current prospectus covering the common stock issuable upon the exercise of the warrants is not kept effective or if such common stock is not qualified nor exempt from qualification in the states in which the holders of the warrants reside.

The Public Warrants, Private Warrants and Replacement Warrants are subject to redemption by the Company.

The Public Warrants and Private Warrants are subject to redemption by the Company for $0.01 per Warrant upon 30 days prior written notice, provided that the last sales price of our common stock equals or exceeds $1.82 for 10 consecutive trading days. The Replacement Warrants are subject to redemption by the Company for $0.01 per Warrant upon 30 days prior written notice, provided that the last sales price of our common stock equals or exceeds $4.00 for 10 consecutive trading days.  If the warrants are redeemed, warrant holders will lose their right to exercise the warrants except during such 30 day redemption period. Redemption of the warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the warrants at the then-market price or accept the redemption price, which likely would be substantially less than the market value of the warrants at the time of redemption.

Our outstanding options and warrants may have an adverse effect on the market price of our common stock and increase the difficulty of effecting a future business combination.

At September 30, 2009, we had outstanding options and warrants to purchase 8,686,033 shares of common stock, including the Warrants. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and options could make us a less attractive acquisition target in the eyes of a prospective business partner. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

The price of our common stock may fluctuate significantly, which may make it difficult for stockholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•      actual or anticipated variations in our quarterly operating results;

•      changes in interest rates and other general economic conditions;

•      significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•      operating and stock price performance of other companies that investors deem comparable to us;

•      news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•      geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•      relatively low trading volume.

We have never paid dividends and do not expect to pay dividends in the foreseeable future.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Future debt covenants may prohibit payment of dividends.

Risk Factors Associated with our Business, Operations and Securities

We are a development stage company. We have no operating history and our business plan has not yet been fully tested. We anticipate incurring future losses and may continue incurring losses after our products are completed, regulatory clearance or approval is secured and our products are introduced and accepted in the United States and worldwide markets.

We are a development-stage company. We have yet to commence active operations to manufacture or sell any products associated with the proprietary urology-based imaging technologies that we intend to market. We have no prior operating history from which to evaluate our likelihood of success in operating our business, generating any revenues or achieving profitability. As of December 31, 2008, we have generated no revenue and have recorded losses since inception of approximately $21 million. There can be no assurance that our plans for developing and marketing our urology-based products will be successful, or that we will ever attain significant sales or profitability. We anticipate that we will incur losses in the near future.

We have a history of operating losses and have received a “going-concern” qualification from our independent registered public accounting firm.

We have incurred operating losses and negative cash flows from operations since inception. As of December 31, 2008, we had an accumulated shareholders’ deficit of approximately $7.3 million. We have not yet generated any revenues. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this Annual Report on Form 10-K do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph in their report on our financial statements indicating that such deficit accumulated during the development stage raises substantial doubt as to our ability to continue as a going concern. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with development stage businesses and the competitive environment in which we will operate. Our ability to achieve profitability is dependent in large part on obtaining FDA clearance or approval for the ProUroScan System, implementing a “patient pay” sales model, achieving third party coverage and reimbursement, establishing distribution channels, forming relationships with third-party manufacturers and gaining market acceptance of the ProUroScan System. There can be no assurance that the Company will successfully market the ProUroScan System or operate profitably.

If adequate funds are not available on a timely basis, we could potentially be forced to cease operations.

If adequate funds are not available on a timely basis, or are not available on acceptable terms, we may be unable to repay our existing debt, to fund expansion, or to develop or enhance our products. If we are forced to slow our development programs, or put them on hold, it would delay our efforts to obtain regulatory clearances or approvals needed, and thus delay market entry for our products. Ultimately, if adequate financing is not obtained, we could potentially be forced to cease operations.

The current unprecedented volatility in the worldwide credit and equity markets may have an impact on our ability to obtain future financing.

We do not know what impact the current unprecedented volatility in worldwide credit and equity markets in late 2008 and early 2009 may have on our ability to obtain future financing. During that period, we saw unprecedented turmoil in equity and credit markets that has resulted in record-setting losses in the stock markets, dramatic decreases of liquidity in the credit markets, bank failures, hedge fund closures and massive market intervention by the United States and foreign governments. Because of the unprecedented nature of these market events, and because the markets remain unsettled today, we cannot predict what effect these events will have on our ability to obtain financing in the future. If we are unable to raise sufficient capital, including funds necessary to repay our loans due on March 28, 2010, it will have a material adverse effect on our financial condition and our ability to remain in business.

Our assets are pledged to secure $1,300,000 of senior bank notes, $100,000 of other bank debt and $1,143,000 of notes issued to investors and, as a result, are not available to secure other senior debt financing. Upon the occurrence of an event of default, the bank’s security interests in our assets will be assigned to guarantors of the bank notes and the holders of such $1,143,000 of promissory notes.

Our $1,300,000 senior debt financing through Crown Bank, Minneapolis, Minnesota, has required us to pledge all of our assets and certain licenses, as well as to provide personal guarantees of certain shareholders. In addition, we have issued a total; of $1,243,000 of promissory notes to three individual investors and a bank that have subordinated interests in all of our assets and certain licenses.  Due to such security interests, we will not be in a position in the future to pledge our assets to secure any debt or lending facility, in the event we desire or need to borrow such funds on a secured lending basis. It is doubtful that we would be able to obtain significant additional debt financing on an unsecured basis.

Moreover, under the terms and conditions of the Crown Bank facility and our agreement with the facility’s guarantors, in the event of any default by us with our senior lender that causes the personal guarantees to be called and honored, all of the bank’s security interests in our assets shall be assigned to such guarantors, pro rata, in consideration of such breach and obligation to pay under the respective guarantees. In addition, the holders and guarantor of $1,243,000 of promissory notes have a security interest in our assets in the event of a default under the note. Thus, our common shareholders, and any existing and future investors in our common stock, would, if the foregoing breach and circumstances occurred, not have access or recourse to the assets and collateral, and thus, would likely face a complete loss of their investment in the Company.

We will need additional financing, and any such financing will likely be dilutive to our existing shareholders.

As of September 30, 2009, we had approximately $270,000 of cash on hand and current liabilities of $3.5 million, including $1.8 million of secured debt that matures on March 28, 2010.  We will need additional financing to fund operations during and after the FDA 510(k) clearance process and to initiate production of the ProUroScan system.  We will also need funding to pay, for example, up to $1,000,000 of future payments to Artann related to FDA 510(k) clearance milestones.  If we fail to secure a distribution partner on terms acceptable to us, or at all, we could be required to undertake distribution activity at our expense, which could significantly increase our capital requirements and may delay the commercialization of our products.

In addition to this Offering, we are actively pursuing several potential near-term sources of funding to provide the working capital needed to repay our existing debt and to fund a commercial launch into the urology market.  These potential sources include cash advances from shareholders, additional loans or guaranteed bank debt, working with lenders to extend the maturity dates of existing debt and one or more rounds of private placements of debt or equity securities.

If additional funds are raised by the issuance of convertible debt or equity securities, such as the issuance of stock or the issuance and exercise of warrants or the issuance and conversion of convertible debt, then existing shareholders will experience dilution in their ownership interest. If additional funds are raised by the issuance of debt or certain equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of existing holders of common stock. There can be no assurance that we will be successful in obtaining such additional financing, if needed. Additional financing may not be available to us, may not be available on favorable terms and will likely be dilutive to existing shareholders.

The ProUroScan System has not been, and may never be, fully commercially completed and developed.

Only a limited number of complete ProUroScan Systems have been built for testing, clinical validations and demonstration purposes to assess the feasibility of the device and to provide a means to test and develop future systems and we have not built any systems for commercial sale. The completion of development of the ProUroScan System, or future generations of the ProUroScan System, remains subject to all the risks associated with the development and manufacture of new products based on innovative technologies, including unanticipated technical or other problems, failures to meet FDA requirements or performance objectives and the possible insufficiency of the funds allocated for the completion of such development, which could result in a change in the design, delay in the development or abandonment of such applications and products. Consequently, there can be no assurance that the ProUroScan System will be successfully developed or manufactured. Our failure to complete the development of the ProUroScan System, or to work with Artann or other third parties to develop new products, will have a materially adverse effect on our business.

We are relying upon Artann to submit and obtain 510(k) clearance of the ProUroScan System. There is no guarantee that the FDA will grant timely 510(k) clearance of the ProUroScan System, if at all, and failure to obtain such timely clearance would adversely affect our ability to market that product and expand utilization of the technology in other prostate applications or in other soft tissue organs in the body, which may affect our ability to grow our business.

The ProUroScan System is subject to regulation by the FDA and by comparable agencies in various foreign countries. The process of complying with the requirements of the FDA and comparable agencies is costly, time consuming and burdensome. We believe the ProUroScan System with a basic mapping and data maintenance claim will be regulated by the FDA as a class II device and will require the clearance of a 510(k) application. By regulation, the FDA is required to clear or deny a 510(k) application within 90 days of submission of the application, but as a practical matter, clearance may take much longer.

Under our current development and commercialization agreement, dated July 25, 2008, with Artann (the “Artann Development Agreement”), Artann is responsible for filing the initial 510(k) for the ProUroScan System with the FDA. Artann has not yet submitted that 510(k) to obtain FDA clearance and no assurances can be given that such filing will be submitted, and, once submitted, will be acceptable to the FDA. Prior to submitting such a 510(k) to the FDA, Artann will need to conduct additional preclinical and clinical testing of the device to support clearance of the current device. In addition, although Artann is contractually obligated to perform certain tasks for us under the Artann Development Agreement, there can be no assurance that Artann’s existing grant-based resources or other funding will be adequate to enable Artann to complete these tasks on a timely basis or at all.

There is no guarantee that the FDA will grant 510(k) clearance in a timely manner, if at all, for the ProUroScan System with basic mapping and data maintenance claims. Failure to obtain clearance for the ProUroScan System would require Artann to re-apply for 510(k) clearance with additional supporting data or information or for a different labeling claim, submit a Premarket Approval Application (a “PMA”) for FDA approval, or abandon the product. Even if FDA 510(k) clearance is received, Artann may encounter significant delays in receiving such clearance. If unexpected clearance delays occur, or if Artann needs to re-apply for FDA clearance or submit a PMA, it could have a material adverse effect on our business as Artann is to transfer such clearance or approval to us once we make the first commercial sale of the ProUroScan System. If such delays occur, we would need to obtain additional financing to continue operations.

Even if successfully developed, our products may not be commercially viable or may not be accepted by the marketplace.

Even if Artann is able to successfully develop the ProUroScan System and we are able to successfully develop future products, we may not be able to contract for the manufacture of such products in commercial quantities at prices that will be commercially viable. Further, there is risk that the ProUroScan System and our future products may not prove to be as effective as currently available medical or diagnostic products or those developed in the future. The inability to successfully complete development of a product or application or a determination by us, for financial, technical or other reasons not to complete development of any product or application, particularly in instances in which we have made sufficient capital expenditures, could have a material adverse effect on our business. With respect to the ProUroScan System, under our current Artann Development Agreement, Artann is to transfer the 510(k) to us once we make the first commercial sale of the ProUroScan System. If we are not able to procure a commercial sale of at least one ProUroScan System, Artann would not be obligated to transfer the 510(k) to us and might not do so, thus inhibiting our ability to develop future generations of the product.

Even if successfully developed, the ProUroScan System and our future products will be competing against other imaging and diagnostic products in the medical device marketplace, including those developed in the future that may render the ProUroScan System obsolete. The DRE, in combination with a PSA test, is part of today’s “standard of care” to evaluate patients over the age of 50 for prostate cancer or other ailments relating to the prostate. In addition, other modalities that can be used for diagnostic imaging include transrectal ultrasound (“TRUS”), magnetic resonance imaging, computed tomography and nuclear medicine. Therefore, there can be no assurance that physicians, providers, patients, third party payors or the medical device market, in general, will accept our products.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products and claims and failure to obtain necessary clearances or approvals for our future products and claims would adversely affect our ability to expand utilization of the technology in other prostate applications or in other soft tissue organs in the body, which may affect our ability to grow our business.

In the future, we may seek to obtain additional indications for use of the ProUroScan System beyond the basic mapping and data maintenance claim, as well as clearance and approval of new products. Some of these expanded claims and future products may require FDA clearance of a 510(k). Other claims and future products will require FDA approval of a PMA. Moreover, some of our future products and the additional claims on the ProUroScan System we may seek may require clinical trials to support regulatory approval, and we may not successfully complete these clinical trials. The FDA may not approve or clear these future products, or future generations of the ProUroScan System for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or PMA approval of new products. Failure to receive clearance or approval for additional claims for the ProUroScan System, or for our future products, would have an adverse effect on our ability to expand our business.

We are relying upon Artann to conduct a non-significant risk clinical trial necessary to obtain the initial 510(k) clearance of the ProUroScan System. The results of that clinical trial may not support a basic mapping and data maintenance claim or may result in the discovery of adverse side effects.

Under the Artann Development Agreement, Artann is responsible for conducting all clinical trials necessary to support an initial 510(k) for the ProUroScan System with a basic mapping and data maintenance claim.  We cannot be certain that the results will support a basic mapping claim. Success in early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that Artann’s 40 patient trial will replicate the results of the earlier study at the Robert Wood Johnson Medical Center. The clinical trial process may fail to meet its desired endpoints, which could cause us to abandon, or delay the development of the ProUroScan System, or necessitate modifications thereto. Any delay or termination of Artann’s clinical trial will delay their filing of the 510(k) and ultimately, our ability to commercialize the product and generate revenues. It is also possible that patients enrolled in that clinical trial will experience adverse side effects that are not currently part of the ProUroScan System’s profile. In addition, the clinical trials for the ProUroScan System involve a relatively small patient population. Because of the small sample size, these results may not be indicative of future results.

If Artann does not perform, or if any third parties on which we will rely to conduct our clinical trials in the future do not perform, as contractually required or expected, we may not be able to obtain regulatory clearance or approval for, or commercialize, our products.

We are highly dependent on the services provided by Artann. In addition, we intend to rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct clinical trials. If Artann or these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if Artann or any of these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be adversely affected. If our clinical trials are not conducted in accordance with the FDA’s IDE regulations, the FDA may seek an enforcement action, such as the issuance of a warning letter, against us or the third parties conducting our trials. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control.

Clinical trials necessary to support our future products and claims will be expensive and may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. These trials may require the submission of an IDE, for which there is not guarantee that the FDA will approve. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.

Initiating and completing clinical trials necessary to support 510(k)s or PMAs for future generations of the ProUroScan System will be time consuming and expensive and the outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including: the size of the patient population; the number of patients to be enrolled; the nature of the trial protocol; the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects; the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites; and the patients’ ability to meet the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required, and we may not adequately develop such protocols to support clearance and approval. Significant risk trials will require the submission and approval of an IDE from the FDA. There is no guarantee that the FDA will approve our future IDE submissions. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

We have no manufacturing experience, and will rely on third parties to manufacture the ProUroScan System in an efficient manner. If design specification changes are needed to develop an efficient manufacturing process, those changes may require FDA clearance of a new 510(k) or approval of a PMA, which we may not be able to obtain in a timely manner, if at all.

To be successful, the ProUroScan System will need to be manufactured in sufficient quantities, in compliance with regulatory requirements and at an acceptable cost. We have no manufacturing experience. We are in the process of identifying a third-party manufacturer to produce commercial units of the ProUroScan System for distribution after 510(k) clearance or PMA approval is obtained. Prior to commercialization, this third-party manufacturer will identify the most efficient manufacturing process to produce commercial ProUroScan Systems. If device design changes are required to implement an efficient manufacturing process, these design changes will need to be evaluated and implemented in accordance with applicable Quality Systems Regulation (“QSR”) requirements. If we implement design changes after the FDA has cleared the ProUroScan System 510(k), we will need to assess whether those design changes could significantly affect the safety or effectiveness of the device, and require the submission and clearance of a new 510(k), or even require the submission of a PMA. If we determine that these modifications require a new 510(k) clearance or PMA approval, we may not be able to obtain this additional clearance in a timely manner, or at all. In general, obtaining additional clearances can be a time consuming process, and delays in obtaining required future clearances would adversely affect our ability to market the ProUroScan System in a timely manner, which in turn would harm our future growth.

If we or our third-party manufacturers or suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain FDA clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our third-party manufacturers and certain of our suppliers will be required to comply with the FDA’s QSR, regulations for the manufacture of our products and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. The failure by us or one of our third-party manufacturers or suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•      warning letters or untitled letters;

•      fines and civil penalties;

•      unanticipated expenditures to address or defend such actions;

•      delays in clearing or approving, or refusal to clear or approve, our products;

•      withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies;

•      product recall or seizure;

•      orders for physician notification or device repair, replacement or refund;

•      interruption of production;

•      operating restrictions;

•      injunctions; and

•      criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our third-party manufacturers and suppliers may not be in compliance with all applicable regulatory requirements which could result in failure to supply our products in required quantities, if at all.

Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to serious regulatory enforcement actions, including some of those listed above. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, or regulatory enforcement actions.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a mandatory recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, initiate a field correction or removal, known as a recall, for a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our third-party manufacturers or suppliers could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If our marketed products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulation, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We will depend upon others for the manufacturing of our products, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.

Our ability to develop, manufacture and successfully commercialize our future products depends upon our ability to enter into and maintain contractual and collaborative arrangements with others. We do not intend to establish any of our own manufacturing facilities for the ProUroScan System or any of our future products. Instead, we intend to retain QSR compliant and FDA registered contract manufacturers. We may also have to rely on a sole supplier for certain components of our ProUroScan System. There can be no assurance that such manufacturers will be able to supply our products in the required quantities, at appropriate quality levels or at acceptable costs. We may be adversely affected by any difficulties encountered by such third-party manufacturers that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a manufacturer cannot meet our quality standards and delivery requirements in a cost-efficient manner, we could suffer interruptions of delivery while we arrange for alternative manufacturing sources. Any extended disruption in the delivery of our products could result in our inability to satisfy customer demand for our products. Consequently, our inability to obtain alternative sources on a timely basis may have a material adverse effect on our business.

We may incur significant liability if it is determined that we are promoting off-label use of our products in violation of federal and state regulations in the United States or elsewhere.

Artann initially intends to seek clearance of the ProUroScan System from the FDA solely for a basic mapping and data maintenance claim. We believe that seeking 510(k) clearance for this limited indication is the least burdensome path to initial regulatory clearance. Our business and future growth, however, will depend primarily on the use or enhancement of the ProUroScan System to identify the specific 3-dimensional location of lesions in the prostate, to create a 3-dimensional image of the position of the lesions, and allow the physician to rotate the image to assist in identifying the actual position of the lesion in the prostate gland in order to provide a diagnosis of the patient’s condition. Once 510(k) clearance is obtained and the ProUroScan System 510(k) is transferred to us from Artann, we intend to subsequently seek regulatory clearance or PMA approval for use of the ProUroScan System for a variety of other prostate related indications. Unless and until we receive regulatory clearance or approval for use of the ProUroScan System in these procedures, uses in procedures other than basic mapping and data maintenance will be considered off-label uses of the ProUroScan System. Under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and other similar laws, we are prohibited from labeling or promoting our products, or training physicians, for such off-label uses. This prohibition means that the FDA could deem it unlawful for us to make claims about the safety or effectiveness of the ProUroScan System in the diagnosis of lesions or proactively discuss or provide information or training on the use of the ProUroScan System for the diagnosis of prostate lesions, with very limited exceptions. However, although manufacturers are not permitted to promote for off-label uses, in their practice of medicine, physicians may lawfully choose to use medical devices for off-label uses. Even if the FDA grants 510(k) clearance for the ProUroScan System for use in a basic mapping and data maintenance claim, a physician could use the ProUroScan System for uses not covered by the cleared labeling. This would constitute an off-label use. We expect that hospitals and physicians will use the ProUroScan System for a variety of uses beyond mapping prostate anatomy.

The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions. Due to these legal constraints, our sales and marketing efforts will focus only on the general technical attributes and benefits of the ProUroScan System and the FDA cleared or approved indications for use.

Federal regulatory reforms may adversely affect our ability to sell our products profitably.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

Without limiting the generality of the foregoing, last year, the Food and Drug Administration Amendments Act of 2007 (the “Amendments”) were enacted. The Amendments require, among other things, that the FDA propose, and ultimately implement, regulations that will require manufacturers to label medical devices with unique identifiers unless a waiver is received from the FDA. Once implemented, compliance with those regulations may require us to take additional steps in the manufacture of our products and labeling These steps may require additional resources and could be costly. In addition, the Amendments will require us to, among other things, comply with clinical trial registration requirements once our clinical trials are initiated.

A failure to successfully implement a “patient pay” sales model prior to establishing third party reimbursement would have a material adverse effect on our product sales and financial results.

Until third-party reimbursement coverage for the ProUroScan System procedure is established, if at all, we anticipate using a “patient pay model” for physicians to receive payment. Under a patient pay model, in the absence of coverage from their health insurance, patients pay for the scan out of their own funds. Any failure to successfully establish a patient pay model would have a material adverse effect on our product sales and financial results.

The financial success of the ProUroScan System and other future medical device products will materially depend on our ability to obtain coverage and reimbursement for them.

The financial success of the ProUroScan System and other medical device products will materially depend on the scope of coverage for each device and the ability of medical service providers to obtain third-party reimbursement from private and public insurance sources, such as Medicare, Medicaid and private payors. It is difficult to predict the timing and outcome of coverage and reimbursement decisions. There can be no assurance that coverage and reimbursement will be obtained or will be obtained at a level that will provide a suitable return to providers of services using our technology.

Because the incidence of prostate cancer increases with age, we expect that a significant percentage of our patients will be Medicare beneficiaries. Obtaining Medicare coverage and reimbursement will be critical to our success. Ensuring adequate Medicare coverage and reimbursement, however, can be a lengthy and expensive endeavor and we cannot provide assurances that we will be successful.

Significantly, the U.S. Congress may pass laws that impact coverage and reimbursement for healthcare services, including Medicare reimbursement to physicians and hospitals. Furthermore, many private payors look to Medicare’s coverage and reimbursement policies in setting their coverage policies and reimbursement amounts. If the Centers for Medicare and Medicaid Services (“CMS”), the federal agency that administers the Medicare program, or Medicare contractors limit coverage or payments to physicians for the ProUroScan System, private payors may similarly limit coverage or payments. In addition, state legislatures may enact laws limiting or otherwise affecting the level of Medicaid reimbursement for procedures using the ProUroScan System. As a result, physicians may not purchase our ProUroScan System, and, consequently, our business and financial results would be adversely affected.

We do not currently receive coverage and reimbursement from any party for the use of our products because we have no products fully developed and currently available for sale in the marketplace. As a result, we have not taken any steps to obtain approval for coverage and reimbursement for the use of the ProUroScan System.

Our failure to receive the third-party coverage for our products could result in diminished marketability of our products.

Generally, Medicare does not cover and pay for items and services that are not reasonable or necessary for the diagnosis or treatment of illness or injury or to improve the functioning of a malformed body member. This means that Medicare does not usually cover and pay for preventative services, including routine screening tests for patients who do not present with any signs or symptoms of disease, unless the law specifically provides for such preventative coverage. Such statutory coverage currently exists for prostate cancer screening tests. Specifically, the law states that Medicare will cover a prostate screening test that consists of a DRE and/or a PSA test provided for the purpose of early detection of prostate cancer to a man over 50 years of age who has not had such test during the preceding year. In addition, the law provides the Secretary of Health and Human Services (the “Secretary”) the authority to cover other prostate screening tests based upon changes in technology and standards of medical practice, availability, effectiveness, costs and other factors deemed appropriate by the Secretary. Thus, for the ProUroScan System to receive Medicare coverage as a prostate screening test, the Secretary would need to add the scan to the list of appropriate procedures for prostate cancer screening. This could be a significant hurdle for the ProUroScan System to receive Medicare coverage as a prostate screening test. Additionally, Congress recently created an alternative pathway for Medicare to cover preventative services. Preventative services that receive a grade “A” or

“B” by the United States Preventive Services Task Force (USPSTF) are eligible for Medicare coverage. The USPSTF does not currently recommend prostate cancer screening with either grade.

We anticipate, however, that the ProUroScan System may be covered by Medicare as a diagnostic test for patients who have clinical signs or symptoms of disease. Obtaining Medicare coverage as a diagnostic test is more straightforward as long as the test is reasonable and necessary. For example, the PSA test is covered as a diagnostic test when used to differentiate benign from malignant disease in men with lower urinary tract signs and symptoms (e.g., hematuria, slow urine stream, hesitancy, urgency, frequency, nocturia and incontinence) as well as with patients with palpably abnormal prostate glands on physician exam, and in patients with other laboratory or imaging studies that suggest the possibility of a malignant prostate disorder. We anticipate that the first generation of the ProUroScan System will be used to map the prostate and to maintain historical records for future tracking for men who have an abnormal DRE or other signs or symptoms of disease. Thus, providers who perform prostate mapping using the first generation ProUroScan System likely will seek Medicare coverage and payment as a diagnostic, rather than a screening test. Even as a diagnostic test, however, CMS or its contractors could determine that procedures using the ProUroScan System are not medically necessary and therefore decide not to cover them.

Even if covered, our failure to receive appropriate reimbursement from third-party payors could slow market uptake of our products.

Regardless of whether the ProUroScan System is covered as a screening tool or a diagnostic test, there is a risk that Medicare and other payors will bundle payment for it into the payment for a covered office visit furnished to the patient on the same day. For example, Medicare currently bundles billing and payment for a DRE into payment for a covered evaluation and management office visit when the two services are furnished to a Medicare beneficiary on the same day. If the DRE is the only service or is provided as part of an otherwise non-covered service, it may be separately paid if other coverage requirements are met. On the other hand, the PSA typically is separately paid as a clinical diagnostic laboratory service. Specifically, CMS could determine that due to the ease and short amount of time needed to perform the ProUroScan System procedure, separate reimbursement is not warranted if the physician already is billing an office visit.

In order for physicians and providers who perform procedures using the ProUroScan System to receive separate reimbursement, they must bill a Current Procedure Terminology (“CPT”) code that appropriately describes the service performed. Although initially physicians and providers will be able to bill a miscellaneous code to submit claims for ProUroScan System procedures, eventually we will want to apply for a unique CPT code. The CPT application process is lengthy, and there is no guarantee that we will receive a unique CPT code or that we will receive a unique CPT code in a timely manner. Should we receive a unique CPT code, the code is then valued for purposes of receiving reimbursement by the American Medical Association’s Relative Value Scale Update Committee. The valuation process depends on the amount of time the procedure takes and difficulty of work involved, the practice expense and the malpractice expense associated with using the ProUroScan System. CMS then takes the recommendation of this committee into account when establishing the reimbursement amount. The amount of reimbursement the physician will receive generally depends on the values assigned to the various components of the procedure multiplied by a conversion factor. This value is updated annually as part of the Medicare Physician Fee Schedule. There is no guarantee that this process will result in an appropriate level of reimbursement or an amount that supports the price and revenues we have projected.

Even if a unique CPT code is obtained for the test, the level of reimbursement established may not provide adequate economic incentive to physicians, which could deter them from using our products and limit our sales growth.

At this time, we do not know the extent to which physicians or providers would consider third-party reimbursement levels adequate to cover the cost of our products. Failure by physicians or providers to receive an amount that they consider to be adequate reimbursement could deter them from using our products and limit our sales growth. In addition, Medicare physician fee schedule payments may decline over time, which could deter physicians from using the ProUroScan System. If physicians or providers are unable to justify the costs of the ProUroScan System or they are not adequately compensated for using our product, they may experience an economic disincentive to purchase or use them, which would significantly harm our business.

Notwithstanding current or future FDA clearances, if granted, third-party payors may deny reimbursement if the payor determines that the ProUroScan System is unnecessary, inappropriate, not cost-effective or experimental, or is used for a non-approved indication. Further, all third-party payors, whether governmental or private, whether inside the U.S. or outside, are developing increasingly sophisticated methods of controlling healthcare costs. These cost control methods include prospective payment systems, capitated rates, benefit redesigns, or pre-authorization requirements. Increased scrutiny particularly is being placed on medical imaging. Additionally, payors are emphasizing and covering wellness and healthier lifestyle interventions and other cost-effective methods of delivering healthcare in exchange for covering more procedures. These cost control methods also potentially limit the amount that healthcare providers may be willing to pay for medical technology which could, as a result, adversely affect our business and financial results. In addition, in the U.S., no uniform policy of coverage and reimbursement for medical technology exists among all third party payors. Therefore, coverage and reimbursement for medical technology can differ significantly from payor to payor. There also can be no assurance that current levels of reimbursement will not be decreased or eliminated in the future, or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the ProUroScan System or our ability to sell the ProUroScan System on a profitable basis.

If we commercialize the ProUroScan System, we will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

Although we do not control referrals of healthcare services or directly bill Medicare, Medicaid or other third-party payors directly, many healthcare laws and regulations will apply to our business. For example, we could be subject to healthcare fraud and abuse and patient privacy regulation and enforcement by both the federal government and the states in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

•      the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•      federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services not provided as claimed, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices;

•      the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as leading to regulations imposing certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•      state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The healthcare sector is, and in recent years has been, under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including specifically arrangements with physician consultants. We may have arrangements with physicians and other entities which may be subject to scrutiny. For example, we may lease the ProUroScan System to physicians or others through consulting agreements. Payment for these consulting services sometimes may be in the form of cash, stock options or royalties. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

Any failure in our efforts or our contractor’s efforts to train physicians or other medical staff could result in lower than expected product sales.

A critical component of our sales and marketing efforts is the training of a sufficient number of physicians and other medical staff to properly use the ProUroScan System. We rely on physicians and other medical staff to devote adequate time to learn to use our products. Convincing physicians and other medical staff to dedicate the time and energy for adequate training in the use of our system may be challenging, and we cannot guarantee that this will occur. If physicians and other medical staff are not properly trained, they may misuse or ineffectively use our products. Insufficient training may result in unsatisfactory patient outcomes, patient injury and related liability or negative publicity, which could have an adverse effect on our product sales or create substantial potential liabilities.

Rapid technological change in our competitive marketplace may render the ProUroScan System obsolete or may diminish our ability to compete in the marketplace.

The prostate cancer detection, imaging and medical device markets are extremely competitive, dominated by large and well financed competition and are subject to rapid technological advances and changes. The discovery of new technologies and advances in the application of such technologies to the medical marketplace in general, and the market for urology-based imaging products in particular, may render our products obsolete or non-competitive. Any such changes and advances could force us to abandon our currently proposed products, which would have a material adverse effect on our business.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all, which could have a material adverse effect on our business.

We cannot be sure that we will be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all. If we fail to establish such arrangements when, and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacturing and commercialization of our products. If we are unable to address these capital requirements, it may have a material adverse effect on our business.

We expect to rely materially on Artann and other consultants and contractors, some of whom may be partially or wholly paid through issuances of common stock dilutive to our shareholders.

We materially rely on consultants and contractors to perform a significant amount of research and development, pre-manufacturing, clinical, regulatory and marketing activities. Specifically, over the contract periods of the Artann License Agreement and the Artann Development Agreement, we expect to issue equity securities to Artann valued up to $2.5 million ($500,000 of which was issued in January, 2009). We expect that certain other consultants and contractors will also accept payment of a portion of their compensation in the form of our equity securities. Any such issuances would be dilutive to shareholders.

We are highly dependent on the services provided by certain key personnel.

We are highly dependent upon the services of our sole executive officers, Richard Carlson and Richard Thon. We have not obtained “key-man” life insurance policies insuring the lives of either of these persons. If the services of either of these persons become unavailable to us, for any reason, our business could be adversely affected.

If we lose our right to license and use from Artann certain critical intellectual property for any reason, our entire business would be in jeopardy.

If we breach or fail to perform the material conditions including payment obligations of, or fail to extend the term of, the agreement with Artann that licenses critical intellectual property, we may lose all or some of our rights to such critical intellectual property and our license may terminate. If we should lose our right to license and use technology covered by such license that is critical to our business, such loss would have a materially adverse effect on our business. In such a case, the viability of the Company would be in question. Our only alternatives would be to find existing and non-infringing technology to replace that lost, if any exists, or develop new technology ourselves. The pursuit of any such alternative would likely cause significant delay in the development and introduction of our proposed products.

The protections for our key intellectual property may be successfully challenged by third parties.

We own various key intellectual properties. No assurance can be given that any intellectual property claims will not be successfully challenged by third parties. Any challenge to our intellectual property, regardless of merit, would likely involve costly litigation which could have a material adverse effect on our business. If a successful challenge were made to intellectual property that is critical to our proposed products, the pursuit of any such alternative would likely cause significant delay in the development and introduction of such products. Moreover, a successful challenge could call into question the validity of our business.

As we lose patent protection on our critical technologies, it may have a material adverse effect on our business.

We rely on certain patents to provide us with exclusive rights for our technology. The first of our primary patents on our core technology will expire in December 2012. As we begin to lose certain patent protections on our prostate-imaging systems and related critical patented technologies, we may face strong competition as a result, which could have a material adverse effect our business.

The government has rights to certain of our patents.

Certain of our patents emanated from work performed by Artann under grants from the National Institutes of Health (“NIH”). As a result, certain standard NIH grant obligations apply, which are designed to ensure that the U.S. investment is used in the interest of U.S. industry and labor and that inventions are reported to NIH. Additionally, the U.S. government retains a non-exclusive license to these patents. As a non-exclusive licensee of certain of these patents, the U.S. government, in addition to utilizing the inventions itself, could in certain limited circumstances, request additional licenses to the patents be granted to other parties and, if such license request is refused, grant the licenses itself. Any actions by the U.S. government to require the grant of additional licenses could materially and adversely affect our business.

We may not be able to successfully compete against companies in our industry with greater resources, or with any competition.

If our development plan is successful, we expect to experience significant competition in the medical device market. Although we believe that we may currently have a niche in the prostate-imaging marketplace, many factors beyond our control will likely encourage new competitors. In particular, there are several large companies that have indicated an interest in the prostate-imaging business. Therefore, no assurance can be given that we will be able to successfully compete with these, or any other companies in the marketplace, if at all.

Our ability to use operating loss carryforwards to offset income in future years may be limited.

As of December 31, 2008, the Company had generated net operating loss carryforwards of approximately $5.0 million which, if not used, will begin to expire in 2021. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an “ownership change,” as defined by Section 382 of the Code. The Company has analyzed the public offering of approximately $3.1 million of our equity securities with net proceeds to the Company of approximately $1.9 million (the “2009 Public Offering”) along with previous changes and believes that such an ownership change has not occurred, and that the Company’s use of its net operating loss carryforwards is not subject to such restrictions.  However, if the IRS should determine that an ownership change has occurred, our ability to use the operating loss carryforward to offset future income may be limited.

Our business and products subject us to the risk of product liability claims.

The manufacture and sale of medical products and the conduct of clinical trials using new technology involve customary risks of product liability claims. There can be no assurance that our insurance coverage limits will be adequate to protect us from any liabilities which we might incur in connection with the clinical trials or the commercialization of any of our products. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage would have a material adverse effect on our business. In addition, any claims, even if not ultimately successful, could have a material adverse effect on the marketplace’s acceptance of our products.

THE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.”  Warrant holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer.  In addition, we strongly encourage you to read this Offer Letter/Prospectus in its entirety and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

General Terms

For a limited period of time, ProUroCare Medical Inc. is offering to certain of its warrant holders the opportunity to receive new, three-year warrants upon the exercise of their existing warrants.  During the Offer Period, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, three-year Replacement Warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share.  Each Replacement Warrant may be redeemed by the Company at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days, at a price of $0.01 per warrant, compared to the $1.82 redemption trigger for the existing Warrants. The Offer is subject to the terms and conditions contained in this Offer Letter/Prospectus and the Letter of Transmittal.

For example, if a Warrant holder tenders 1,000 Warrants during the Offer Period, the Warrant holder will be required to pay the Warrant exercise price of $1.30 per share, for a total of $1,300, and will receive 1,000 shares of our common stock as a result of the Warrant exercise plus a Replacement Warrant to purchase 1,000 shares of our common stock.

You may tender some or all of your Warrants on these terms.  If you elect to tender Warrants in response to this Offer, please follow the instructions in this Offer Letter/Prospectus and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. In addition, Warrants that are not accepted by us for payment by November 23, 2009 may be withdrawn.

Terms of the Replacement Warrants

The Replacement Warrants are being offered as consideration to Warrant holders who participate in the Offer.  The terms of the Replacement Warrants will be substantially the same as the terms of the Warrants, except that each Replacement Warrant will have a three-year term and may be redeemed by the Company at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days, compared to the $1.82 redemption trigger for the existing Warrants. The Company must provide 30 days’ prior written notice of its decision to redeem the Replacement Warrants at a price of $0.01 per warrant, during which time holders may choose to exercise the Replacement Warrants according to their terms rather than submitting them for redemption. For additional details regarding the terms of the Replacement Warrants, see “Description of Securities to be Registered—Replacement Warrants” starting on page 69.

The Company expects the Replacement Warrants to be listed on the OTCBB under a ticker symbol to be determined. The listing of the Replacement Warrants on the OTCBB is dependent upon the existence of an effective registration statement regarding the Replacement Warrants and the cooperation of market makers for the Replacement Warrants.

Offer Period

The Offer commenced on September 25, 2009 (the date the materials relating to the Offer were first sent to the Warrant holders). The Offer was originally made for a period of twenty-five (25) business days, or until October 30, 2009 at 1:00 p.m. Central time. On October 16, 2009, the Company announced that it had extended the Offer Period in order to give Warrant holders additional time to review the Offer Letter/Prospectus and related documents.

The Offer was extended until 1:00 p.m., Central time, on November 6, 2009, unless earlier withdrawn or further extended by the Company. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the expiration of the Offer Period, as extended. We will pay no interest on cash tendered for the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer. If we extend the Offer Period, we will make a public announcement of such extension by no later than 8:00 a.m., Central time, on the next business day following the scheduled expiration of the Offer.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the original terms of the Warrants, including, but not limited to, the $1.30 per share cash exercise price, shall resume and continue to apply until the Warrants expire by their terms on January 7, 2014.

IT IS OUR CURRENT INTENT NOT TO CONDUCT ANOTHER OFFER TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, BUT WE RESERVE THE RIGHT TO DO SO IN THE FUTURE.  WE ALSO RESERVE OUR RIGHT TO REDEEM THE WARRANTS PURSUANT TO THEIR ORIGINAL TERMS, WHICH PROVIDE THAT THE WARRANTS MAY BE REDEEMED AT OUR DISCRETION AT ANY TIME AFTER THE SALES PRICE OF OUR COMMON STOCK EQUALS OR EXCEEDS $1.82 PER SHARE FOR ANY 10 CONSECUTIVE TRADING DAYS. THE COMPANY MUST PROVIDE 30 DAYS’ WRITTEN NOTICE OF A DECISION TO REDEEM THE WARRANTS, AT A PRICE OF $0.01 PER WARRANT, DURING WHICH TIME WARRANT HOLDERS MAY CHOOSE TO EXERCISE THE WARRANTS ACCORDING TO THEIR TERMS RATHER THAN SUBMITTING THEM FOR REDEMPTION.

Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer.

WARRANTS NOT EXERCISED DURING THE OFFER PERIOD SHALL, AFTER THE EXPIRATION OF THE OFFER PERIOD, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.  UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 7, 2014, UNLESS SOONER REDEEMED AS PERMITTED BY THEIR TERMS.

Conditions to the Offer

This Offer is conditioned upon the existence of an effective amendment to our registration statement on Form S-1 (File No. 333-153605) regarding the Public Warrants and the common stock issuable upon the exercise of the Public Warrants, as amended by the post-effective amendment on Form S-3 that was declared effective on April 7, 2009.  We have filed a second post-effective amendment to the existing Form S-1 registration statement that is on file with the Securities and Exchange Commission (the “SEC” or the “Commission”) covering the Public Warrants and the common stock underlying the Public Warrants in order to reflect the terms of the Public Warrants as amended in this Offer.

Additionally, the Offer is conditioned upon the existence of an effective registration statement on Form S-4 regarding the Replacement Warrants and the common stock issuable upon the exercise of such warrants.  In order to register the Replacement Warrants to be issued upon the exercise of the Warrants in this Offer, we have filed with the SEC a registration statement on Form S-4.

We will not complete the Offer unless and until the post-effective amendment and registration statement described above are declared effective by the SEC.  If there is a delay in such effectiveness, we may, in our discretion, extend, suspend or cancel the Offer, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension by no later than 8:00 a.m., Central time, on the next business day following the scheduled expiration of the Offer.

Finally, the Offer is conditioned upon each Warrant holder desiring to participate in the Offer delivering to the depositary in a timely manner a completed Letter of Transmittal, (or, if submitted prior to the date of this Offer Letter/Prospectus, a Letter of Transmittal based on the form distributed by the Company on September 25, 2009) along with the holder’s Warrants, proper cash payment, and any other paperwork the depositary deems necessary to effect such participation.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

Neither the Company, its directors, officers or employees makes any recommendations to any Warrant holder as to whether to exercise their Warrants.  Each Warrant holder must make his, her or its own decision as to whether to exercise their Warrants.

Procedure for Exercising and Tendering Warrants

Issuance of common stock and Replacement Warrants upon exercise of Warrants pursuant to this Offer and acceptance of Warrants pursuant to this Offer will be made only if Warrants are exercised and tendered pursuant to the procedures below. An exercise of Warrants pursuant to the procedures below will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

Proper Exercise and Tender of Warrants by Registered Owners

Required Submissions

Warrant holders who have received a Letter of Transmittal are considered “registered owners” of Warrants and, in order to exercise and tender Warrants pursuant to the Offer, must ensure that the depositary receives the following: (i) a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof (unless the Warrant holder has previously submitted a Letter of Transmittal based on the form distributed by the Company on September 25, 2009); (ii) the holder’s Warrant or Unit certificate(s); (iii) any required signature guarantees; and (iv) proper payment for the exercise of the tendered Warrants.

The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.  Warrants will be deemed properly tendered during the Offer Period only if the Warrants being exercised are delivered to the depositary by 1:00 p.m., Central time, on November 6, 2009, at the address of the depositary set forth in the section entitled “The Offer—Depositary,” and are accompanied by proper payment and a properly completed and duly executed Letter of Transmittal (or a Letter of Transmittal based on the form distributed by the Company on September 25, 2009) or, if applicable, the guaranteed delivery procedures set forth herein are followed.

In the Letter of Transmittal, the exercising Warrant holder must: (1) set forth his, her or its name and address; (2) set forth the number of Warrants exercised; and (3) set forth the number of the Warrant or Unit certificate(s) representing such Warrants.  If you are a registered owner and the Warrants you are tendering are part of Units held by you, then you must submit your Unit certificate to the depositary when tendering Warrants pursuant to the Offer. The depositary will then promptly return to you a certificate representing the common stock portion of your Units. The common stock and Replacement Warrants to be issued upon exercise of Warrants during the Offer Period, along with a certificate representing the balance of any unexercised Warrants, will be delivered as set forth in the section of this Offer Letter/Prospectus entitled “The Offer—Acceptance for Issuance of Shares and Replacement Warrants,” beginning on page 26.

If the Letter of Transmittal is signed by someone other than the registered owner of the Warrants (for example, if the registered owner has appointed a Power of Attorney, assigned the Warrants to a third party, or is unable to execute the Letter of Transmittal), the Warrants must be endorsed or accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING THE LETTER OF TRANSMITTAL, WARRANTS AND PROPER PAYMENT FOR THE EARLY EXERCISE OF THE TENDERED WARRANTS, MUST BE MADE TO THE DEPOSITARY.  NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal must by guaranteed by an “Eligible Institution.”  An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal need not be guaranteed if (1) the Letter of Transmittal is signed by the registered owner of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (2) such Warrants are tendered for the account of an Eligible Institution.

Where Warrants are exercised by a registered owner of the Warrants who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.  Additionally, where the Letter of Transmittal is signed by someone other than the registered owner of the Warrants, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

Proper Exercise and Tender of Warrants by Beneficial Owners

Required Communications by Beneficial Owners

Warrant holders whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary are not considered registered owners, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to exercise Warrants on their behalf.

Instructions to Brokers for Book-Entry Delivery

The depositary has established an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. However, brokers, dealers and other financial intermediaries should note that even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, the guaranteed delivery procedures set forth herein must be followed (as explained in the section below entitled “The Offer—Procedure for Exercising and Tendering Warrants—Guaranteed Delivery Procedures for Registered Owners and Beneficial Owners”). Alternatively, the depositary must receive, at its address set forth in the section of this Offer Letter/Prospectus entitled “The Offer—Depositary” prior to the expiration of the Offer Period, a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof, with any required signature guarantees (unless the Warrant holder has previously submitted a Letter of Transmittal based on the form distributed by the Company on September 25, 2009), or a properly completed and duly executed letter of transmittal based on the form distributed to participants by DTC. Delivery of a Notice of Guaranteed Delivery or the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

Warrants will be deemed properly tendered during the Offer Period only if the Warrants being exercised are delivered to the depositary by 1:00 p.m., Central time, on November 6, 2009, accompanied by proper payment and a properly completed and duly executed Letter of Transmittal or, if applicable, the guaranteed delivery procedures set forth herein are followed.

Guaranteed Delivery Procedures for Registered Owners and Beneficial Owners

If either a registered owner or a beneficial owner of Warrants want to exercise his, her or its Warrants pursuant to the Offer, but (1) for registered owners, the Warrant or Unit certificates are not immediately available, (2) for beneficial owners and their brokers, dealers or other financial intermediaries, the procedure for book-entry transfer cannot be completed on a timely basis, or (3) in either case, time will not permit all required documents to reach the depositary prior to the expiration of the Offer Period, Warrant holders can still exercise their Warrants if all the following conditions are met:

1.     the tender is made by or through an “Eligible Institution” (as defined below);

2.     the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration of the Offer Period, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this document, with signatures guaranteed by an Eligible Institution (in the case of beneficial owners, such Notice of Guaranteed Delivery will in most instances be delivered to the depositary by DTC, but a beneficial owner’s broker is also permitted to complete the form); and

3.     the depositary receives, within three (3) OTC Bulletin Board trading days after the date of its receipt of the Notice of Guaranteed Delivery:

a.     in the case of registered owners:

i.	the certificates for all tendered Warrants, and

ii.

a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof (unless the Warrant holder has previously submitted a Letter of Transmittal based on the form distributed by the Company on September 25, 2009), and

iii.	payment for the early exercise of the tendered Warrants, and

iv.	any other required documents.

b.    in the case of beneficial owners and their brokers, dealers or other financial intermediaries:

i.	confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and
ii.	payment for the early exercise of the tendered Warrants, and
iii.	any other required documents.

In any event, the issuance of shares of common stock and Replacement Warrants for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only if the depositary has timely received the applicable foregoing items.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by us, in our sole discretion, and our determination shall be final and binding, subject to the judgment of any court. We reserve the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that we determine are not in proper form or reject Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer Period.  If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for payment by November 23, 2009 may be withdrawn. We will pay no interest on the exercise price of the Warrants regardless of any withdrawal of tendered warrants during the Offer Period, or any extension of, or amendment to, the Offer.

To be effective, a written notice of withdrawal must be timely received by the depositary at its address identified in this Offer Letter/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the depositary, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered owner (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants” at any time prior to the expiration of the Offer Period.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants.  In order to withdraw previously tendered Warrants, a DTC participant may, prior to the expiration of the Offer Period, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) withdrawing its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the depositary specifying the name of the Warrant holder who exercised the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants—Signature Guarantees;” provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution.  Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Acceptance for Issuance of Shares and Replacement Warrants

Upon the terms and subject to the conditions of the Offer, we will accept for exercise Warrants validly tendered until 1:00 p.m., Central time, on November 6, 2009, unless earlier withdrawn or further extended by the Company. The common stock and Replacement Warrants to be issued upon exercise of Warrants during the Offer Period, along with a certificate representing the balance of any unexercised Warrants, will be delivered promptly following the expiration of the Offer Period (the “Closing Date”). In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of (i) certificates for Warrants or Units tendered either physically or through book-entry delivery, (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof (unless the Warrant holder has previously submitted a Letter of Transmittal based on the form distributed by the Company on September 25, 2009), (iii) a certified bank check or wire transfer of immediately available funds in accordance with the instructions herein, in the amount of the purchase price of the common stock being acquired upon exercise of the Warrants tendered, payable to Interwest Transfer Company, Inc., as warrant agent and depositary, and (iv) any required signature guarantees.

For purposes of the Offer, we will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Executive Overview of the Company

Our Business

We have developed and intend to market an innovative prostate imaging system known as the ProUroScan™ system.  The ProUroScan system incorporates our new proprietary elasticity imaging technology to create a “map” and an electronic record of the prostate.

The ProUroScan system is an imaging system designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate that have been previously detected by a digital rectal exam (“DRE”). As an adjunct to DRE, the ProUroScan system will be used following an abnormal DRE to generate a real-time image and map of the prostate.  The final composite image is saved as a permanent electronic record and can be conveniently retrieved to view previous test results.

Our approach to imaging is based on the fact that most abnormalities in otherwise homogenous organ tissue is less elastic than normal tissue.  The ProUroScan’s unique technology uses measurements of relative tissue elasticity as detected by mechanical sensors and interpreted by mathematical algorithms to create images, rather than using ultrasound or other alternative technologies.  Using the system’s specially designed rectal probe, physicians can quickly and cost-effectively visualize the prostate gland and document specific areas of concern.  The real-time map can be saved as a permanent electronic record.

Our imaging technology is based on work originally performed in the late 1990’s by Artann Laboratories Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early-stage technology development. In 2002, we licensed the rights to this technology and since then have worked with Artann on its development. In September 2006, Artann was awarded a $3 million Small Business Innovation Research Phase II Competitive Renewal grant from the National Institute of Health and the National Cancer Institute to help advance the development and application for clearance of the ProUroScan system by the U.S. Food and Drug Administration (“FDA”).  In July 2008, the Company entered into new license and development and commercialization agreements with Artann relating to their existing technology and know-how and all future technology developed by Artann in our field of use. After we obtain FDA clearance, it is our intent to expand our working relationship with Artann to include their participation in the development and licensing of future mechanical imaging technology.

The ProUroScan system is not currently marketed or sold and is not cleared for marketing by the FDA. Our initial goal is to obtain a basic mapping and data maintenance claim from the FDA under a 510(k) application for the current generation system. Once FDA 510(k) clearance is obtained on our current generation ProUroScan system, we intend to have the systems manufactured by one or more FDA-regulated contract manufacturers and market the system in cooperation with a medical device company that has an established worldwide presence in the urology market.

We recently completed a multi-site clinical study of the ProUroScan imaging system designed to provide documentation to the FDA of the system’s effectiveness in visualizing and documenting abnormalities of the prostate detected by DRE.  We expect to complete and submit to the FDA a 510(k) application for clearance to market this technology in the U.S within the next few weeks.

We believe there is a market need to be able to visualize and create an electronic record or map that can show the position of abnormalities in the prostate gland. We believe the ProUroScan System will offer a solution that meets these needs and that will enable physicians to monitor and compare images of the prostate over time (assuming we apply for and obtain FDA approval or clearance for this indication).

We believe the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. In the future, following our initial FDA 510(k) clearance, we intend to work with Artann to develop and introduce enhanced versions and additional indications.  For example, we plan to study and develop an enhanced version of the system that may be able to monitor changes in prostate tissue over time, guide biopsy of the prostate gland and assess changes in prostate size following drug treatment for benign prostatic hypertrophy.  Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan system for additional related indications and file additional submissions with the FDA if we are to obtain expanded labeling claims.

Corporate Information

ProUroCare Inc. (“PUC”) was incorporated in 1999 as a Minnesota corporation.  In January 2002, PUC licensed the rights to certain advanced prostate mechanical imaging technology, and became engaged in the business of developing this technology for assessing characteristics of the prostate.  In 2004, through a reverse merger transaction with Global Internet Communications (“Global”), a Nevada corporation, PUC became the wholly owned and sole operating subsidiary of Global, which was then renamed ProUroCare Medical Inc.

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344. Our telephone number is (952) 476-9093, and our Internet site is www.prourocare.com. The information contained in our Internet site is not a part of this prospectus.

Background and Purpose of the Offer

Purpose of the Offer

The purpose of the Offer is to provide an incentive to exercise the Warrants and thereby raise additional capital.  The Warrants that are tendered for early exercise pursuant to the Offer will be retired.  The proceeds we raise as a result of the Offer will be used to accelerate certain technology enhancements and design improvements to our ProUroScan product and to expand the number of ProUroScan system placements, as well as for working capital, operating expenses and other general corporate purposes.  Refer to the section entitled “Use of Proceeds” for additional information.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer—Interests of Directors, Officers and Affiliates” and “The Offer—Transactions and Agreements Concerning Our Securities,” beginning on page 29 and page 30, respectively, and as set forth in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, there are no present or proposed agreements, arrangements, understandings or relationships between the Company, or any of its directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer or to the securities of the Company that are the subject of this Offer.

There are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the management of the Company including, but not limited to, any plans to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the common stock of the Company.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer.  There are no antitrust laws applicable to the Offer.  The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable.

There are no pending legal proceedings relating to the Offer. We are subject to litigation or other legal proceedings from time to time in the ordinary course of our business, and were notified that the Rensselaer Polytechnic Institute (“RPI”) filed a complaint against us on July 15, 2009 in the Supreme Court of the State of New York, County of Rensselaer, alleging that we breached obligations to pay RPI an aggregate of $202,716 under the terms of a License Agreement dated July 13, 2001 and a Sponsored Research Agreement dated December 9, 2005. RPI is seeking damages in the amount of $202,716, plus interest, penalties, costs and disbursements, including attorneys’ fees. We believe that the amounts being sought by RPI substantially exceed any amounts due to RPI under such agreements and intend to vigorously defend against such claims.

Interests of Directors, Officers and Affiliates

The Company does not beneficially own any of the Warrants.  The following table sets forth the Warrants owned by our executive officers, directors and affiliates:

Name	Aggregate Warrants beneficially owned	Percentage of Warrants beneficially owned
Richard C. Carlson	—	—
Richard B. Thon	—	—
David F. Koenig	—	—
Robert J. Rudelius(1)	44,742	0.7%
Scott E. Smith(2)	62,475	1.0%
James L. Davis(3)	847,182	13.9%

(1)	Represents Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement.

(2)	Represents 52,475 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement and 10,000 Public Warrants acquired in our 2009 public offering.

(3)	Represents 652,182 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement and 195,000 Public Warrants acquired in our 2009 public offering.

Two of our directors intend to exercise Warrants in accordance with the terms of the offer:  Scott E. Smith intends to exercise 20,000 Warrants and Robert J. Rudelius intends to exercise 44,742 Warrants.  In addition, we have been informed that one of our affiliates, James L. Davis, intends to exercise between 150,000 to 200,000 of his Warrants in accordance with the terms of the Offer.  In lieu of cash, these individuals may pay the exercise price of some or all of their Warrants tendered in this Offer by cancelling amounts we owe them.

Market Price, Dividends and Related Stockholder Matters

Price Range of Common Stock, Warrants and Units

Our common stock and Public Warrants are listed on the OTC Bulletin Board under the symbols “PUMD” and “PUMDW,” respectively. On October 5, 2009, the last reported sale prices of our common stock and Public Warrants were $1.45 and $0.21, respectively. We also have a current trading market for our Units. The Units also trade on the OTC Bulletin Board under the symbol “PUMDU” and on October 5, 2009 the closing sale price of the Units was $1.40.  There is no established trading market for the Private Warrants.

We recommend that Warrant holders obtain current market quotations for the common stock before deciding whether or not to exercise their Warrants.

The following table lists the high and low bid information for our common stock and Units as quoted on the OTC Bulletin Board by quarter from January 1, 2007 through September 30, 2009 (as adjusted for the February 2008 one for ten reverse stock split).  Price quotes for the Public Warrants represent the high and low selling prices as quoted on the OTC Bulletin Board.  Our common stock began trading in December 2003.

	Common Stock (PUMD)		Warrants (PUMDW)						Units (PUMDU)
	High	Low	High			Low			High			Low
2007
First Quarter	$4.50	$2.60	$		*	$		*	$		*	$		*
Second Quarter	$5.10	$2.00	$		*	$		*	$		*	$		*
Third Quarter	$3.00	$0.50	$		*	$		*	$		*	$		*
Fourth Quarter	$2.50	$0.51	$		*	$		*	$		*	$		*
2008
First Quarter	$0.95	$0.30	$		*	$		*	$		*	$		*
Second Quarter	$2.01	$0.30	$		*	$		*	$		*	$		*
Third Quarter	$3.05	$0.30	$		*	$		*	$		*	$		*
Fourth Quarter	$1.85	$0.41	$		*	$		*	$		*	$		*
2009
First Quarter	$1.21	$0.20		$0.20			$0.15			$0.80			$0.70
Second Quarter	$0.70	$0.50		$0.20			$0.15			$1.10			$0.70
Third Quarter	$1.45	$0.55		$0.51			$0.15			$1.55			$1.10

*   Not traded.

The quotations listed above reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions. As of September 30, 2009, the number of holders of record of our common stock was 155.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and do not expect to pay any dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant. Future debt covenants may prohibit payment of dividends.

Source and Amount of Funds

Because this transaction is an offer to holders to exercise their existing Warrants, there is no source of funds or other cash consideration being paid by us to those tendering Warrants.  We will use existing working capital to pay expenses associated with this Offer, estimated to be $172,000.

Transactions and Agreements Concerning Our Securities

Other than as set forth below, and as set forth in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the securities of the Company that are the subject of this Offer.

Warrant Agreement.  In connection with the public offering of the Units, we entered into a Warrant Agreement with Interwest Transfer Company, Inc., appointing Interwest as warrant agent for the Public Warrants and Private Warrants.  In connection with this Offer, we have amended the Warrant Agreement to appoint Interwest as warrant agent for the Replacement Warrants. As amended, the Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Public Warrants, Private Warrants and Replacement Warrants.

Lock-Up Agreements. Our directors, executive officers and certain stockholders (including James Davis, who is the beneficial owner of more than 10% of the Company’s outstanding common stock) agreed with Feltl and Company, Inc. (“Feltl”), the underwriter in our public offering of Units, that for a one-year period following the public offering, they would not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. The lock-up provisions apply to 314,846 Private Warrants owned by James Davis, 52,475 Private Warrants owned by Scott Smith and 44,742 Private Warrants owned by Robert Rudelius. The lock-up provisions expire on January 7, 2010. Feltl may, in its sole discretion, at any time without prior notice, release all or any portion of the Private Warrants from the restrictions in any such agreements, but no release has occurred as of the date of this Offer Letter/Prospectus.

Accounting Treatment

The fair value of the Replacement Warrants issued will be recorded as an operating expense, with an offsetting entry to additional paid-in capital.  The fair value of the Replacement Warrants issued will be determined using the Black-Scholes pricing model on the Closing Date.

Extension of Tender Period; Termination; Amendments; Conditions

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer Period. During any such extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the expiration of the Offer Period, as extended.

Material changes to information previously published, sent or given to holders of the Warrants in this Offer, including this Offer Letter/Prospectus, or in documents furnished subsequent thereto will be disseminated to holders of Warrants to the extent required by applicable securities laws. Also, should we, pursuant to the terms and conditions of the Offer, materially amend the Offer, we will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.  It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If we materially change the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer to the extent required under applicable law. The minimum period during which the Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we extend the Offer Period, we will make a public announcement of such extension by no later than 8:00 a.m., Central time, on the next business day following the scheduled expiration of the Offer.

The conditions to the Offer are:

•      the existence of an effective amendment to our registration statement on Form S-1 regarding the Public Warrants and the common stock issuable upon the exercise of such warrants;

•      the existence of an effective registration statement on Form S-4 regarding the Replacement Warrants, and the common stock issuable upon the exercise of such warrants; and

•      each Warrant holder desiring to participate in the Offer delivering to us in a timely manner a completed Letter of Transmittal (unless the Warrant holder has previously submitted a Letter of Transmittal based on the form distributed by the Company on September 25, 2009), along with the holder’s Warrants and proper cash payment.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer.

Absence of Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

U.S. Federal Income Tax Consequences

General

The following summary describes the material U.S. federal income tax considerations of the Offer to holders of the Warrants who hold the Warrants as capital assets, and the acceptance by such holders of the limited offer to exercise the Warrants to acquire common stock and Replacement Warrants.  This description also addresses the material U.S. federal income tax consequences of the ownership of common stock to holders who hold such common stock as capital assets and who acquire such common stock upon the exercise of the Warrants.  This description does not address the tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax exempt organizations, dealers or traders in securities, or holders that hold common stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other then the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of common stock and exercise of the Warrants.  Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect on the date hereof.  All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the IRS or a court, which could affect the tax consequences described herein.

For purposes of this description, for U.S. federal income tax purposes a holder of common stock or Warrants is a “United States Person” if such holder is:

•      An individual who is a citizen of the United States;

•      A corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia.

•      An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•      A trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. citizen.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership.  Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR U.S. HOLDERS RELATING TO THE EXERCISE OF WARRANTS IN EXCHANGE FOR OUR COMMON STOCK AND REPLACEMENT WARRANTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.  YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX, ESTATE TAX AND OTHER TAX LAWS) OF THE EXERCISE OF THE WARRANTS PROVIDED HEREIN; THE RECEIPT OF REPLACEMENT WARRANTS; AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer Letter/Prospectus, we intend to treat your participation for U.S. federal income tax purposes in the manner described below.

If you elect to exercise an existing Warrant as described in this Offer, we will, solely for tax purposes, treat the transaction as a “recapitalization” exchange of the Warrant for a “new” (revised) warrant containing terms reflecting the rights described herein to purchase, at a price of $1.30 per new warrant, one share of common stock plus the Replacement Warrant.  In effect, the modification of the terms of the Warrant which carry the right to exercise the Warrant and receive common stock plus a Replacement Warrant will be deemed and treated for tax purposes as an interim and transitory exchange of the Warrant for a new warrant with those new terms.  Thereupon, pursuant to the Offer and upon payment of the exercise price, we will issue the common stock and the Replacement Warrant to you.

The consequences of such a transaction would be that (i) the deemed exchange of Warrants for “new” warrants would not cause recognition of gain or loss; (ii) your tax basis in the “new” warrant received in the deemed exchange would be equal to the tax basis in your existing Warrant deemed given in exchange; (iii) upon the deemed exercise of the “new” warrant, your aggregate tax basis in the common stock and the Replacement Warrant received will be equal to your basis in the exercised “new” warrant increased by the exercise price paid upon exercise pursuant to the Offer; (iv) the aggregate basis so determined will be allocated between the common stock received and the Replacement Warrant based upon the relative fair market value of the common stock and the Replacement Warrant so received; and (v) your holding period for the common stock acquired upon the exercise will begin on the day following the date of exercise.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Common Stock applicable to United States Persons (referred to below as “U.S. Holders”), subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that we pay in respect to the Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in the U.S. Holder’s gross income upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.  Dividends paid us to certain non-corporate U.S. holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements.  If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s Common Stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of the Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such Holder’s adjusted tax basis in its shares of Common Stock.  Such capital gain or loss will be long-term capital gain or loss if such Holder has held such Common Stock for more than one year at the time of disposition.  The deductibility of capital losses is subject to limitations under the Code.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of the Common Stock or Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification, and certain other persons.  If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Common Stock applicable to holders who are not United States Persons (referred to below as “Non-U.S. Holders”), subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of the Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.  Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income.  Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Ownership of Common Stock

Distributions of cash or property that we pay in respect of the Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of the Common Stock.  If the amount of a distribution exceeds its current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in the Common Stock, and thereafter will be treated as capital gain.  In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty.  A Non-U.S. Holder of the Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Common Stock unless:

•              the gain is U.S. trade or business income;

•              the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

•              the Company is or has been a U.S. real property holding corporation (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.  If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market.  We do not believe that we are currently a USRPHC, and we do not anticipate becoming a USRPHC in the future.  However, no assurance can be given that we will not be a USRPHC, or that the Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of the Common Stock.

U.S. Backup Withholding Tax and Information Reporting Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty.  Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.  Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments.  Dividends paid to a Non-U.S. Holder of Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States Person.

The payment of the proceeds from the disposition of the Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States Person or that the conditions of any other exemption are not, in fact, satisfied.  The payment of the proceeds from the disposition of the Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. Related Person”).  In the case of the payment of the proceeds from the disposition of the Common Stock to or through a non-U.S. office of a broker that is either a United State Person or a U.S. Related Person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.  Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Common Stock).

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Risk Factors

For a detailed discussion of some of the risks you should consider before participating in the Offer, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this Offer Letter/Prospectus.

Additional Information; Miscellaneous

We have filed with the SEC a Tender Offer Statement on Schedule TO (and an Amendment No. 1 thereto), of which this Offer Letter/Prospectus is a part. This Offer Letter/Prospectus does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that Warrant holders review the

Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform Warrant holders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation. The information about this Offer from us is limited to this Offer Letter/Prospectus and the Schedule TO, as amended, relating to this Offer.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer or need assistance, you should contact the Company.  You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company.  All such questions or requests should be directed to Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, email: rthon@prourocare.com.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

Depositary

The depositary for our Offer is:

Interwest Transfer Company, Inc.

By mail, hand or overnight delivery:

Interwest Transfer Company, Inc.

1981 Murray Holladay Road

Suite 100

Salt Lake City, Utah 84117

By facsimile transmission:

Interwest Transfer Company, Inc.

Facsimile:  (801) 277-3147

Confirm by telephone:  (801) 272-9294

Wire Instructions:

Interwest Transfer Co, Inc. TTEE Depositary Warrant Agent

Account F/B/O/ Prourocare Medical, Inc.

First Utah Bank 3826 South 2300 East

Salt Lake City Utah 84109

ABA Routing #124302613

Account Number 11026473

Reference: Prourocare Warrant Exercise Funds.

INFORMATION CONCERNING THE COMPANY

Overview

We have developed and intend to market an innovative prostate imaging system known as the ProUroScan™ system.  The ProUroScan system incorporates our new proprietary elasticity imaging technology to create a “map” and an electronic record of the prostate.

The ProUroScan system is an imaging system designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate that have been previously detected by a digital rectal exam (“DRE”). As an adjunct to DRE, the ProUroScan system will be used following an abnormal DRE to generate a real-time image and map of the prostate.  The final composite image is saved as a permanent electronic record and can be conveniently retrieved to view previous test results.

Our approach to imaging is based on the fact that most abnormalities in otherwise homogenous organ tissue is less elastic than normal tissue.  The ProUroScan’s unique technology uses measurements of relative tissue elasticity as detected by mechanical sensors and interpreted by mathematical algorithms to create images, rather than using ultrasound or other alternative technologies.  Using the system’s specially designed rectal probe, physicians can quickly and cost-effectively visualize the prostate gland and document specific areas of concern.  The real-time map can be saved as a permanent electronic record.

Our imaging technology is based on work originally performed in the late 1990’s by Artann Laboratories Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early-stage technology development. In 2002, we licensed the rights to this technology and since then have worked with Artann on its development. In September 2006, Artann was awarded a $3 million Small Business Innovation Research Phase II Competitive Renewal grant from the National Institute of Health and the National Cancer Institute to help advance the development and application for clearance of the ProUroScan system by the U.S. Food and Drug Administration (“FDA”).  In July 2008, the Company entered into new license and development and commercialization agreements with Artann relating to their existing technology and know-how and all future technology developed by Artann in our field of use. After we obtain FDA clearance, it is our intent to expand our working relationship with Artann to include their participation in the development and licensing of future mechanical imaging technology.

The ProUroScan system is not currently marketed or sold and is not cleared for marketing by the FDA. Our initial goal is to obtain a basic mapping and data maintenance claim from the FDA under a 510(k) application for the current generation system. Once FDA 510(k) clearance is obtained on our current generation ProUroScan system, we intend to have the systems manufactured by one or more FDA-regulated contract manufacturers and market the system in cooperation with a medical device company that has an established worldwide presence in the urology market.

We recently completed a multi-site clinical study of the ProUroScan imaging system designed to provide documentation to the FDA of the system’s effectiveness in visualizing and documenting abnormalities of the prostate detected by DRE.  We expect to complete and submit to the FDA a 510(k) application for clearance to market this technology in the U.S within the next few weeks.

We believe there is a market need to be able to visualize and create an electronic record or map that can show the position of abnormalities in the prostate gland. We believe the ProUroScan System will offer a solution that meets these needs and that will enable physicians to monitor and compare images of the prostate over time (assuming we apply for and obtain FDA approval or clearance for this indication).

We believe the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. In the future, following our initial FDA 510(k) clearance, we intend to work with Artann to develop and introduce enhanced versions and additional indications.  For example, we plan to study and develop an enhanced version of the system that may be able to monitor changes in prostate tissue over time, guide biopsy of the prostate gland and assess changes in prostate size following drug treatment for benign prostatic hypertrophy.  Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan system for additional related indications and file additional submissions with the FDA if we are to obtain expanded labeling claims.

Corporate Information

ProUroCare Inc. (“PUC”) was incorporated in 1999 as a Minnesota corporation.  In January 2002, PUC licensed the rights to certain advanced prostate mechanical imaging technology, and became engaged in the business of developing this technology for assessing characteristics of the prostate.  In 2004, through a reverse merger transaction with Global Internet Communications (“Global”), a Nevada corporation, PUC became the wholly owned and sole operating subsidiary of Global, which was then renamed ProUroCare Medical Inc.

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344. Our telephone number is (952) 476-9093, and our Internet site is www.prourocare.com. The information contained in our Internet site is not a part of this prospectus.

Market Focus—Prostate Disease

Prostate cancer is the most common form of cancer and the second leading cause of cancer death in men. According to the National Cancer Institute, more than 192,000 men were expected to be diagnosed with prostate cancer and over 28,000 were expected to die from the disease in 2009. Currently, there are approximately 42 million men in the U.S. over the age of 50. For men in this age category, the standard of care to screen for the presence of prostate cancer is to have a physical exam each year in which two tests are routinely performed: the DRE and the Prostate Specific Antigen (“PSA”) blood test. Although used for many years, the specificity of these tests has been widely questioned. Data from community based studies suggest that the positive predictive value of a DRE for prostate cancer is 15% to 30% and varies relatively little with age. For elevated PSA levels between 4 and 10ng/mL, the positive predictive value is approximately 20%. For studies in which biopsies were done when the results of either test were abnormal, 18% to 26% of screened patients had suspicious results, cancer was actually detected in approximately 4% of screened patients and the positive predictive value of the tests combined was 15% to 21%. In another study involving 6,630 volunteers, the combination of DRE and PSA detected 26% more cancers than PSA alone. Although PSA and DRE provide some positive predictive value, neither of these tests creates a physical or visual record of the abnormality or its position in the prostate.

If a patient is suspected of having an abnormalities formation in the prostate as a result of a positive DRE or a high PSA value, he is generally referred to a urologist. A urologist will usually perform their own DRE and may decide to perform a prostate biopsy to obtain tissue samples for microscopic analysis. The prostate is biopsied by a needle that is guided by ultrasound into the prostate through the rectal wall. Since the existence and exact location of possible cancerous tissue is not known, the urologist will usually take 10 to 14 samples in a scattered pattern throughout the prostate in an attempt to find the suspect tissue. Of the approximately 1 million prostate biopsy procedures done each year in the United States, only approximately 25 percent actually detect the presence of cancer. The low predictive ability of the DRE and PSA tests to gauge the presence of cancer tends to over-inflate the number of referrals for invasive biopsy that are necessary to confirm that a patient has cancer.

We believe there is a market need to be able to visualize and create an electronic record (map) that can show the relative size and position of abnormalities in the prostate gland. We believe that the ProUroScan System offers a solution that meets these needs and one that will enable physicians to monitor and compare images of the prostate over time (assuming we apply for and obtain FDA approval or clearance for this indication). With additional development and further FDA approvals, we believe the ProUroScan System may eventually be used to guide prostate biopsy and assess the effect of medical treatments of BPH.

Prostate Cancer Screening and Diagnosis

The two most common screening tests for identifying prostate cancer are the DRE and the PSA. These tests have been used for years, but have often been criticized for their lack of specificity and selectivity.

In a DRE exam, a physician wearing a latex glove inserts a lubricated finger into the rectum to palpate the prostate gland to detect abnormalities. The clinician must rely on his or her experience and sensitivity of touch to estimate the size of the prostate and detect irregularities in shape or hardness. There is significant subjectivity inherent in the DRE exam which can be negatively affected by poor examiner training, lack of experience or poor ability to interpret the results, as well as other patient related limitations including excessive obesity, patient discomfort and unusual anatomical positioning of the prostate.

Data from community-based studies indicate that the positive predictive value of a DRE in detecting cancer is 15% to 30% and varies relatively little with age. In a Scandinavian study, the positive predictive value of DRE was found to be only 22% to 29%. According to the Eighth Edition of Campbell’s Urology, a DRE has only fair reproducibility even with experienced examiners and the test misses a substantial proportion of cancers before they become advanced and less amenable to treatment.

The other primary screening test for detecting prostate cancer is the measurement of PSA in serum. The advantages offered by PSA testing are its simplicity, objectivity, reproducibility and low level of invasiveness. Although PSA is specific to prostate tissue, it is not specific to prostate cancer. Older men that have benign enlargement of the prostate and acute prostatitis often have elevated PSA levels. Serum levels of PSA can also be elevated for a period of time after transrectal needle biopsy, acute urinary retention and prostate surgery. Because of the prevalence of these conditions in men over the age of 50, the positive predictive value of PSA measurements decreases with age.

In clinical practice, a PSA level greater than 4ng/mL is generally considered an abnormal result. Recent community-based studies show that PSA levels greater than 4ng/mL are seen in about 15% of men who are older than 50 years of age. The probability, or positive predictive value, that a man who is older than 50 having prostate cancer if his PSA level is elevated is approximately 20% to 30%. However, the likelihood of cancer depends on the degree of elevation in the PSA levels. For levels between 4 and 10ng/mL, the positive predictive value is about 20 percent. This value increases to between 42 percent and 64 percent if the PSA level is greater than 10ng/nL. Despite these variances, PSA testing has increased the detection rate of early-stage prostate cancers, which are more curable than late-stage cancers.

Most clinicians have adopted the strategy of performing both tests in combination, which has been shown to increase the combined predictive value. In fact, in a large study of volunteers, the combination of DRE and PSA detected 26% more cancers than PSA alone. However, because of the significant risk of prostate cancer, prostate biopsy is recommended for all men who have DRE abnormalities, regardless of PSA level, because 25% of men with cancer have PSA levels less than 4mg/nL.

A patient with a positive DRE or an elevated PSA is typically referred to a urologist for further diagnosis. The urologist will usually perform a prostate biopsy to obtain tissue samples for microscopic analysis. The prostate is biopsied by a needle that is guided by ultrasound into the prostate through the rectal wall. Since the existence and exact location of possible cancerous tissue is not known, the urologist will usually take 10 to 14 samples in a scattered pattern throughout the prostate in an attempt to find the suspect tissue. The tissue samples are then sent to a laboratory for analysis and interpretation, and the results are reported several days later. If the results are negative or indeterminate, the urologist may suggest a second biopsy procedure, or that the patient increase the frequency of future screening examinations. According to Oregon Health and Science University, approximately 1 million patients are biopsied each year in the United States, but only approximately 25% of biopsy procedures performed detects the presence of cancer.

The treatment path for patients who test positive for prostate cancer depends on many variables, including age, location and pathology of the cancerous tissue and general health of the patient. Generally, a younger, otherwise healthy patient will elect to have the prostate removed to eliminate the possibility that it might spread beyond the prostate. Older, less healthy patients may elect not to undergo surgery, and instead monitor the disease closely by semi-annual PSA and DRE exams, and annual biopsies. This monitoring regimen is commonly referred to as “active surveillance.” Some patients may elect radiation or drug treatments, in addition to necessary ongoing active surveillance. The National Cancer Institute estimates that there are approximately 2 million men alive who have a history of cancer of the prostate. On this basis, we estimate that the number of men over the last decade that have elected against prostate removal and thus are undergoing ongoing active surveillance exceeds one million.

The ProUroScan™ Prostate Imaging System

The ProUroScan System is an imaging system designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate.  As an adjunctive tool to DRE, it will be used after a physician identifies abnormalities during a DRE examination. The first generation system will provide a map or record of the pressures that are generated from palpation of the posterior surface of the prostate using a sensor probe. The system’s operation is based on measurement of the stress pattern on the rectal wall when the probe is pressed against the prostate. Temporal and spatial changes in the stress pattern provide information on the elastic structure of the gland and allow two-dimensional reconstruction of prostate anatomy and visualization of prostate mechanical properties. The data acquired allow the calculation of prostate features such as size and shape. The prostate image is displayed on a screen that allows physicians to visualize tissue abnormalities in the prostate gland. In addition to the real time visual image, the results are stored electronically as a digital record.

The ProUroScan System consists of arrays of pressure sensors mounted on a probe, a central processing unit, proprietary software and image construction algorithms, and a color monitor. The probe is specially designed for the rectal anatomy to minimize patient discomfort. It is ergonomic for the clinician and similar to a traditional DRE for the patient. The probe utilizes highly sensitive pressure sensors located on the face of the probe head to palpate the prostate. The probe’s positioning system ensures that the person administering the scan examines the entire surface of the prostate, and assists prostate image construction.

To perform a scan, the clinician inserts the tip of the probe into the patient’s rectum and palpates the prostate. As the prostate is palpated, a color image of the prostate is produced and displayed on the computer monitor, along with indicators of the amount of pressure being applied to help guide the clinician. Differences in tissue stiffness and elasticity will be depicted in real time on a color monitor.

ProUroScan System Status

The first generation ProUroScan System has been tested in laboratory experiments on prostate models and in a pre-clinical study. In addition, the system was used for over two years and on approximately 168 patients at the Robert Wood Johnson Medical Center in New Brunswick, New Jersey.  In March 2008, an article authored by Artann scientists and published in the peer- reviewed Urology reported that in 84% of the cases in this pre-clinical study, the ProUroScan System was able to construct a real-time color image and map of the prostate.

Under the terms of its contract with us, Artann is responsible for submitting and obtaining the initial 510(k) clearance for the ProUroScan System for the basic mapping and data maintenance claim. In April 2008, representatives from Artann met with the FDA to solicit feedback from the agency regarding the proposed clinical testing that the FDA will require to support a 510(k). Based on these discussions between Artann and representatives from the FDA, we believe that the ProUroScan System with a basic mapping and data maintenance claim will be regulated by the FDA as a class II device. Class II devices typically are cleared for marketing by the FDA through a 510(k) application.  Once cleared and upon ProUroCare’s first commercial sale of a ProUroScan System, Artann will transfer the 510(k) to ProUroCare. No assurances can be given in regard to the timing of any of these events.

On September 25, 2009, we completed a multi-site clinical study of the ProUroScan imaging system designed to provide documentation to the FDA of the system’s effectiveness in visualizing and documenting abnormalities of the prostate detected by DRE.  The trial included a final patient count of 57 patients assessed at the following medical centers:

•                  University of Minnesota Veterans Affairs Medical Center, Minneapolis, Minn.

•                  Robert Wood Johnson Medical School Division of Urology, New Brunswick, N.J.

•                  AccuMed Research Associates, Garden City, N.Y.

•                  Urological Associates of Lancaster, Lancaster, Pa.

•                  Mayo Clinic, Rochester, Minn.

We expect to complete and submit to the FDA a 510(k) application for clearance to market this technology in the U.S within the next few weeks.  Once submitted, the FDA will have 90 days to review and grant clearance, ask questions or reject the 510(k) application. However, the 510(k) application process may be significantly longer if the FDA has questions upon its review or requests additional information.  No assurances can be given in regard to the timing of any of these events.

Planned Development of the ProUroScan System

We believe that the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. Once 510(k) clearance is obtained for a basic mapping and data maintenance claim and is transferred to us from Artann, we intend to work with Artann to develop more enhanced product features. Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan System for additional prostate related indications and file additional submissions with the FDA to obtain expanded labeling claims. Such regulatory clearances or approvals may require us to perform additional clinical studies. Future generations of the ProUroScan System may also require us to secure rights to additional intellectual property.

Active Surveillance

We believe that one of the more valuable future applications for the ProUroScan System, assuming we obtain any necessary FDA clearance or approval, will be to allow physicians to monitor changes in the prostate over time. The ProUroScan System is designed to produce a digital image of the prostate showing the size and symmetry of the prostate and the location of abnormalities within the prostate. The ProUroScan System creates a digital record of the exam that can be stored and used for comparison to subsequent exams. We believe its ability to digitally store not only the scan results but all of the individual pressure readings taken during the course of the procedure should facilitate a quantitative analysis of the progression of the disease over time. By comparing the data taken in a baseline examination to subsequent examinations during the course of active surveillance, we believe the urologist will gain valuable information about changes in the patient’s condition that can influence their decision to pursue additional treatment or continue surveillance. We believe that this expanded use of the ProUroScan System will provide consistent mapping over time as compared to variations resulting from differences in technique and experience of clinicians performing DREs. We believe this will enable physicians to compare and contrast the patient’s results from exam to exam, and to get second opinions on the patient’s status in regards to the diagnosis without an additional office visit. We believe that comparisons of multiple scans over time will also enable the physician to make longitudinal assessments of the patient’s disease.

Three Dimensional Imaging

We believe that another future enhancement of the current generation system may be the capability to identify the specific three-dimensional location of lesions found in the prostate. This enhanced system may also be able to create a three-dimensional image of the position of the lesions and allow the physician to rotate the image to assist in identifying the actual position of the lesion in the prostate gland. We believe that having this capability may prove helpful in providing a diagnosis of the patient’s condition in conjunction with other commercially available diagnostic tools.

Guiding Biopsy

We believe that future expansion to three dimensional imaging may facilitate guiding biopsy needles to the point where suspicious lesions exist so that a tissue sample can be obtained from the prostate gland. Having the three-dimensional coordinates of a lesion will enable the physician to precisely guide the biopsy needle to the point where he can be assured that tissue samples are being taken from that area. Having this capability increases the likelihood of finding cancerous tissue while also potentially minimizing the number of biopsies that are taken on an individual patient. According to Oregon Health and Science University, approximately 1 million patients are biopsied each year in the United States, but only 25 percent of biopsy procedures performed detects the presence of cancer.

Evaluating Drug Treatment for BPH Patients

For patients who have symptoms of BPH, we believe that future generations of the ProUroScan System may also be used to monitor changes in prostate size before and during the course of drug treatments, allowing physicians to more quickly assess the effectiveness of alternative therapeutic approaches. Assuming future FDA approval or clearance is granted, use of the ProUroScan System in patients diagnosed with BPH will allow physicians to monitor changes in the size and volume of the prostate following treatment with drugs or other tissue reducing technologies. Timely, accurate assessment of prostate volume changes and the effectiveness of treatment should enable physicians to recommend alternative treatments sooner than current assessment methods, and thus provide more immediate relief to patients.

Marketing and Distribution

Our business plan is built on the premise that the map and physical record created by the ProUroScan System will become a valuable tool in assisting physicians and patients in understanding the scope of the abnormalities that are identified with a DRE. Physicians performing the scan will need to acquire a ProUroCare System, which will be placed under a direct purchase, lease or user utilization agreement.

Current Procedural Terminology (“CPT”) codes are used by physicians and other providers to submit claims. We anticipate that the ProUroScan System may be covered by Medicare as a diagnostic test for patients who have clinical signs or symptoms of disease. At the outset, however, there will not be a unique CPT code for the ProUroScan procedure. Consequently, obtaining coverage and reimbursement may be challenging during the initial stages of the ProUroScan System rollout. During this period of time, physicians will have the option of submitting claims under a “miscellaneous” CPT code with proper documentation. We also expect to use a “patient pay” model in which the patient would pay directly for the cost of the scan. During the first few years of use, we will collect the clinical and economic data necessary in order to apply for a unique CPT code from the American Medical Association (“AMA”).  Our initial commercial rollout will focus on urologists in the United States. By focusing on urologists, we expect to establish the clinical and economic value of the scan for patients, and to demonstrate to both private and government payors the rationale and parameters for establishing a CPT code and that the scan should be covered and adequately reimbursed.

We believe that the cost of establishing our own direct sales force of sufficient size and capability to effectively rollout the ProUroScan System in the U.S. would be cost prohibitive and that our product can be more effectively launched by establishing a distribution relationship with one or more large urology product companies that have well-established relationships with physicians. We believe that establishing such a relationship will not only allow us to quickly and effectively penetrate the urology market, but may also afford us an opportunity for additional financial support in the form of licensing fees, equity investment and “in kind” support from other key functional departments of the urology product company. We are currently exploring potential marketing relationships with several urology product companies interested in marketing products in the prostate disease market.

We anticipate that the majority of our revenue will be generated from the sale and lease of the ProUroScan System, as well as from the sale of proprietary disposable supplies consumed in the scanning process. ProUroScan Systems likely will be placed in clinics under a variety of programs, including outright sales, operating leases, financing leases or arrangements where payments are based upon the usage of the system.

Manufacturing

The ProUroScan System has two major proprietary hardware components: a central processor and a rectal probe. There are also certain off-the-shelf components that presently are widely available. Artann has provided five clinical prostate imaging systems that are being used in performing FDA-controlled clinical trials and for contract manufacturing assessment. Artann will transfer ownership of these units to us upon the date of first commercial sale of the ProUroScan System.

We are currently seeking to contract with one or more third-party manufacturers that are Quality Systems Regulation (“QSR”) compliant to produce the ProUroScan System. The QSR requires manufacturers, including certain third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process. Because of the unique nature of the two major proprietary components of the ProUroScan System, it is likely that different third party manufacturers will be chosen to assemble the final versions of each component. Our goal in both cases is to reduce the cost of manufacturing over the first two years, taking advantage of manufacturing scale and purchasing discounts, as well as engineering changes designed to eliminate components and reduce component costs.

ProUroScan System Development Partner

The ProUroScan System is based on work originally performed in the late 1990’s by Artann and its affiliate, ArMed LLC. In 2002, we licensed the rights to this technology developed by Artann from its owner, Profile L.L.C., a Delaware limited liability company (“Profile”), a technology holding company, and since then have worked with Artann and our other technology partners on its development. In April 2008, we acquired the patents, patent applications and other know how associated with this technology previously licensed from Profile. In July 2008, we entered into two new agreements with Artann relating to this technology, namely, a license agreement (the “Artann License Agreement”) and a development and commercialization agreement (the “Artann Development Agreement”).

Under the Artann License Agreement, Artann has granted us an exclusive, worldwide, sub-licensable license to certain patent applications and other know how needed to make, use and market certain mechanical imaging products for the diagnosis or treatment of urologic disorders of the prostate, kidney or liver. Artann also agreed to transfer to us possession of five clinical prostate imaging systems and grant us full access to all relevant documentation thereto. As an upfront license fee pursuant to the Artann License Agreement, on January 14, 2009 we paid Artann $600,000 in cash and $500,000 in shares of our common stock.  In addition, we have agreed to pay Artann:

•                  a royalty fee equal to 4% of the first $30,000,000 of net cumulative sales of licensed products, 3% of the next $70,000,000 of net cumulative sales and 2% of net cumulative sales over $100,000,000; and

•                  a technology royalty fee of 1% of net sales of the prostate imaging system products through the earlier of December 31, 2016 or the date of last commercial sale of such products.

The combined royalties are subject to a minimum annual royalty equal to $50,000 per year for each of the first two years after FDA clearance for commercial sale and $100,000 per year for each year thereafter until termination or expiration of the Artann License Agreement. We also agreed to grant Artann a non-exclusive, fully paid up, sub-licensable, worldwide license to our patents, patent applications and know how relating to the manufacture, use or sale of any mechanical imaging system for the diagnosis or treatment of disorders of the female human breast.

Under the Artann Development Agreement, we will collaborate with Artann to develop, commercialize and market prostate imaging systems. Artann will conduct and complete all pre-clinical activities and testing on the prostate imaging system, conduct clinical trials, prepare and submit FDA regulatory submissions and provide hardware and software development, refinement and debugging services to ready the prostate imaging system for commercial sale. For these development services, we paid Artann $250,000 in cash upon initiation of the clinical study to support the basic mapping and data maintenance claim, and we have agreed to pay Artann:

•                  $250,000 in cash and $1,000,000 in shares of our common stock upon completion of that study and submission of the 510(k) application to support the basic mapping and data maintenance claim;

•                  $750,000 in cash and $1,000,000 in shares of our common stock upon FDA clearance that allows the ProUroScan System to be commercially sold in the United States (subject to reduction of the number of shares by 10% for each month that FDA clearance is delayed beyond March 23, 2010); and

•                  a monthly retainer fee for technical advice and training by Artann personnel of $30,000 per month for each of the first six months and $15,000 per month for each of the following twelve months.

Under the Artann Development Agreement, Artann will also facilitate the transfer of commercial production to a third party manufacturer. Artann also agrees to use its best reasonable efforts to provide us with a limited number of commercial systems. The pre-commercial and commercial systems will be sold to us at prices yet to be determined.

The Artann License Agreement and the Artann Development Agreement each became effective on December 23, 2008. Under the Artann License Agreement, we have a 30-day cure period from the date of receipt of written notice from Artann of a breach of our payment obligations under either the Artann License Agreement or Artann Development Agreement. If we have not cured such payment breach within five days of receipt of the Artann notice, the exclusive licenses convert to non-exclusive licenses, however, neither party may sub-license or grant additional licenses for a period of 60 days after receipt of such notice. Under the Artann Development Agreement, we have a 60-day cure period from the date of receipt of written notice from Artann of a breach of our payment obligations under either the Artann License Agreement or the Artann Development Agreement. If we do not cure a breach of our payment obligations by the end of the 30-day cure period, the licenses granted under the Artann License Agreement will terminate.  Subject to earlier termination due to breach, bankruptcy and certain other events, the Artann License Agreement will terminate upon expiration of all royalty obligations, and the Artann Development Agreement will terminate on its third anniversary, subject to renewal for additional one year terms upon mutual agreement of us and Artann.

In the future, we expect to engage third parties to assist us and Artann in transitioning the technology from research and development to clinical study status, to perform verification and validation testing including certification of safety related testing standards, and to develop quality control processes for the transition to manufacturing of the ProUroScan System.

During the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, we recorded research and development expense of $208,881, $597,755 and $143,628, respectively.  The research and development expense incurred during the six months ended June 30, 2009 included $150,000 paid to Artann under the terms of the Artann Development Agreement and approximately $59,000 of regulatory consulting expenses related to the conduct of our clinical trials. The 2008 research and development expense amount included the $250,000 first project milestone payment under the Artann Development Agreement upon the initiation of clinical trials, additional research and development expenses totaling $50,000 related to work performed by Artann under the same agreement, and the expensing of our $300,000 acquisition of certain intellectual property and know-how from Profile. Fiscal 2007 expenses included a $35,000 payment and the issuance of warrants valued at $72,000 to Artann pursuant to a cooperation agreement signed in April 2007 and $24,407 of research costs related to a prostate visioning system project.

Intellectual Property

Our objective as a medical device company is to effectively and aggressively obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets and licenses, and operate without infringing the proprietary rights of other parties both in the United States and in all other countries where we may do business. We seek to obtain, where appropriate and financially feasible, the broadest intellectual property protection possible for our products, proprietary information and proprietary technology through a combination of contractual arrangements, licenses, and patents, both in the United States and throughout the rest of the world.

We also depend upon the skills, knowledge and experience of scientific and technical personnel that we hire or outside organizations with whom we contract, as well as our advisors and consultants. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade-secret protection and confidentiality agreements. To this end, it is our practice to require employees, consultants, advisors and other contractors, as appropriate, to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

We own patents, patent applications and know-how associated with mechanical prostate-imaging systems. These patents and patent applications relate to real-time mechanical imaging of the prostate (patent expires in 2021), a method and device for mechanical imaging of the prostate (patent expires in 2012), an intracavity ultrasonic device for elasticity imaging (patent expires in 2012), a method and device for elasticity imaging (patent expires in 2013), an apparatus for measuring mechanical parameters of the prostate and for imaging the prostate (patent expires in 2012), a device for palpation and mechanical imaging of the prostate (patent expires in 2012), and a method for using a transrectal probe to mechanically image the prostate gland (patent expires in 2012). Together, our mechanical imaging technology is protected by seven U.S. patents, seven foreign patents (foreign patents expire in 2017), five foreign patent applications and, along with the Artann patent applications discussed below, is the basis for the imaging technology used in our ProUroScan System. We own similar patents, patent applications and know-how associated with breast imaging. However, we do not intend to pursue any such applications within our near-term business plan. Under the Artann License Agreement, we agreed to grant Artann a non-exclusive, fully paid up license to make, use or sell any imaging system for the diagnosis or treatment of disorders of the human breast.

Artann has filed four additional U.S. patent applications (filed in May and June of 2005 and June of 2008) that are licensed to us under the Artann License Agreement. These patent applications relate to a method and device for analyzing overlaps between sensed mechanical images to generate a composite image (map) and sensors arranged to locate the prostate.

Third-Party Reimbursement

In the U.S., health care providers that use the ProUroScan System will generally rely on third-party payors, including private payors and governmental payors such as Medicare and Medicaid, to cover and reimburse all or part of the cost of using the ProUroScan System. Consequently, sales of the ProUroScan System depend in part on the availability of coverage and reimbursement from third-party payors. The manner in which reimbursement is sought and obtained varies based upon the type of payor involved and the setting in which the procedure is furnished. In general, third-party payors will provide coverage and reimbursement for medically reasonable and necessary procedures and tests. Most payors, however, will not pay separately for capital equipment, such as the ProUroScan System. Instead, payment for the cost of using the capital equipment is considered to be covered as part of payments received for performing the procedure. In determining payment rates, third-party payors increasingly are scrutinizing the amount charged for medical procedures.

Medicare and Medicaid

Procedures using the ProUroScan System may be considered by Medicare as either a screening test or a diagnostic test depending on whether it is conducted routinely on healthy individuals or whether the patient presents with a sign or symptom of the relevant disease. In order for Medicare to cover procedures using the ProUroScan System as screening, the Secretary of Health and Human Services (the “Secretary”) would need to add the scan to the list of appropriate procedures for prostate cancer screening or the procedure would need to be appropriately recommended by the United States Preventative Services Task Force (“USPSTF”) and added through the national coverage determination (“NCD”) process.

Recently, Congress expanded the ability for Medicare to cover additional preventive services under certain circumstances. In order to be covered by Medicare, Congress required the following three conditions to be satisfied: (1) the service must be reasonable and necessary for the prevention or early detection of an illness or disability; (2) the service must be recommended with a grade of “A” or “B” by the USPSTF; and (3) the service must be appropriate for Medicare beneficiaries. Congress also required that the Centers for Medicare and Medicaid (“CMS”) use the NCD process to add covered preventative services.

The USPSTF has evaluated the benefits of prostate screening and concluded that the current evidence is insufficient to make an “A” or “B” recommendation, regardless of age. Should the USPSTF change its recommendation, CMS still would need to use the NCD process to make prostate screening with the ProUroScan System a covered service. The NCD process is at least nine months long and in most cases lasts one year. There is no guarantee that this process will result in a positive outcome. In fact, CMS could decide not to cover prostate screening procedures using the ProUroScan System nationally. It is very difficult to overturn a negative NCD without the further development of substantial clinical evidence.

Medicare coverage as a screening test could be a significant hurdle to overcome. We anticipate, however, that the ProUroScan System may be covered by Medicare as a diagnostic test for patients who have clinical signs or symptoms of disease. We anticipate that the first generation of the ProUroScan System will be used to map the prostate and to maintain historical records for future tracking for men who have an abnormal DRE or other signs or symptoms of disease. Thus, providers who perform prostate mapping using the first generation ProUroScan System likely will seek Medicare coverage as a diagnostic, rather than a screening test, presuming that the patient presents with a sign or symptom of disease. Even as a diagnostic test, however, CMS or its contractors could determine that procedures using the ProUroScan System are not medically necessary and therefore decide not to cover them.

Regardless of how they are covered, we anticipate that procedures using the ProUroScan System will be reimbursed either based upon the value of their unique billing and procedure code or as part of an office visit. Until a unique billing and procedure code is established, we expect that providers will be able to bill for the procedure using a miscellaneous Current Procedural Terminology (“CPT”) code. Claims submitted under a miscellaneous code are processed manually and the provider must include additional information to be used by the payor in determining the medical appropriateness of the procedure. The lack of a unique, permanent CPT code could slow market uptake of the ProUroScan System.

In order to apply for a new, unique code, an application must be submitted to the AMA’s CPT Editorial Panel. The process of obtaining a new CPT code typically takes 14 months to three years. Once a new CPT code is created, the AMA’s Relative Value Scale Update Committee (“RUC”) recommends relative value units (“RVUs”) for it. CMS then takes these recommendations into account when establishing the Medicare Physician Fee Schedule values. The amount of reimbursement the provider receives generally depends on the RVUs assigned to the procedure multiplied by a conversion factor. Most private payers also base their payment rates based on the RVUs adopted by CMS. There is a significant risk that the reimbursement rate that results from this process could be insufficient, hampering our ability to market and sell the ProUroScan System. In the alternative, CMS may decide that payment for the ProUroScan System procedure should be bundled into the payment for a covered office visit furnished to the patient on the same day. Such a determination would impede our ability to commercialize the ProUroScan System as physicians and providers would probably not want to absorb the additional expense of our product without additional reimbursement.

Initially, we anticipate using a “patient pay model” for physicians to receive payment for performing the ProUroScan System procedure. Under a patient pay model, in the absence of coverage from their health insurance, patients pay for the scan out of their own funds. Medicare beneficiaries would sign an Advanced Beneficiary Notice (“ABN”) that would allow the provider to collect from the patient. Only one in four biopsies performed based on an abnormal PSA reading reveal prostate cancer, and only 50 percent of suspicious lesions found by DRE presented cancer on prostate biopsy. Given these statistics, in cases where patients have abnormal DRE or PSA test results or when a test result may not be clear, there is a high incentive to seek additional information so that patients can make an informed and reasonable decision for themselves and their family. We believe that a sufficient number of patients will be willing to pay for the ProUroScan System procedure out of their personal funds to support the launch of our product in advance of receiving favorable coverage decisions from third-party insurers. The concept of a patient pay model has been used successfully for a few other procedures (e.g., computer-aided detection (“CAD”) for mammography), and we expect this to be our approach for generating revenues during at least the early phases of product rollout. As described above, providers also will be able to bill under a miscellaneous CPT code until a unique CPT code is created for the ProUroScan System procedure.

Commercial Insurers

Many private payors look to Medicare as a guideline in setting their coverage policies and payment amounts. Unlike the Medicare program, however, private payors have no statutory impediment to covering screening tests. They do tend to seek guidance from USPSTF recommendations, however. The current coverage policies of these private payors may differ from the Medicare program, and the payment rates they make may be higher, lower, or the same as the Medicare program. If CMS or other agencies decrease or limit reimbursement payments for physicians, this may affect coverage and reimbursement determinations by many private payors. Additionally, some private payors do not follow the Medicare guidelines, and those payors may reimburse only a portion of the costs associated with the use of our products, or not at all.

Competition

Although we expect competition to intensify in the prostate imaging and prostate disease diagnostic market, we are not aware of any competitive product currently being sold based on the same technology platform with comparable real-time color images or other product features that the ProUroScan System provides. In addition, we do not expect to market the ProUroScan System as a general screening tool, and therefore will not be positioning the system to compete directly with currently available screening tests, including the DRE and PSA tests. The ProUroScan System will be positioned as an “adjunctive” tool following an abnormal DRE to create a map of the prostate and an electronic record of the image. More specifically, the proposed indication for use of the ProUroScan System is for use as an aid to the physician in visualizing and documenting abnormalities of the prostate detected by a DRE.

Another test that uses inferred data to identify prostate cancer, yet to be approved in the United States, is the PCA3 Marker (the “PCA3”). The PCA3 is a non-coding ribonucleic acid (“RNA”) believed to be a more accurate marker of prostate cancer than currently used diagnostics tests. The PCA3 marker was licensed in 2000 by DiagnoCure Inc. of Quebec, Canada. In 2003, DiagnoCure granted a worldwide license to Gen-Probe, based in San Diego, CA, for the development and licensing of a second generation PCA3-based test using their proprietary platform. In 2006, Gen-Probe made the test available in analyte specific reagent format to U.S. laboratories and launched a full CE-marked PCA3 test in Europe. Although this test has not been approved in the United States, it potentially represents a significant advance in the development of more sophisticated and sensitive detection methods for identifying early stage prostate cancer. Gene fusion is another discovery that may lead to a test that potentially will be used to diagnose prostate cancer more accurately than current tests as well as predict prognosis. Gen-Probe has licensed this technology as well.

In contrast to the DRE, PSA and PCA3 tests, the ProUroScan System creates a visual and physical record of the prostate gland. We will seek expanded labeling claims on future generations of the ProUroScan System so that it can also be used to conduct ongoing monitoring and surveillance of the status of the abnormalities that is found by either a DRE or with the ProUroScan System. We believe that the current generation of the ProUroScan System will have several features that are complementary to a traditional DRE examination, such as:

•                  it is designed to produce a real-time color image of the prostate; and

•                  it is designed to enable physicians to electronically store the images in patient files.

Aside from large-scale imaging modalities such as magnetic resonance imaging, computed tomography and nuclear medicine, which due to their cost and limited availability will not be direct competitors of the ProUroScan System, the only imaging system in common use for prostates is the transrectal ultrasound (“TRUS”). TRUS is employed by urologists following the referral of a patient that has had a positive result from a DRE or PSA test, primarily to guide the placement of prostate biopsy needles. We believe that the ProUroScan System will be easier to operate and require less training than TRUS. We also believe it will be less costly to acquire and maintain in a traditional medical office setting.

Subject to FDA clearance or approval, we believe that future uses of the ProUroScan System will include providing a permanent record of the prostate that can be used to identify changes over time. Nevertheless, technology is rapidly changing in the prostate imaging and the prostate disease diagnostic market, and other technology could come to market potentially displacing the ProUroScan System.

Government Regulation

The ProUroScan System is subject to the Federal Food, Drug, and Cosmetic Act (“FDCA”) as implemented and enforced by the FDA and by comparable agencies in various states and various foreign countries. To ensure that medical products distributed domestically and internationally are safe and effective for their intended use, FDA and comparable authorities in other countries have imposed regulations that govern, among other things, the following activities that we or our third-party manufacturers and suppliers perform or will perform:

•                  product design and development;

•                  product testing;

•                  product manufacturing;

•                  product labeling;

•                  product storage;

•                  premarket clearance or approval;

•                  advertising and promotion;

•                  product marketing, sales and distribution; and

•                  post-market surveillance reporting death or serious injuries and medical device reporting.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device we wish to market in the U.S. will require either 510(k) clearance or approval of a Premarket Approval Application (“PMA”) from the FDA. The FDA classifies medical devices into one of three classes:

•                  Class I devices, which are subject to only general controls (e.g., labeling, medical devices reporting, and prohibitions against adulteration and misbranding) and, in some cases, to the 510(k) premarket clearance requirements;

•                  Class II devices, generally requiring 510(k) premarket clearance before they may be commercially marketed in the United States (based on discussions between Artann and the FDA, we believe the use of the ProUroScan System will be classified as a class II device); and

•                  Class III devices, consisting of devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device, generally requiring submission of a PMA supported by clinical trial data.

Devices deemed to pose lower risks are placed in either class I or II, which typically requires the manufacturer to submit to the FDA a 510(k) requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risks, or for which there is no predicate, are placed in class III, requiring approval of a PMA.

510(k) Clearance Pathway

When a 510(k) clearance is required, we or Artann, as the case may be, will be required to submit a 510(k) demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Once filed, the FDA has 90 days in which to review the 510(k) application and respond. Typically, the FDA’s response after reviewing a 510(k) is a request for additional data or clarification. Depending on the complexity of the application and the amount of data required, the process may be lengthened by several months or more. If additional data, including clinical data, are needed to support our claims, the 510(k) application process may be significantly lengthened. Published FDA statistics from 2006 (the most recent available) indicate that the average total time from receipt of a 510(k) application to final action (not including the time a submission is on hold pending receipt of additional information) is 95 days.

If the FDA issues an order declaring the device to be Not Substantially Equivalent (“NSE”) and places it into a class III or PMA category, we can then request a de novo classification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. The request must be in writing and sent within 30 days from the receipt of the NSE determination. The request should include a description of the device, labeling for the device, reasons for the recommended classification and information to support the recommendation. The de novo process has a 60 day review period. If the FDA classifies the device into class II, the Company will then receive an approval order to market the device. This device type can then be used as a predicate device for future 510(k) submissions. However, if the FDA subsequently determines that the device will remain in the class III category, the device cannot be marketed until the Company has obtained an approved PMA. If we are required to follow a de novo process, an additional 60 to 90 days or more will be added on to the original 90 days required for the initial 510(k) review.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. If the FDA were to disagree with any of our determinations that changes did not require a new 510(k), it could require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained. If the FDA requires us to seek 510(k) clearance or PMA approval for any modifications, we may be required to cease marketing and/or recall the modified device, if already in distribution, until 510(k) clearance or PMA approval is obtained and we could be subject to significant regulatory fines or penalties.

There is no guarantee that the FDA will grant 510(k) clearance of the ProUroScan System for a basic mapping and data maintenance claim, or 510(k) clearance or PMA approval, of any of our future products. Failure to obtain such clearances or approvals could adversely affect our ability to grow our business. Delays in receipt or failure to receive clearances or approvals, the loss of previously received clearances or approvals, or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business.

Premarket Approval (PMA) Pathway

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSRs.

New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. There is no guarantee that the FDA will grant PMA approval of any new indications for use of the ProUroScan System or for our future products. Failure to obtain such approvals would adversely affect our ability to grow our business. Delays in receipt or failure to receive approvals, the loss of previously received approvals, or the failure to comply with existing or future regulatory requirements could reduce our sales, profitability and future growth prospects.

Clinical Trials

Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) clearance. If the device presents a “significant risk,” as defined by the FDA, to human health, the FDA requires the device sponsor to file an investigational device exemption (an “IDE”) application with the FDA and obtain IDE approval prior to commencing the human clinical trials. Such trials generally require an IDE application approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board (“IRB”) for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patients’ informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. If the clinical trial is not performed in accordance with the FDA’s IDE regulations, the FDA could seek an enforcement action against the sponsor and the investigators. In addition, the sponsor, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the U.S. Similarly, in Europe the clinical study must be approved by a local ethics committee and in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include:

•                  product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

•                  QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•                  labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•                  clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of our cleared devices;

•                  approval of product modifications that affect the safety or effectiveness of our approved devices;

•                  medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

•                  post-approval restrictions or conditions, including post-approval study commitments;

•                  post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

•                  the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the U.S., which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved or uncleared use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired.

Furthermore, our products could be subject to voluntary recall if we or the FDA determine, for any reason, that our products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall if there is a reasonable probability that our device would cause serious adverse health consequences or death.

The FDA has broad post-market and regulatory enforcement powers. Our facilities and the manufacturing facilities of our subcontractors will be subject to unannounced inspections by the FDA to determine our level of compliance with the QSR and other regulations. Failure by us or by our third-party manufacturers and suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•                  warning letters or untitled letters;

•                  fines and civil penalties;

•                  unanticipated expenditures to address or defend such actions;

•                  delays in clearing or approving, or refusal to clear or approve, our products;

•                  withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies;

•                  product recall or seizure;

•                  orders for physician notification or device repair, replacement or refund;

•                  interruption of production;

•                  operating restrictions;

•                  injunctions; and

•                  criminal prosecution.

Regulation of the ProUroScan System

The ProUroScan System is being developed under development contracts with Artann. We are implementing a regulatory strategy to obtain 510(k) clearance of the ProUroScan System for a basic mapping and data maintenance claim and for the ProUroScan System to serve as an adjunct to a DRE. We believe that this basic mapping and data maintenance claim reflects the current needs of the market and the capabilities of the system. Based on discussions between Artann and representatives from the FDA, we believe that the ProUroScan System with a basic mapping and data maintenance claim will be regulated by the FDA as a class II device. Class II devices typically are cleared for marketing by the FDA through a 510(k) application.

Depending on the exact nature of future claims, the approval process may require more extensive clinical studies and possibly the submission of a PMA. Such an application will likely take significantly more time to prepare and review and be more comprehensive than the 510(k) clearance process.

Once we obtain the 510(k) for the ProUroScan System, or obtain FDA clearance or approval for future products, the manufacturing, sale and performance of our products will be subject to the ongoing FDA regulation and inspection processes as described above.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. Once we commercialize the ProUroScan System, our business is subject to compliance with these laws.

Anti-Kickback Statutes and Federal False Claims Act

The federal healthcare programs Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” These safe harbors, issued by the OIG beginning in July 1991, set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Another development affecting the healthcare industry is the increased use of the federal Civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the Civil False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, and improper use of Medicare numbers when detailing the provider of services, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, companies have been prosecuted under the False Claims Act in connection with alleged off-label promotion of products. Our future activities relating to the reporting of wholesale or estimated retail prices for our products, the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect our financial performance.

HIPAA and Other Fraud and Privacy Regulations

Among other things, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

In addition to creating the two new federal healthcare crimes, regulations implementing HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Three standards have been promulgated under HIPAA’s regulations: the Standards for Privacy of Individually Identifiable Health Information, which restrict the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, which establish standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards, which require covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we are not a covered entity and therefore not directly subject to these standards, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards, particularly because we expect that the ProUroScan System will store patient information and scan results. The government intended this legislation to reduce administrative expenses and burdens for the healthcare industry; however, our compliance with certain provisions of these standards entails significant costs for us.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Employees

We currently have only two full-time employees, and expect to conduct much of our research and development, market research, clinical and regulatory function, and other business operations through the use of a variety of consultants and medical-device development contractors. We believe that using consultants and contractors, including the significant scientific and engineering resources of Artann, to perform these functions is more cost effective than hiring full-time employees, and affords us flexibility in directing our resources toward specific and changing goals during our development stage. We anticipate hiring additional employees during the remainder of 2009 and 2010 in the areas of manufacturing management, marketing, sales training, administration and quality assurance. Some or all of these functions may be performed by contracted individuals or consultants as management deems most effective. We are conducting our research and development activities related to our acquired technologies and proposed products on a contract basis with Artann and Logic (Minneapolis, MN).

Properties

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344. Our executive offices consist of approximately 750 square feet of office space, which we rent on a month-to-month basis.  Our rental cost for this office space is $800 per month, which we believe is at market for similar office space in Minneapolis, Minnesota.  We do not own any real property.

Directors, Executive Officers and Affiliates

The persons listed in the table below are directors, executive officers and/or affiliates of the Company, and the address for each person is c/o ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344. There are no family relationships among our executive officers or directors.

Name	Position with the Company
Richard C. Carlson	Chief Executive Officer and Director
Richard B. Thon	Chief Financial Officer
David F. Koenig	Director
Robert J. Rudelius	Director
Scott E. Smith	Director
James L. Davis(1)	Affiliate

(1)           Mr. Davis is the beneficial owner of more than 10% of the Company’s common stock.

Richard C. Carlson, Director since 2006 and Acting Chairman since 2007.  Mr. Carlson was hired as our Vice President of Marketing and Sales in January 2005, and was promoted to Chief Executive Officer in November 2006.  Prior to joining the Company, Mr. Carlson held several positions with SurModics, Inc., a company that provides surface modification solutions for medical device and biomedical applications, from 1998 to 2004, including Vice President of Marketing and Sales and Vice President of Strategic Planning.  Age: 57

David F. Koenig, Director since 2004.   Mr. Koenig served as a director of our predecessor company, ProUroCare Inc. (“PUC”), from 1999 until April 2004, when he became a director of the Company upon the merger of PUC with an acquisition subsidiary of the Company (the “Merger”).  From 1996 to 2005, Mr. Koenig was the Executive Vice President and Chief Operating Officer of Solar Plastics, Inc., a manufacturer of custom rotationally molded plastic parts.  Mr. Koenig is Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee and the Audit Committee.  Age: 68.

Robert J. Rudelius, Director since 2007.  Since 2003, Mr. Rudelius has been the Managing Director and CEO of Noble Ventures, LLC, a company he founded, providing advising and consulting services to early-stage companies in the information technology, renewable energy and loyalty marketing fields.  Mr. Rudelius is also the Managing Director and CEO of Noble Logistics, LLC, a holding company he founded in 2002 to create, acquire and grow a variety of businesses in the freight management, logistics and information technology industries.  Mr. Rudelius is the Chairman of the Nominating and Governance Committee and is a member of the Compensation Committee.  Age: 54.

Scott E. Smith, Director since 2006. Mr. Smith currently provides consulting to best-in-class companies to help them grow rapidly and profitably. He was previously employed by F-2 Intelligence Group (“F2”), a company engaged in providing critical insights to multinational corporations and private equity clients on a broad range of strategic issues. From 2002 to 2004, Mr. Smith served as F2’s Director of Corporate Accounts, where he was responsible for selling strategic consulting services primarily to Fortune 500 companies. From 2004 to 2008, Mr. Smith transitioned to serving as F2’s Regional Director of Sales for Private Equity, where he advised private equity firms on market and competitive intelligence issues. Prior to joining F2 Intelligence Group, Mr. Smith was employed by Arthur Andersen for 23 years and served the last 10 years as an audit partner. Mr. Smith is a Certified Public Accountant and a Certified Management Accountant. Mr. Smith is Chairman of the Audit Committee. Age: 53.

Richard B. Thon, Chief Financial Officer.  Mr. Thon has been our Chief Financial Officer since 2004.  Age: 54.

Each of Messrs. Koenig, Rudelius and Smith qualifies as an “independent director,” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the members of our Audit Committee satisfy the supplemental independence standards applicable to audit committee members under applicable law and NASDAQ listing requirements. As an executive officer of the Company, Mr. Carlson does not qualify as an “independent director.”

Director Compensation Information

Effective July 1, 2008, our Board of Directors established a policy that each of our non-employee directors receives an annual cash payment of $10,000 for annual services to the Company, that the chairpersons of our Compensation, Audit and Nominating and Governance committees receive an additional annual payment of $2,500 and that each committee member receives an annual payment of $1,000 per committee.

In addition, we have also agreed to grant to all non-employee directors a one-time non-qualified stock option upon election or appointment to the Board of Directors to purchase 3,000 shares of our common stock at fair market value and, additionally, to grant options to purchase 1,000 shares of our common stock at a fair market value to each director upon their annual re-election to the Board. These director options vest ratably over two years of service. The grants are made under our 2009 Stock Plan (the “Plan”), which is administered by the Compensation Committee of our Board of Directors and authorizes the grant of incentives in any combination of the following forms: (i) incentive stock options and non-qualified stock options; (ii) stock-appreciation rights (“SARs”); (iii) stock awards; (iv) restricted stock; and (v) performance shares. The term of each award may not be longer than 10 years and one day from the date of grant.  We have reserved 1,200,000 shares of common stock for issuance under the Plan, subject to adjustments as set forth in the Plan.  Our Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, except as provided in the Plan. Unless earlier terminated by the Board of Directors, no awards may be granted under the Plan after August 11, 2019.

Prior to July 1, 2008, each of our non-employee directors received an annual cash payment of $5,000 for services to the Company and the chairpersons of our Compensation, Audit and Nominating and Governance committees received an additional annual payment of $2,500. All non-employee directors were granted a one-time non-qualified stock option upon appointment to the Board of Directors to purchase 3,000 shares of our common stock at fair market value. These director options vested ratably over two years of service. The options granted to Mr. Nazarenko and Mr. Koenig have a ten-year term, and to Mr. Smith and Mr. Rudelius have a seven-year term.

All directors shall be reimbursed for travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

The table below sets forth director compensation earned during 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Total ($)
David Koenig(1)	—	$21,000	$710	$21,710
Alexander Nazarenko(2)	—	9,842	—	9,842
Scott Smith(3)	—	20,000	4,398	24,398
Robert Rudelius(4)	—	19,875	4,310	24,185

(1)                               Chairman of the Compensation Committee as of March 14, 2008. Prior to March 14, 2008, Mr. Koenig was Chairman of the Nominating and Governance Committee.

(2)                               Mr. Nazarenko resigned from the Board of Directors on March 11, 2008. Mr. Nazarenko served as Chairman of the Compensation Committee until that time.

(3)                               Chairman of the Audit Committee.

(4)                               Chairman of the Nominating and Governance Committee as of March 14, 2008.

(5)                               On July 11, 2008, the Company issued a total of 12,500 shares of our common stock to our directors in lieu of cash as payment of directors’ fees earned in the first half of 2008. In addition, a total of 37,967 shares of our common stock were issued to our directors in recognition of the extraordinary amount of time and effort they put forth on the Company’s restructuring and refocusing efforts since January 1, 2007. Finally,

9,167 shares of common stock were issued to our directors in lieu of cash as payment for directors’ fees earned in 2007 (not included in the 2008 compensation).  On April 13, 2009, we issued a total of 27,366 shares of our common stock to our directors in lieu of cash as payment of directors’ fees earned in the second half of 2008.  The dollar amount included in this column is the amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).

(6)                               Each outside director held options to acquire 4,000 shares at December 31, 2008. Options awarded during the fiscal year are valued in accordance with SFAS 123R. See Notes 1(j) and 12(h) to the Consolidated Financial Statements for the fiscal year ended December 31, 2008 included herein for the material terms of stock option grants.

Executive Compensation Tables

The following Summary Compensation Table sets forth the compensation earned for services rendered in all capacities by our Chief Executive Officer and Chief Financial Officer. There were no other executive officers or other individuals who earned more than $100,000 during 2008. The individuals named in the table will be hereinafter referred to as the “Named Executive Officers.”

Name and Position	Year	Salary ($)	Bonus(3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)

Richard Carlson(1)	2008	$150,000	$—	$25,451	$2,103	$177,554
CEO and Acting Chairman of the Board	2007	150,000	—	120,898	—	270,898

Richard Thon(2)	2008	136,375	—	10,873	4,825	152,073
CFO	2007	140,000	—	65,348	1,200	206,548

(1)                                  All compensation Mr. Carlson earned is related to his duties as an officer. Due to funding limitations, $124,335 of Mr. Carlson’s salary earned in 2006, 2007 and 2008 was unpaid as of December 31, 2008. See “Executive Compensation—Employment Agreements” for the terms of Mr. Carlson’s current employment arrangements.

(2)                                  Due to funding limitations, $144,818 of Mr. Thon’s salary and bonus earned in 2006, 2007 and 2008 was unpaid as of December 31, 2008. See “Executive Compensation—Employment Agreements” for the terms of Mr. Thon’s current employment arrangements.

(3)                                  Mr. Carlson and Mr. Thon each earned a $20,000 bonus upon the closing of the Company’s 2009 public offering.  This amount was accrued and had not been paid out as of the date of this Proxy Statement.

(4)                                  Option awards are valued in accordance with SFAS 123R. See Notes 1(j) and 10(h) to the Consolidated Financial Statements for the fiscal year ended December 31, 2007 included herein and Notes 1(f) and 7(b) to the Consolidated Financial Statements for the fiscal year ended December 31, 2008 included herein for the material terms of stock option grants.

(5)                                  Other compensation represents insurance premiums paid by us with respect to term life insurance and long-term care polices for the benefit of the executive. There is no cash surrender value associated with the policies.

The following Outstanding Equity Awards Table sets forth outstanding but unexercised options of our Named Executive Officers as of December 31, 2008. No stock options or stock-appreciation rights were exercised during fiscal 2008, and no stock-appreciation rights were outstanding at the end of such fiscal year.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)(1)		Number of Securities Underlying Unexercised Options (# Unexercisable)(1)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Exercise Date

Richard Carlson	—		—		5,000	(2)	$7.50	March 1, 2011
	10,000		—				$5.00	February 1, 2017
	10,000	(3)	60,000	(3)			$1.00	July 11, 2015

Richard Thon	—		—		5,000	(2)	$7.50	March 1, 2011
	3,000		—				$11.33	April 18, 2012
	10,000	(4)	25,000	(4)			$1.00	July 11, 2015

(1)                                See Notes 1(j) and 12(h) to the Consolidated Financial Statements for the fiscal year ended December 31, 2008 included herein for the material terms of stock option grants.

(2)                                These awards vest upon the Company securing approval from the Food and Drug Administration (“FDA”) of its ProUroScan System.

(3)                                On July 11, 2008, the Company issued incentive stock options to acquire 70,000 shares of its common stock to Mr. Carlson. The options are exercisable for a period of seven years at an exercise price of $1.00 per share. Of the options, 10,000 shares vest immediately and 20,000 shares will vest on July 1 of each of 2009, 2010 and 2011. At the same time, Mr. Carlson agreed to cancel existing, fully-vested stock options to acquire 15,000 shares of common stock at an exercise price of $23.50 per share.

(4)                                On July 11, 2008, the Company issued incentive stock options to acquire 35,000 shares of its common stock to Mr. Thon. The options are exercisable for a period of seven years at an exercise price of $1.00 per share. Of the options, 10,000 shares vest immediately and 8,333 shares will vest on July 1 of each 2009, 2010 and 2011. At the same time, Mr. Thon agreed to cancel existing, fully-vested stock options to acquire 20,000 shares of common stock at an exercise price of $25.00 per share.

Employment Agreements and Other Executive Compensation Matters

On July 16, 2008, we entered into an employment agreement with Mr. Carlson, our Chief Executive Officer. The agreement provides for a minimum annual salary of $150,000, a cash incentive bonus potential of up to 40 percent of Mr. Carlson’s base pay and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by our Board of Directors. The agreement provides for severance payments if Mr. Carlson’s employment is terminated by the Company without cause or if Mr. Carlson terminates the agreement for good reason.  The severance payments includes six months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary), payment of earned bonuses, continued payment of existing health and life insurance benefits for a period of six months and immediate vesting of all unvested stock options then held by Mr. Carlson. In addition, within a one-year period following a “change in control” of the Company, upon termination without cause, unacceptable demotion or reduction in responsibilities or a relocation of more than 100 miles, Mr. Carlson will receive as severance, six months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary) and immediate vesting of all unvested stock options then held by Mr. Carlson. The agreement prohibits Mr. Carlson from directly or indirectly participating in the ownership, management, operation or control of a competitive business for a period of one year following termination of his employment. The agreement will extend through December 31, 2009.

On July 1, 2008, we entered into an employment agreement with Mr. Thon, our Chief Financial Officer that expired on June 30, 2009.  The parties have indicated their intention to enter into a new employment agreement under substantially similar terms in the second half of 2009.  The expired 2008 agreement provided for a minimum annual salary of $140,000, a cash incentive bonus potential of up to 30 percent of Mr. Thon’s base pay and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by our Board of Directors. The agreement provided for severance payments if Mr. Thon’s employment is terminated by the Company without cause or if Mr. Thon terminates the agreement for good reason.  The severance payments include four months of base salary plus one month of base salary for each year of service (up to a maximum of nine months of base salary), payment of earned bonuses, continued payment of existing health and life insurance benefits for a period of four months and immediate vesting of all unvested stock options then held by Mr. Thon. In addition, within a one-year period following a “change in control” of the Company, upon termination without cause, unacceptable demotion or reduction in responsibilities or a relocation of more than 100 miles, Mr. Thon was to receive as severance, six months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary), and immediate vesting of all unvested stock options then held by Mr. Thon. The agreement prohibited Mr. Thon from directly or indirectly participating in the ownership, management, operation or control of a competitive business for a period of one year following termination of his employment.

From June 2006 through December 2007, the Company deferred payment of the majority of our executive team’s compensation.  As of September 30, 2009, approximately $65,000 of our executive team’s compensation from this period had not been paid, and was recorded as an accrued liability.

Our executive officers are also eligible to receive awards under our 2009 Stock Plan, which is described above in the section of this Offer Letter/Prospectus entitled “Information Concerning the Company—Director Compensation Information.”

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2009, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our Named Executive Officers included in the Summary Compensation Table above and (iv) all executive officers and directors as a group.

The number of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  The definition of beneficial ownership for this purpose includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of September 30, 2009.  Including those shares in the table does not, however, constitute an admission that the named holder is a direct or indirect beneficial owner of those shares. For purposes of this calculation we have assumed the exercise of all Public Warrants and Private Warrants during the Offer Period.

Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.  Unless otherwise indicated, the address of each of the following persons is 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344.

Name	Shares of common stock beneficially owned	Percent of class
Richard C. Carlson(1)	130,850	1.3
David F. Koenig(2)	116,684	1.2
Robert J. Rudelius(3)	139,539	1.4
Scott E. Smith(4)	235,867	2.4
Richard B. Thon(5)	66,333	*
All directors and officers as a group (5 total)(6)	689,273	6.7
James L. Davis(7)(8)	4,022,564	34.1

*Less than one percent.

(1)                                  Includes 850 shares held directly and options to purchase up to 130,000 shares of common stock which are currently exercisable.

(2)                                  Includes 1,875 shares held by Clinical Network Management Corp. and 26,572 shares held by Clinical Network, Inc. with respect to each of which Mr. Koenig is an officer and minority owner.  Also includes 53,237 shares of common stock held directly and currently exercisable options to purchase up to 35,000 shares of common stock.

(3)                                  Includes 54,317 shares held directly, warrants to purchase 29,986 shares of common stock and options to purchase up to 25,250 shares of common stock.  Also includes 29,986 Replacement Warrants assuming exercise of all Public Warrants and Private Warrants held by Mr. Rudelius.

(4)                                  Includes 105,667 shares held directly, warrants to purchase 52,475 shares of common stock and currently exercisable options to purchase up to 25,250 shares of common stock.    Also includes 52,475 Replacement Warrants assuming exercise of all Public Warrants and Private Warrants held by Mr. Smith.

(5)                                  Includes options to purchase up to 66,333 shares of common stock which are currently exercisable.

(6)                                  Includes Messrs. Carlson, Koenig, Rudelius, Smith and Thon.

(7)                                  The address of Mr. Davis is 6446 Flying Cloud Drive, Eden Prairie, MN 55344.

(8)                                  Shares beneficially owned includes the following directly held shares and immediately exercisable warrants: 1,939,210 shares of common stock and warrants to purchase 989,530 shares of common stock. Shares beneficially owned also includes the following shares and immediately exercisable warrants held by Davis & Associates Inc., 401K PSP, of which Mr. Davis has sole voting power: 74,964 shares of common stock and warrants to purchase 91,014 shares of common stock. Shares beneficially owned also includes the following shares and immediately exercisable warrants held by Davis & Associates Inc., of which Mr. Davis has sole voting power: 37,482 shares of common stock and warrants to purchase 43,182 shares of common stock. Also includes 734,736, 74,964 and 37,482 Replacement Warrants assuming exercise of all Public Warrants and Private Warrants held by Mr. Davis, Davis & Associates Inc., 401K PSP and Davis & Associates Inc., respectively.

Corporate Governance

From time-to-time, as part of our normal corporate governance process, we evaluate the size and composition of our Board of Directors relative to our business operations.  Based on such a review, we have recently begun discussions with board candidates, with a view toward adding one to three new directors to our Board; however, this determination was in no way related to or based on our decision to proceed with the Offer.

Certain Relationships and Related Transactions

On September 28, 2007, the Company borrowed for working capital purposes $15,000 from Mr. Smith and $10,000 from Robert J. Rudelius, both directors of the Company.  The unsecured loans bore no interest.  Upon the first closing of the 2007 Private Placement, these loans were converted into units under that offering.

On July 11, 2008, our directors received and aggregate of 21,667 of shares of our common stock in lieu of cash for $21,667 of unpaid director’s fees accrued through June 30, 2008.

On July 11, 2008, we issued a total of 37,967 shares of our common stock to our directors in recognition of the extraordinary amount of time and effort they spent on our restructuring and refocusing efforts since January 2007.  The shares were valued at $1.00 per share and expensed on the date of issuance.

On April 13, 2009, the Company issued an aggregate of 27,366 shares of its common stock to Mr. Koenig, Mr. Rudelius and Mr. Smith as payment of $20,250 directors’ fees accrued through December 31, 2008, in lieu of cash.

Financial Information Regarding the Company

The following is a summary of selected statement of operations data and balance sheet data for each period indicated. The selected financial data presented below for the years ended December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements and related notes.  The selected consolidated financial data presented below for the six months ended June 30, 2009 and 2008, and the summary balance sheet information for June 30, 2009, compared with December 31, 2008 and 2007 are derived from our unaudited consolidated financial statements and related notes.

The selected consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, our unaudited consolidated financial statements and the notes thereto for the quarter and six months ended June 30, 2009 and 2008 and the period from August 17, 2999 (inception) to June 30, 2009, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which disclosures are included in this Offer Letter/Prospectus beginning on page F-19, page F-2 and page 60, respectively.

The pro forma consolidated financial information presented below assumes that all 6,108,381 Warrants are tendered for early exercise in the Offering, resulting in net proceeds to the Company of $7,768,895 after estimated offering expenses of $172,000.  It also assumes the cost of the Replacement Warrants to be $7,085,722, as determined using the Black-Scholes pricing model as of September 30, 2009.

	Six months ended June 30, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Period from August 17,1999 (inception) to June 30, 2009
Consolidated Statement of Operations Data
Operating expenses:
Research and development	$208,881	$597,755	$143,628	$5,664,188
General and administrative	711,627	2,026,677	1,305,274	10,542,800
Total operating expenses	920,508	2,624,432	1,448,902	16,206,988
Operating loss	(920,508)	(2,624,432)	(1,448,902)	(16,206,988)
Interest expense, net	(1,088,451)	(1,909,500)	(1,310,942)	(6,2,32,623)
Debt extinguishment expense	(324,267)	(123,785)	(353,454)	(829,428)
Net loss	$(2,333,226)	$(4,657,717)	$(3,113,298)	$(23,269,039)
Net loss per common share:
Basic and diluted	$(0.26)	$(2.65)	$(1.98)	$(16.20)
Weighted average number of shares outstanding:
Basic and diluted	8,877,218	1,759,607	1,572,555	1,436,224
Ratio of earnings to fixed charges (1)	(114)%	(144)%	(137)%
Deficiency of earnings to cover fixed charges	$(2,333,226)	$(4,657,717)	$(3,113,298)

	As of June 30, 2009	As of December 31, 2008	As of December 31, 2007
Consolidated Balance Sheet Data
Cash and cash equivalents	$14,594	$3,900	$400,613
Total assets	153,945	1,076,554	1,038,910
Total liabilities	2,237,789	8,334,417	4,730,493
Shareholders’ deficit	(3,083,844)	(7,257,863)	(3,691,583)
Book value per share	(0.31)	(4.01)	(2.14)

Consolidated Statement of Operations Data, Pro Forma
Operating expense	$8,006,230
Operating loss	(8,006,230)
Net Loss	$(9,418,948)
Ratio of earnings to fixed charges(1)	(765)%
Deficiency of earnings to cover fixed charges	$(9,418,947)

Consolidated Balance Sheet Data, Pro Forma
Cash and cash equivalents	$7,783,389
Total assets	7,922,840
Total liabilities	3,237,789
Shareholders’ equity	4,685,051
Book value per share	0.29

(1)           Fixed charges exclude the cost of stock and warrants issued incurred in refinancing certain debt that were expensed as debt extinguishment expense.  Amounts so excluded were $324,267, $123,785 and $353,454 for the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, and notes thereto, included in this Offer Letter/Prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Results of Operations

Three months ended June 30, 2009 compared to the three months ended June 30, 2008:

Operating Expenses/Operating Loss.  Our operating expenses (and our operating loss) for the three months ended June 30, 2009 were $394,991, a decrease of $121,536, or 24 percent, compared to $516,527 last year.  The decrease was primarily due to the 2008 acquisition of patents for $300,000, which was expensed at the time of the purchase.  In addition, during the three months ended June 30, 2008, we incurred approximately $37,000 of legal fees related to negotiating development and licensing agreements.  Increased research and development spending offset these expense reductions, including $59,000 of consulting costs related to the management of the ProUroScan clinical trials and $50,000 of product development expenses incurred under the Artann development agreement, compared to $0 in 2008.

Net Interest Expense.  Net interest expense for the three months ended June 30, 2009 was $40,949, a decrease of 91 percent, compared to $465,182 last year.  Included in the 2008 expense was approximately $357,000 of original issue discount and debt issuance cost amortization primarily related to our 2006, 2007 and 2008 private debt placements.  Upon the closing of the 2009 Public Offering and the subsequent automatic conversion of approximately $3.3 million of debt and accrued interest into equity, the related original issue discount and debt issuance cost was expensed.  Consequently, the related amortization expense has been eliminated going forward.  Also included in the 2008 expense was approximately $61,000 of interest on the 2007 and 2008 private debt placements.  Other interest expense declined about 16% to approximately $40,000 in the three months ended June 30, 2009 compared to approximately $48,000 last year reflecting the $400,000 reduction in outstanding Crown Bank loans through much of the period.

Debt Extinguishment Expense.  Our debt extinguishment expense arises primarily from the issuance of stock or warrants pursuant to the provisions of short-term loans from lenders in certain refinancing transactions. Our debt extinguishment expense for the three months ended June 30, 2009 was $157,919, an increase of 671 percent, compared to $20,491 last year.   The increase is due to the write-off of approximately $119,000 of unamortized original issue discount related to a beneficial conversion feature of a $281,000 promissory note issued to Mr. Davis upon its conversion.  Additionally, during the three months ended June 30, 2009, approximately $39,000 of the cost of stock issued to guarantors of $1.3 million of Crown Bank loans was amortized.

Six months ended June 30, 2009 compared to the six months ended June 30, 2008:

Operating Expenses/Operating Loss.  Our operating expenses (and our operating loss) for the six months ended June 30, 2009 were $920,508, an increase of $157,819, or 21 percent, compared to $762,689 last year.

Compensation and benefits costs in the six months ended June 30, 2009 increased approximately $42,000, or 26 percent, compared to last year as a result of a $40,000 bonus awarded in recognition of the efforts of the Company’s officers in the completion of the 2009 Public Offering.  Stock-based compensation increased approximately $129,000, or 432 percent, compared to last year, as a result of the granting of immediately vested stock options to directors and officers valued at $139,400.  Other increases in operating expenses during the first six months of 2009 included product development expenses of $150,000 incurred under the Artann development agreement, approximately $59,000 of consulting costs related to the management of the ProUroScan clinical trials, new investor and public relations programs that cost approximately $29,000 and trade show attendance costs of approximately $20,000.  No costs were incurred for these activities during the six months ended June 30, 2008. Offsetting these increases were one-time costs incurred in 2008 including acquisition of patents for $300,000, which was expensed at the time of the purchase and approximately $70,000 of legal fees related to negotiating development and licensing agreements.

Net Interest Expense.  Net interest expense for the six months ended June 30, 2009 was $1,088,451, an increase of 27 percent, compared to $854,113 last year.  Included in the 2009 expense was the approximately $980,000 write-off of unamortized original issue discount and debt issuance costs related to our 2006, 2007 and 2008 private debt placements and the 2008 unit put arrangement upon the closing of the 2009 Public Offering and the subsequent automatic conversion of approximately $3.3 million of debt and accrued interest into equity.  Included in the 2008 expense was approximately $651,000 of original issue discount and debt issuance cost amortization primarily related to our 2006, 2007 and 2008 private debt placements.  Also included in the 2008 expense was approximately $115,000 of interest on the 2007 and 2008 private debt placements.  Other interest expense increased about 12 % to approximately $100,000 in the six months ended June 30, 2009 compared to approximately $89,000 last year as a result of vendor finance charges.

Debt Extinguishment Expense.  Our debt extinguishment expense arises primarily from the issuance of stock or warrants issued pursuant to the provisions of short-term loans from certain lenders in certain refinancing transactions. Our debt extinguishment expense for the six months ended June 30, 2009 was $324,267, an increase of 608 percent, compared to $45,831 last year.   The increase is due to the write-off of $113,000 of unamortized original issue discount upon the refinancing of a $150,000 note with Mr. Davis, the expensing of approximately $123,000 of original issue discount related to a beneficial conversion feature of a $281,000 promissory note issued to Mr. Davis upon its conversion, the issuance of 66,667 shares of stock valued at $33,333 to the Phillips W. Smith Family Trust (the “Smith Trust”) upon the extension of the $600,000 Smith Trust loan, and a $13,000 fee associated with refinancing of $1.3 million loans with Crown Bank during the six months ended June 30, 2009.  Additionally, during the six months ended June 30, 2009, approximately $51,000 of the cost of stock issued to guarantors of the Crown Bank loans was amortized.

Year ended December 31, 2008 compared to the year ended December 31, 2007:

Operating Expenses/Operating Loss.  Our operating loss equals our operating expenses because we have no revenue. For the year ended December 31, 2008, our operating expenses (and our operating loss) were $4,657,717, an increased loss of $1,544,420 or 50 percent, compared to $3,113,297 last year.

Total employee compensation and benefits costs decreased to $390,797 from $972,731 last year, or 60 percent. In the year ended December 31, 2007, we incurred stock-based compensation of $316,500 related to the extension of the exercise period of certain stock options and warrants issued pursuant to separation agreements with three former employees. The remaining compensation expense reduction came primarily as a result of the termination of the three employees in early 2007 and reduced stock option expense, as certain options granted in prior years became fully expensed in 2007.  General and administrative expenses in 2008 also included $1,100,000 related to technology licensing from Artann under the Artann Licensing Agreement, with $600,000 to be paid in cash and $500,000 to be paid in common stock.  Fees for legal services in the year ended December 31, 2008 increased $93,016, or 78 percent, compared to last year, due to legal fees associated with our negotiations with Artann, one-time costs of our reverse stock split, the filing of our Registration Statement on Form S-8 and other SEC filings and patent related legal expenses. Fees accrued or paid to outside directors increased to $70,717 for the year ended December 31, 2008 compared to $25,417 last year, due primarily to a one-time stock grant to the directors in recognition of their efforts in our repositioning and financing since the beginning of 2007.

Research and development costs in the year ended December 31, 2008 were $597,755.  This represents an increase of $454,127, or 316 percent, compared to the $143,628 recognized as research and development expense during the year ended December 31, 2007.  The 2008 research and development expense amount included $250,000 of expense related to Artann’s achievement of the first project milestone under the Artann Development agreement, additional research and development expenses totaling $50,000 related to work performed by Artann under our development agreement, and the expensing of our $300,000 acquisition of certain intellectual property and know-how from Profile. Fiscal 2007 expenses included a $35,000 payment and the issuance of warrants valued at $72,000 to Artann pursuant to a cooperation agreement signed in April 2007 and $24,407 of research costs related to a prostate visioning system project.

Interest Expense.  Total interest expense for the year ended December 31, 2008 was $1,910,037, an increase of $597,817 or 46 percent, compared to $1,312,220 last year. The increased interest expense can be attributed to the issuance of $1,900,000 of convertible notes in our 2007 and 2008 private placements, $299,250 of convertible notes in our September 2008 unit put offering, and $262,500 of convertible notes related to our April 2008 acquisition of intellectual property from Profile.  Amortization of the original issue discount attributable to shares of common stock issued, warrants issued and beneficial conversion features related to these notes resulted in $1,055,453 of recorded interest expense in the year ended December 31, 2008 compared to $446,359 in the year ended December 31, 2007.  Amortization of debt issuance costs related to the notes issued and outstanding during the years ended December 31, 2008 and 2007 was $421,564 and $506,639, respectively.  Interest expense based on stated interest rates was $433,020 and $359,222 during the years ended December 31, 2008 and 2007, respectively.

Debt Extinguishment Cost.  Our total debt extinguishment cost for the year ended December 31, 2008 was $123,785, a decrease of 64 percent, compared to $343,454 last year. Our debt extinguishment cost resulted primarily from the cost of warrants issued in connection with the amendment of certain short term loans to defer their maturity dates. The year-to-year decrease was a result of the repayment of a significant portion of these outstanding short term loans in late 2007 and early 2008.

Year ended December 31, 2007 compared to the year ended December 31, 2006:

Operating Expenses/Operating Loss.  Our operating expenses equal our operating loss because we have no revenue. A 21 percent decrease in our operating expenses for the year ended December 31, 2007 compared to the prior year, from $1,842,169 to $1,448,902, was directly related to our efforts to restructure the Company, with an emphasis on minimizing costs and conserving cash while repositioning the Company and raising capital to fund development. In late 2006, our former CEO retired. In the first quarter of 2007, two additional executive level positions were eliminated. These moves resulted in a reduction of salaries, payroll taxes and benefits from $935,705 during the year ended December 31, 2006 to $423,347 in 2007, a savings of $512,358 or 55 percent. Offsetting this was a 41 percent increase in stock-based compensation, from $389,034 to $549,384 in those same periods related to the extension of exercise periods of certain options and warrants of the departing executives pursuant to termination agreements. In December we moved our headquarters into a smaller facility, resulting in a reduction of rent expense from $47,519 in 2006 to $21,286 in 2007, saving $26,233 or 55 percent.

Research and development costs for the year ended December 31, 2007 were $143,628, a decrease of $102,491, or 42 percent, compared to 2006. The 2007 research and development costs included the issuance of warrants valued at $72,000 and cash payments of $45,000 to Artann pursuant to a cooperation agreement signed in April 2007 and $24,407 of research costs related to a prostate visioning system project. Research and development costs in 2006 consisted of contracted development work on our ProUroScan System and a subsequently abandoned prostate visioning system project.

Interest Expense.  Interest expense for the year ended December 31, 2007 was $1,312,220 compared to $1,089,762 in 2006, an increase of $222,458 or 20 percent. The majority of our recorded interest expense represents the cost of warrants issued in conjunction with debt issuances and the cost of certain convertible features of debt issuances. $952,998of the 2007 interest expense and $802,475 of the 2006 interest expense related to the cost of warrants and convertible debt features. The increased interest expense is the result of an increase in the average amount of debt outstanding over the course of 2007 compared to 2006 used to fund  operations.

Debt Extinguishment Cost.  Debt extinguishment costs for the year ended December 31, 2007 was $353,454, compared to $27,922 in 2006. These expenses represent primarily the cost of warrants issued in connection with the amendment of certain short term loans made to defer their maturity dates in late 2006 and early 2007, and the issuance of stock and warrants pursuant to the refinancing of $600,000 of debt with the Smith Trust in October 2007.

Recent Financing Activity

On January 12, 2009, we closed on the 2009 Public Offering and realized net proceeds of approximately $1,790,000.  In addition, the closing of the 2009 Public Offering triggered the automatic conversion of certain debt instruments into equity, as follows:

•                $733,334 convertible debentures together with $143,815 of interest accrued thereon converted into 292,384 shares of our common stock;

•                $1,900,000 of convertible notes issued in the 2007 and 2008 private placements together with $177,882 of interest accrued thereon converted into 3,058,381 units, each consisting of one share of common stock and one warrant to purchase common stock at $1.30 per share (a “Unit”); and

•                $299,250 of convertible notes issued pursuant to the unit put arrangement together with $9,563 of interest accrued thereon converted into 441,165 shares of our common stock.

On March 19, 2009, we reached an agreement with James Davis, a principal shareholder of the Company, to refinance a $150,000 promissory note (and $7,291 of interest accrued thereon) along with a $37,500 note (and $3,646 of accrued interest thereon), another $2,632 payable to Mr. Davis and $12,293 of expenses paid by Mr. Davis on our behalf.  Mr. Davis also agreed to lend to us an additional $67,638 to pay for our exhibition of the prostate mechanical imaging system at the annual American Urology Association meeting, the retention of an investor relations firm and the initiation of a clinical advisory board.  He also agreed to have certain website maintenance services performed for us.  Pursuant to the refinancing and the other arrangements, we issued a $281,000 unsecured convertible promissory note to Mr. Davis.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note and the note was converted into 510,909 shares of the Company’s common stock

In March 2009, we renewed $1.2 million of the secured bank debt to mature on March 28, 2010 and repaid $400,000 of the secured debt.

On June 16, 2009, we borrowed $100,000 pursuant to a promissory note issued in favor of Crown Bank.  The promissory note matures on March 28, 2010 and bears interest at the Prime Rate plus 1.0 percent, but never less than 6.00 percent.  The note is guaranteed by Ian Friendly.  The note, along with the existing $1.2 million promissory note, is collateralized by all Company assets.

Between May 1, 2009 and September 16, 2009, Mr. Davis made various payments for the benefit of the Company and provided us with certain cash advances totaling approximately $243,000, including $100,000 loaned to us on July 29, 2009 and $40,000 loaned to the Company on September 16, 2009.  The purpose of these payments and advances was to help fund specific Company activities related to product development, clinical studies and FDA related activities.  On September 21, 2009, Mr. Davis and the Company executed a promissory note in the principal amount of $243,000 (the “Davis Note”) to formalize our obligation to Mr. Davis for these amounts.  The Davis Note matures on March 28, 2011.  Upon execution of the Davis Note, we agreed, as consideration for making the payments and advances represented by the Davis Note, to issue to Mr. Davis 19,833 shares of its common stock and to accrue for future issuance to Mr. Davis 2,700 shares of common stock for each month (or portion thereof) that the Davis Note is outstanding after March 21, 2010.  In addition, under the terms of the Davis Note, we will accrue for issuance to Mr. Davis in lieu of cash interest, 1,618 shares of our common stock for each month (or portion thereof) that the principal amount of the Davis Note is outstanding.  All of the shares accrued for issuance to Mr. Davis will be issued upon repayment of the Davis Note.

On September 23, 2009, we borrowed $300,000 from Jack Petersen pursuant to a secured promissory note.  The promissory note matures on March 28, 2011. Under the terms of the promissory note, we will accrue for issuance to Mr. Petersen 1,998 shares of our common stock for each month or portion thereof that the principal amount of the loan remains outstanding, in lieu of cash interest.  As consideration for making the loan, we issued to Mr. Petersen 20,000 shares of stock and will accrue for issuance 3,333 shares of our common stock for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 21, 2010.  All accrued shares will be issued upon repayment of the loan.  The promissory note provides Mr. Petersen with a subordinated security interest in our assets.

On September 23, 2009, we borrowed $100,025 from Central Bank pursuant to a promissory note.  The promissory note matures on January 17, 2011, and bears interest at the Prime Rate plus 1.0%, with a minimum rate of 6.0%.  The promissory note was guaranteed by Bruce Johnson.  As consideration for providing the guaranty, we issued to Mr. Johnson 6,667 shares of stock and will accrue for issuance 1,111 shares of our common stock for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 21, 2010.  All accrued shares will be issued upon repayment of the loan.  In addition, we executed a security agreement with Mr. Johnson, providing him with a subordinated security interest in our assets.

Current Operations — Employees and Expenses

We currently employ two employees. We conduct our research and development, market research, regulatory and other business operations through the use of consultants and medical device development contractors, primarily Artann. We believe that using consultants and contractors to perform these functions is more cost effective than hiring full-time employees and affords us flexibility in directing our resources during our development stage. During the remainder of 2009 and in early 2010, we expect to complete the clinical and regulatory process leading to FDA 510(k) market clearance and establish a contract manufacturing capability in anticipation of regulatory clearance to enter the market.

We incur ongoing expenses that are directly related to being a publicly traded company, including professional audit and legal fees, financial printing, press releases and transfer agent fees. We currently rent approximately 750 square feet of office space on a month-to-month basis at a cost of approximately $800 per month. Other expenses incurred include executive officer compensation, travel, insurance, telephone, supplies and other miscellaneous expenses.

Liquidity and Capital Resources

Net cash used in operating activities was approximately $1.9 million during the six months ended June 30, 2009 compared to approximately $749,000 last year.  The increase in cash used was primarily the result of payments to Artann of $600,000 and $250,000 for accrued licensing fees and accrued development costs pursuant to our licensing and development agreements, respectively. We also paid $129,500 to Artann for development work performed under the development agreement.  In addition to normal operating expenses, other uses of cash included payments for accounts payable and other accrued expenses, including a portion of the accrued compensation, following the completion of the 2009 Public Offering.

Net cash provided by financing activities was approximately $1.9 million during the six months ended June 30, 2009 compared to approximately $363,000 last year.  Proceeds from the 2009 Public Offering less underwriter’s commissions and other payments for expenses of the offering were approximately $2.3 million during the six months ended June 30, 2009.  In June 2009, we borrowed $100,000 pursuant to a bank loan.  Offsetting this was our pay-down of $400,000 bank debt in March 2009.  During the six months ended June 30, 2008, net proceeds of our private convertible debt placements with individual investors of approximately $584,000 were offset by repayments of notes payable and loans from directors of approximately $228,000.  In September, 2009, we borrowed a total of $643,000 pursuant to long-term promissory notes.

During the remainder of 2009, we expect to submit an FDA 510(k) application for market clearance and make certain preparations for commercialization. Our ability to pursue additional activities, such as establishing a contract manufacturing capability, developing a more portable imaging system and other product enhancements and expanding the number of our clinical study sites, is dependent upon the success and timing of our financing efforts outlined above.

We expect that our cash needs for our normal operating expenses (excluding the milestone payments due to Artann explained below) will be approximately $1,250,000 through the first half of 2010. To the extent we are successful in obtaining sufficient financing from this Offering or otherwise, we will advance other projects and activities needed for the long-term success of the business. These projects include establishing a contract manufacturing capability, including production tooling and molds, estimated to cost approximately $250,000; contracting for certain product engineering and development work to reduce the size and cost of the ProUroScan system and make certain enhancements that we estimate will cost approximately $375,000; and placing systems and performing additional patient studies at certain key institutions, at a cost of approximately $175,000. During this same period, and depending on our level of success in obtaining sufficient financing to do so, we expect to make payments of approximately $350,000 towards certain outstanding liabilities.

Pursuant to the terms of the Artann development agreement, we are required to make cash and equity payments upon the achievement of several project milestones along with a monthly retainer fee. Upon the submission of our 510(k) application to the FDA, we are required to make a cash payment to Artann of $250,000 and an equity payment of our common shares valued at $1,000,000. Upon receipt of FDA 510(k) clearance, we are required to make a further cash payment of $750,000 and a second $1,000,000 equity payment.

As of September 30, 2009, we had approximately $270,000 of cash on hand and current liabilities of $3.5 million, including $1.8 million of secured debt that matures on March 28, 2010. We will need additional financing to fund operations during and after the FDA 510(k) clearance process and to initiate production of the ProUroScan system. In addition to this Offering, we are actively pursuing several potential near-term sources of funding to provide the working capital needed to repay our existing debt and to fund a commercial launch into the urology market. These potential sources include cash advances from shareholders, additional loans or guaranteed bank debt, working with lenders to extend the maturity dates of our existing secured debt and one or more rounds of private placements of debt or equity securities.

We are also working to establish a distribution relationship with a medical products company during the next six to nine months. We expect such a distribution partner could provide financial support in the form of licensing fees, loans, equity investment or some combination. In addition to financial support, a successful collaboration with such a partner would allow us to gain access to down stream engineering, manufacturing, clinical and marketing support. If we fail to secure a distribution partner on terms acceptable to us, or at all, we could be required to undertake distribution activity at our expense, which could significantly increase our capital requirements and may delay the commercialization of our products.

Finally, we may redeem unexercised Warrants once the last sale price of our common stock equals or exceeds $1.82 per share for a period of ten consecutive trading days. If this event were to occur, it will allow all holders of warrants a period of 30 days to exercise their warrants at $1.30 per share. There can be no assurance that we will be able to redeem the warrants, or of how much would be realized if such a redemption were to occur.

If additional funds are raised by the issuance of convertible debt or equity securities, such as the issuance of stock or the issuance and exercise of warrants or the issuance and conversion of convertible debt, then existing shareholders will experience dilution in their ownership interest. If additional funds are raised by the issuance of debt or certain equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of existing holders of common stock. There can be no assurance that we will be successful in obtaining such additional financing, if needed. Additional financing may not be available to us, may not be available on favorable terms and will likely be dilutive to existing shareholders.

If adequate funds are not available through our financing initiatives on a timely basis or on acceptable terms, we may be unable to commercialize our products during the expected time frame. We do not know what impact the unprecedented volatility in worldwide credit and equity markets in late 2008 and early 2009 may have on our ability to obtain future financing. During that period, we saw unprecedented turmoil in equity and credit markets that resulted in record-setting losses in the stock markets, dramatic decreases of liquidity in the credit markets, bank failures, hedge fund closures and massive market intervention by the United States and foreign governments. Because of the unprecedented nature of these market events, and because the markets remain unsettled today, we cannot predict what effect these events will have on our ability to obtain financing in the future. If we are forced to slow or stop our regulatory clearance process, it would delay market entry for our products. Ultimately, if no additional financing is obtained beyond what has been secured to date, we likely would be forced to cease operations. There can be no assurance we will be successful in raising such funds.

Assets; Property Acquisitions and Dispositions

Our primary assets are patents and patent applications, which are the foundation for our proposed product offerings. These assets secure $1,300,000 of senior bank notes and $1,243,000 of subordinated notes and, as a result, are not available to secure other senior debt financing.

Assuming we are successful in obtaining the financing required to establish a contract manufacturing capability, we anticipate purchasing approximately $100,000 of tooling molds and other capital for production, computer equipment, software and general office furniture and equipment through the first half of 2010. We do not anticipate selling any significant assets in the near term.

Going Concern

We have incurred operating losses, accumulated deficit and negative cash flows from operations since inception. As of June 30, 2009, we had an accumulated deficit of approximately $23.3 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this prospectus do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Critical Accounting Policies

Our critical accounting policies are policies which have a high impact on the reporting of our financial condition and results, and require significant judgments and estimates. Our critical accounting policies relate to (a) the valuation of stock-based compensation awarded to employees, directors, loan guarantors and consultants and (b) the accounting for debt with beneficial conversion features.

Valuation of Stock-Based Compensation

Effective as of August 17, 1999 (inception), we have measured and recognized compensation expense for all share-based payment awards made to employees and directors including employee stock options based on fair values. Our determination of fair value of share-based payment awards is based on the date of grant using an option-pricing model which incorporates a number of highly complex and subjective variables. These variables include, but are not limited to, the expected volatility of our stock price and estimates regarding projected employee stock option exercise behaviors and forfeitures. We recognize the expense related to the fair value of the award straight-line over the vesting period.

Debt with Beneficial Conversion Features

The beneficial conversion features of the promissory notes were valued using the Black-Scholes pricing model. The resulting original issue discount is amortized over the life of the promissory notes using the straight-line method, which approximates the interest method.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer Letter/Prospectus contains statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance. Such statements are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this Offer Letter/Prospectus.

Because the factors discussed in this Offer Letter/Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors:

•                  general economic or industry conditions, nationally and in the physician, urology and medical device communities in which we intend to do business;

•                  our ability to raise capital to fund our 2009 and 2010 working capital needs and introduce our products into the marketplace;

•                  our ability to complete the development of our existing and proposed products on a timely basis or at all;

•                  legislation or regulatory requirements, including our securing of all U.S. Food and Drug Administration (“FDA”) and other regulatory approvals on a timely basis, or at all, prior to being able to market and sell our products in the United States;

•                  competition from larger and more well established medical device companies and other competitors;

•                  the development of products that may be superior to the products offered by us;

•                  securing and protecting our intellectual property and assets, and enforcing breaches of the same;

•                  clinical results not anticipated by management of the Company;

•                  the quality or composition of our products and the strength and reliability of our contract vendors and partners;

•                  changes in accounting principles, policies or guidelines;

•                  financial or political instability;

•                  acts of war or terrorism; and

•                  other economic, competitive, governmental, regulatory and technical factors affecting our operations, proposed products and prices.

These and other risks are detailed in this prospectus under the discussion entitled “Risk Factors,” as well as in our reports filed with the SEC from time to time under the Securities Act and the Exchange Act. You are encouraged to read these filings as they are made.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This Offer Letter/Prospectus relates to our Public Warrants and Replacement Warrants and the shares of our common stock underlying such warrants.  We will receive the exercise price of $1.30 per share upon the exercise of any of the Private Warrants, Public Warrants or Replacement Warrants.

We will not receive any proceeds as a result of the issuance of the Replacement Warrants, except that we will receive the $1.30 per share exercise price upon the exercise of any Public and Private Warrants that are tendered in response to the Offer.

We expect to use the proceeds received from the exercise of the warrants, if any, to accelerate certain technology enhancements and design improvements to our ProUroScan product and to expand the number of ProUroScan system placements, as well as for working capital, operating expenses and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

Replacement Warrants and Underlying Common Stock

The offering price of the shares of common stock issuable upon the exercise of the Replacement Warrants is determined by reference to the exercise prices of such warrants, which is $1.30 per share of our common stock.  Our Board of Directors established the exercise price for the Replacement Warrants based on its estimation of those warrant terms that would encourage Warrant holders to participate in the Offer.  The exercise price for the

Replacement Warrants was arbitrarily determined by our Board and does not have any relationship to our assets, projected future earnings, book value or any other objective financial statement criteria of value.

Public Warrants and Underlying Common Stock

The purchase price of the shares of common stock issuable upon the exercise of the Public Warrants is determined by reference to the exercise price of the Public Warrants. The exercise price of the 3,050,000 Public Warrants is $1.30 per share.  The exercise price of the Public Warrants was determined by us and our underwriter at the commencement of the public offering in which the Public Warrants were issued.

DILUTION

The difference between the purchase price per share of the common stock issuable under the Warrants and the Replacement Warrants, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to purchasers in this offering.  Net tangible book value per share is determined by dividing our tangible book value, which is our tangible assets less total liabilities, by the number of outstanding share of our common stock.  The information below assumes all of the Warrants are exercised.

At June 30, 2009, our net tangible book value was a deficiency of $3,114,531, or approximately $(0.31) per share of common stock.  After giving effect to the sale of 9,158,381 shares of common stock offered by this prospectus, and 3,058,381 shares of common stock issuable upon exercise of the Private Warrants by holders accepting this Offer, our pro forma net tangible book value at June 30, 2009 would have been $12,706,260, or $0.57 per share, representing an immediate increase in net tangible book value of $0.88 per share to the existing stockholders and an immediate dilution of $0.73 per share, or 56% to purchasers in this offering.

The following table illustrates the dilution to the purchasers in this offering on a per-share basis as if the offering had occurred on June 30, 2009:

Offering price of the shares of Common Stock		$1.30
Net tangible book value before this offering	$(0.31)
Increase attributable to purchasers in this offering(1)	$0.88
Pro forma net tangible book value after this offering		$0.57
Dilution to purchasers in this offering		$0.73

(1) Although the shares underlying the Private Warrants are not offered pursuant to this Offer Letter/Prospectus, the proceeds from the exercise of the Private Warrants are included in this total, because such exercise has been assumed as a prerequisite to the exercise of the Replacement Warrants.

PLAN OF DISTRIBUTION

Replacement Warrants

The Replacement Warrants are being offered to holders of our Warrants pursuant to the terms of the Offer set forth in the section entitled “The Offer.”

The Company is offering 6,108,381 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Replacement Warrants. Pursuant to the terms of the Replacement Warrants, shares of our common stock will be issued to those Replacement Warrant holders who exercise their Replacement Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. We do not know if or when the Replacement Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

Public Warrants

The Company is offering 3,050,000 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Public Warrants during or after the Offer Period. Pursuant to the terms of the Public Warrants, shares of our common stock will be issued to those Public Warrant holders who exercise their Public Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah  84117.  We do not know if or when the Public Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

Private Warrants

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Amended and Restated Articles of Incorporation authorize us to issue up to 50,000,000 shares of common stock having a par value of $0.00001 per share. As of September 30, 2009, we had 9,946,325 shares of common stock issued and outstanding, with an aggregate of 7,634,866 shares of common stock issuable upon exercise of currently exercisable options, warrants and convertible notes. The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., of Salt Lake City, Utah.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available therefor. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking-fund provisions for or applicable to our common stock.

Replacement Warrants

Each Warrant Holder who tenders Warrants for early exercise pursuant to the terms of the Offer will receive, in addition to the shares of common stock purchased upon exercise, one Replacement Warrant to purchase the same number of shares of our common stock at a price of $1.30 per share, subject to adjustment as discussed below, at any time after the closing of this offering. The Replacement Warrants will expire at 5:00 p.m., Minneapolis, Minnesota time, three years from the Closing Date of this offering, or earlier upon redemption.

We may elect to redeem the outstanding Replacement Warrants at a price of $0.01 per Replacement Warrant at any time after the last sales price of our common stock equals or exceeds $4.00 for ten consecutive trading days.

If the foregoing condition is satisfied and we call the Replacement Warrants for redemption, we must provide a minimum of 30 days’ prior written notice, and each Replacement Warrant holder shall then be entitled to exercise his or her Replacement Warrant prior to the date scheduled for redemption.

The Replacement Warrants will be issued in registered form under a warrant agreement, as amended, between Interwest Transfer Company, Inc., as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Replacement Warrants.

The exercise price and number of shares of common stock issuable on exercise of the Replacement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The Replacement Warrants may be exercised upon surrender of the Replacement Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the

Replacement Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us (or a party otherwise agreed to by us), for the number of Replacement Warrants being exercised. The Replacement Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Replacement Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Replacement Warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

No Replacement Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such Replacement Warrant, a prospectus relating to the common stock issuable upon exercise of the Replacement Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Replacement Warrants. In addition, holders of the Replacement Warrants are not entitled to net cash settlement and the Replacement Warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the Replacement Warrants until the expiration of the Replacement Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the Replacement Warrants, holders will be unable to exercise their Replacement Warrants and we will not be required to settle any such Replacement Warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the Replacement Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Replacement Warrants reside, the Replacement Warrants may have no value, the market for the Replacement Warrants may be limited and the Replacement Warrants may expire worthless. We have agreed, however, to extend the exercise period of the Replacement Warrants if the prospectus relating to the common stock issuable upon the exercise of the Replacement Warrants is not current at the expiration date. The Replacement Warrant holders will have a 30 day period to exercise the Replacement Warrants upon effectiveness of a registration statement relating to the common stock issuable upon the exercise of the Replacement Warrants.

No fractional shares will be issued upon exercise of the Replacement Warrants. If, upon exercise of the Replacement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Replacement Warrant holder.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this Offer Letter/Prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this Offer Letter/Prospectus.  That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the section “Where You Can Find More Information.”

You should rely only on the information provided in this Offer Letter/Prospectus, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus. We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this Offer Letter/Prospectus, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus, is accurate at any date other than the date indicated on the cover page of such documents. We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

WHERE YOU CAN FIND MORE INFORMATION

Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements as of December 31, 2008 included herein have been included in reliance on the report of Baker Tilly Virchow Krause, LLP (formerly known as Virchow, Krause & Company, LLP), an independent registered public accounting firm, which is included herein and given on the authority of said firm as experts in auditing and accounting.

We have had no changes in our independent registered public accounting firm through the date of this Offer Letter/Prospectus or during our preceding two fiscal years, nor have we had any disagreements with our independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during such time.

PROUROCARE MEDICAL INC.

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following unaudited consolidated financial statements and the notes thereto for the quarter and six months ended June 30, 2009 and 2008 and the period from August 17, 2999 (inception) to June 30, 2009, and the audited consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, have been excerpted from the Quarterly Report of ProUroCare Medical Inc. on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 14, 2009, and the Annual Report of ProUroCare Medical Inc. on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 26, 2009, respectively. Unless stated to the contrary or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “ProUroCare” within this section refer to ProUroCare Medical Inc.

Index

Unaudited Financial Statements:
Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008	F-2

Consolidated Statements of Operations for the three and six months ended June 30, 2009 and 2008 and the period from August 17, 1999 (inception) to June 30, 2009	F-3

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008 and the period from August 17, 1999 (inception) to June 30, 2009	F-4

Notes to Consolidated Financial Statements	F-7

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-20

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008	F-21

Consolidated Statement of Shareholders’ Equity (Deficit) from August 17, 1999 (inception) to December 31, 2008	F-22

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008	F-29

Notes to Consolidated Financial Statements	F-31

PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements

ProUroCare Medical Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

	June 30, 2009	December 31, 2008*
	(Unaudited)
Assets
Current assets:
Cash	$14,594	$3,900
Other current assets	108,165	75,848
Total current assets	122,759	79,748

Equipment and furniture, net	499	—
Other assets	30,687	996,806
	$153,945	$1,076,554
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts and notes payable	$2,819,661	$5,685,371
Other liabilities	418,128	2,265,088
Total current liabilities	3,237,789	7,950,459

Commitments and contingencies
Long-term convertible debt, net of original issue discount	—	221,199
Long-term convertible debt - related parties net of original issue discount	—	162,759
Total liabilities	3,237,789	8,334,417
Shareholders’ deficit:
Common stock, $0.00001 par. Authorized 50,000,000 shares; issued and outstanding 9,894,991 and 1,811,429 shares on June 30, 2009 and December 31, 2008, respectively	99	18
Additional paid-in capital	20,185,096	13,677,932
Deficit accumulated during development stage	(23,269,039)	(20,935,813)
Total shareholders’ deficit	(3,083,844)	(7,257,863)
	$153,945	$1,076,554

* The Balance Sheet as of December 31, 2008 has been derived from the audited financial statements at that date.

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30		Period from August 17,1999 (Inception) to
	2009	2008	2009	2008	June 30, 2009
Operating expenses:
Research and development	$108,881	$300,155	$208,881	$300,155	$5,664,188
General and administrative	286,110	216,372	711,627	462,534	10,542,800
Total operating expenses	394,991	516,527	920,508	762,689	16,206,988
Operating loss	(394,991)	(516,527)	(920,508)	(762,689)	(16,206,988)
Interest income	—	125	21	378	18,316
Interest expense	(40,949)	(465,182)	(1,088,472)	(854,491)	(6,250,939)
Debt extinguishment expense	(157,919)	(20,491)	(324,267)	(45,831)	(829,428)
Net loss	$(593,859)	$(1,002,075)	$(2,333,226)	$(1,662,633)	$(23,269,039)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.58)	$(0.26)	$(0.96)	$(16.20)

Weighted average number of shares outstanding:
Basic and diluted	9,574,042	1,727,350	8,827,218	1,727,340	1,436,224

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30		Period from August 17, 1999 (inception) to
	2009	2008	June 30, 2009
Cash flows from operating activities:
Net loss	$(2,333,226)	$(1,662,633)	$(23,269,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	62	306	20,859
Gain on sale of furniture and equipment	—	—	(2,200)
Stock-based compensation	158,233	29,719	1,922,580
Common stock issued for services rendered	—	—	207,371
Common stock issued for debt guarantees	—	—	106,667
Common stock issued for debt issuance cost	—	—	6,667
Common stock issued for debt extinguishment	33,333	—	33,333
Notes payable issued for intangibles expensed as research and development	—	150,000	150,000
Warrants issued for services	—	—	540,636
Warrants issued for debt guarantees	—	—	355,197
Warrants issued for debt extinguishment	607	45,831	360,007
Warrants issued for debt extinguishment-related parties	—	—	26,828
Warrants issued for debt issuance cost	—	—	12,834
Amortization of note payable-original issue discount	—	—	152,247
Amortization of note payable-related parties original issue discount	2,720	50,828	142,964
Amortization of convertible debt-original issue discount	507,902	165,776	1,146,587
Amortization of convertible debt-related parties original issue discount	444,328	248,230	1,194,132
Amortization of debt issuance costs	309,529	185,819	2,015,262
Bargain conversion option added to note payable-related parties for debt extinguishment	—	—	48,214
Write-off debt issuance cost for debt extinguishment	—	—	42,797
Write-off of deferred offering cost	—	—	59,696
License rights expensed as research and development, paid by issuance of common stock to CS Medical Technologies, LLC	—	—	475,000
License rights expensed as research and development, paid by issuance of common stock to Profile, LLC	—	—	1,713,600
Changes in operating assets and liabilities:
Other current assets	4,814	(249)	(50,848)
Accounts payable	(144,493)	105,874	785,341
Other liabilities	(911,880)	(68,659)	1,555,751
Net cash used in operating activities	(1,928,071)	(749,158)	(10,247,517)
Cash flows from investing activities:
Purchases of equipment and furniture	(561)	—	(21,358)
Net cash used in investing activities	(561)	—	(21,358)

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows (continued)

(Unaudited)

	Six Months Ended June 30		Period from August 17, 1999 (Inception) to
	2009	2008	June 30, 2009
Cash flows from financing activities:
Proceeds of note payable, bank	100,000	—	600,000
Payments of note payable, bank	(400,000)	—	(900,000)
Proceeds of notes payable	—	—	340,500
Payment of notes payable	(87,864)	(153,793)	(1,458,382)
Proceeds of notes payable - related parties	67,638	112,500	627,738
Payments of notes payable - related parties	(34,000)	(74,250)	(237,300)
Proceeds from long-term notes payable and bank debt	—	348,750	3,807,337
Proceeds from long-term notes payable, related parties	—	245,000	1,120,500
Payments on long-term bank debt	—	—	(600,000)
Proceeds from warrants	—	31,250	104,500
Payments for debt issuance costs	(600)	(105,152)	(674,037)
Payment for rescission of common stock	—	—	(100,000)
Payments for offering expenses	(363,662)	(41,046)	(480,969)
Cost of reverse merger	—	—	(162,556)
Net proceeds from issuance of common stock	2,613,600	—	8,296,138
Net cash provided by financing activities	1,895,112	363,259	10,283,469
Net increase (decrease) in cash	(33,520)	(385,899)	14,594
Cash, beginning of the period	48,114	444,613	—
Cash, end of the period	$14,594	$58,714	$14,594

Supplemental cash flow information:
Cash paid for interest	$71,883	$60,611	$788,292
Non-cash investing and financing activities:
Deferred offering costs included in accounts payable	(200,508)	70,061	370,936
Deferred offering costs included in accrued expenses	(70,000)	(22,650)	—
Debt issuance costs included in accounts payable	—	36,373	114,156
Warrants issued pursuant to notes payable	3,327	68,048	467,191
Warrants issued for debt issuance costs	—	—	298,021
Prepaid expenses financed by note payable	81,345	43,860	246,871
Convertible debt issued in lieu of cash for accrued expenses	—	—	31,413
Common stock issued in lieu of cash for accrued expenses	20,250	—	259,053
Common stock issued in lieu of cash for accrued development cost	500,000	—	500,000
Common stock issued for debt issuance cost	72,734	—	237,568
Warrants issued in lieu of cash for accrued expenses	—	—	1,250
Conversion of notes payable, related parties into convertible debentures	—	—	200,000

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows (continued)

(Unaudited)

	Six Months Ended June 30		Period from August 17, 1999 (Inception) to
	2009	2008	June 30, 2009
Common stock issued in lieu of cash for accounts payable	—	—	122,291
Common stock issued in lieu of cash for notes payable-related parties	—	—	10,300
Convertible debt issued as debt issuance costs related to guarantee of long-term debt (recorded as a beneficial conversion in additional paid-in capital) applied to accounts payable	—	—	733,334
Issuance of note payable for redemption of common stock	—	—	650,000
Conversion of accounts payable to note payable	12,293	—	253,906
Conversion of accrued expenses to note payable	13,569	—	13,569
Deposits applied to note payable and accrued interest	—	—	142,696
Deposits applied to accounts payable	—	—	45,782
Assumption of liabilities in the Profile, LLC transaction	—	—	25,000
Proceeds from sale of furniture and equipment	—	—	2,200
Deposits applied to accrued expenses	—	—	1,076
Deferred offering costs offset against gross proceeds of offering	823,078	—	823,078
Conversion of convertible debt to units (see Note 2)	1,638,750	—	1,638,750
Conversion of convertible debt-related parties to units (see Note 2)	1,323,334	—	1,323,334
Conversion of convertible debt-related parties to common stock	281,000	—	281,000
Conversion of accrued expenses to units (see Note 2)	331,261	—	331,261

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.

(A Development Stage Company)

Notes to Consolidated Financial Statements

June 30, 2009 and 2008 and the period from

August 17, 1999 (Inception) to June 30, 2009

(Unaudited)

(1)  Description of Business and Summary of Significant Accounting Policies.

(a)                     Description of Business, Development Stage Activities

ProUroCare Medical Inc. (“ProUroCare,” the “Company,” “we” or “us”) is a development stage company engaged in the business of developing for market innovative products for the detection and characterization of male urological prostate disease.  The primary focus of the Company is currently the prostate mechanical imaging system, designed for use as an aid to the physician in visualizing and documenting tissue abnormalities in the prostate that have been previously detected by a digital rectal exam.  The Company’s developmental activities, conducted by its wholly owned operating subsidiary ProUroCare Inc. (“PUC”), have included acquiring several technology licenses, purchasing intellectual property, entering into product development agreements and conducting clinical studies.

PUC had no activities from its incorporation in August 1999 until July 2001, when it acquired a license to certain microwave technology from CS Medical Technologies, LLC (“CS Medical”).  In January 2002, PUC acquired a license to certain prostate imaging technology from Profile, LLC (“Profile”).

Pursuant to a merger agreement effective April 5, 2004 (the “Merger”), PUC became a wholly owned operating subsidiary of Global Internet Communications, Inc. (“Global”), which changed its name to ProUroCare Medical Inc. on April 26, 2004.  In connection with the Merger, the Company completed a private placement of 220,500 shares, as adjusted for the Reverse Split (as defined below), of common stock (the “2004 Private Placement”) pursuant to Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”).

On December 27, 2007, the Company’s shareholders approved a one-for-ten reverse split of the Company’s common stock without a corresponding reduction in the number of authorized shares of the Company’s capital stock (the “Reverse Split”).  The Reverse Split became effective on February 14, 2008.  The exercise price and the number of shares of common stock issuable under the Company’s outstanding convertible debentures, options and warrants were proportionately adjusted to reflect the Reverse Split for all periods presented.

On January 12, 2009, the Company closed a public offering of 3,050,000 units at $1.00 per unit (the “2009 Public Offering”) (see Note 2).  Each unit sold (the “2009 Units”) consisted of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $1.30 per share.

(b)                     Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.  Operating results for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or any other period.  The accompanying financial statements and related notes should be read in conjunction with the audited financial statements of the Company, and notes thereto, contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, PUC.  Significant intercompany accounts and transactions have been eliminated in consolidation.  Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year, including the reclassification of transactions with related parties.  The financial information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented.

(c)                      Net Loss Per Common Share

Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period.  Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive.  Antidilutive common equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per common share in subsequent years.  All options and warrants outstanding were anti-dilutive for the three and six months ended June 30, 2009 and 2008, and the period from August 17, 1999 (inception) to June 30, 2009 due to the Company’s net losses.  8,236,533 shares of common stock issuable under stock options and warrants were excluded from the computation of diluted net loss per common share for each of the three and six months ended June 30, 2009.  1,368,371 shares of common stock issuable under stock options, warrants, convertible debentures and contingent shares and warrants issuable under agreements with loan guarantors were excluded from the computation of diluted net loss per common share for each of the three and six months ended June 30, 2008.  Also excluded for the three and six months ended June 30, 2008 were the undetermined number of shares issuable pursuant to the convertible notes and warrants issued in connection with our private placements, whose terms of conversion were based on the price of the equity securities offered in the Company’s public offering.  The number of such shares was determined on the January 7, 2009 effective date of the 2009 Public Offering to be 2,675,004 shares.

(d)                     Stock-Based Compensation

Effective August 17, 1999, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) to record option and warrant issuances, including stock-based employee compensation.  The Company’s policy is to grant stock options at fair value at the date of grant and to record the expense at fair value as required by SFAS 123, using the Black-Scholes pricing model.

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”) that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement replaced SFAS 123, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS 123R requires all companies to expense the fair value of employee stock options and similar awards, which has been the Company’s policy to date.  Stock-based employee and non-employee compensation cost related to stock options and warrants was $9,527, $158,233 and $2,463,216 for the three and six months ended June 30, 2009 and the period from August 17, 1999 (inception) to June 30, 2009, respectively, or $0.00, $0.02, and $1.72 on a per share basis. Stock-based employee and non-employee compensation cost related to stock options and warrants was $(437) and $29,719 for the three and six months ended June 30, 2008, respectively.  The Company estimates the amount of future stock-based compensation expense related to currently outstanding options to be approximately $175,000, $24,000 and $12,000 for the years ending December 31, 2009, 2010 and 2011, respectively.  The Company recognizes the expense related to the fair value of the award on a straight-line basis over the vesting period.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because the Company’s employee and consultant stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models may not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.

No stock options were issued in the three month period ended June 30, 2009 or in the three and six months ended June 30, 2008.  In determining the compensation cost of the options and warrants granted during the six months ended June 30, 2009, as specified by SFAS 123R, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes pricing model and the weighted-average assumptions used in these calculations are summarized as follows:

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Risk-free Interest Rate	n/a	n/a	2.98%	n/a
Expected Life of Options Granted	n/a	n/a	3.85 years	n/a
Expected Volatility	n/a	n/a	130.6%	n/a
Expected Dividend Yield	n/a	n/a	0	n/a

The expected life of the options is determined using a simplified method, computed as the average of the option vesting periods and the contractual term of the option.  For performance based options that vest upon the occurrence of an event, the Company uses an estimate of when the event will occur as the vesting period used in the Black-Scholes calculation for each option grant.  Expected volatility is based on a simple average of weekly price data since the date of the Merger.  Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the options.  The risk-free rates for the expected terms of the stock options and awards are based on the U.S. Treasury yield curve in effect at the time of grant.

(e)                      Warrants

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods and Services” (“EITF 96-18”) and EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”), the Company has elected to utilize the fair-value method of accounting for warrants issued to non-employees as consideration for goods or services received, including warrants issued to lenders and guarantors of Company debt.  Excluding the 2009 Units, no warrants were granted during the three and six months ended June 30, 2009.  The weighted-average fair value of the warrants granted during the three and six months ended June 30, 2008 was $1.24 and $1.48, respectively, and such warrants were immediately vested and exercisable on the date of grant.

The fair value of stock warrants is the estimated present value at grant date using the Black-Scholes pricing model with the following weighted average assumptions:

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Risk-free Interest Rate	n/a	2.91%	n/a	3.09%
Expected Life of Warrants Granted (1)	n/a	5.0 years	n/a	5.0 years
Expected Volatility	n/a	130.0%	n/a	129.1%
Expected Dividend Yield	n/a	n/a	n/a	n/a

 (1) The contractual term of the warrants.

The expected volatility is based on a simple average of weekly price data since the date of the Merger.  Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the warrants.  The risk-free rates for the expected terms of the stock warrants are based on the U.S. Treasury yield curve in effect at the time of grants.

(f)                        Other assets

Other assets consist of deferred offering costs and debt issuance costs.

The legal, accounting, printing and certain other expenses directly related to the 2009 Public Offering that became effective on January 7, 2009 were recorded as a deferred offering cost asset as of December 31, 2008.  The deferred offering costs were recorded as a cost of the offering and a reduction of additional paid-in capital upon its closing on January 12, 2009.

Unamortized debt issuance costs at December 31, 2008 totaling $266,882, consisting of legal and accounting fees, printing costs and commissions paid to the placement agents related to the Company’s 2007 and 2008 private placements and the 2008 unit put arrangement, were expensed as interest expense upon the conversion of the related debt following the closing of the Company’s 2009 Public Offering (see Note 2).

On March 19, 2009, pursuant to guaranties received relating to the Company’s renewal of its $1.2 million Crown Bank promissory note, the Company issued an aggregate of 133,334 shares of its common stock as consideration to the guarantors (see Note 3).  The $66,667 value of the shares on the issuance date was recorded as debt issuance cost and is being amortized on a straight-line basis through August 31, 2009.

On June 16, 2009, pursuant to a guarantee received relating to the Company’s $100,000 Crown Bank promissory note, the Company issued 6,667 shares of its common stock as consideration to the guarantor (see Note 3).  The $6,067 value of the shares on the issuance date along with $600 of loan origination fees was recorded on the balance sheet as debt issuance cost and is being amortized on a straight-line basis through December 31, 2009.

Other assets are summarized as follows:

	June 30, 2009	December 31, 2008
Deferred offering costs	$—	$729,924
Debt issuance costs, gross	73,334	701,238
Less amortization	(42,647)	(434,356)

Other assets	$30,687	$996,806

Amortization expense related to debt issuance costs was $40,329, $309,529 and $2,015,262 for the three and six months ended June 30, 2009 and the period from August 17, 1999 (inception) to June 30, 2009, respectively.  Amortization expense related to debt issuance costs was $94,301 and $185,819 for the three and six months ended June 30, 2008, respectively.

(g)                     Restricted Cash

Pursuant to the 2007 renewal of the Crown Bank promissory notes, the Company agreed to deposit with Crown Bank four months worth of future interest payments due under the notes.  On March 19, 2009, pursuant to the renewal of a Crown Bank promissory note, this restriction was removed.

(h)                   Going Concern

We have incurred operating losses, accumulated deficit and negative cash flows from operations since inception.  As of June 30, 2009, we had an accumulated deficit of approximately $23,269,000.  These factors, among others, raise substantial doubt about our ability to continue as a going concern.  The accompanying unaudited consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

(i)                      Recent Accounting Pronouncements

During May 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 165, “Subsequent Events” (“SFAS 165”).  SFAS 165 requires all public entities to evaluate subsequent events through the date that the financial statement are available to be issued and disclose in the notes the date through which the Company has evaluated subsequent events and whether the financial statements were issued or were available to be issued on the disclosed date.  SFAS 165 defines two types of subsequent events, as follows: the first type consists of transactions that provide additional evidence about conditions that existed at the date of the balance sheet and the second type consists of events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.  SFAS 165 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively.  The disclosure of the subsequent events did not have a material effect on the consolidated financial statements.

Note 2.  2009 Public Offering; Automatic Conversion of Convertible Debt.

On January 7, 2009, the Company’s 2009 Public Offering was declared effective by the SEC, and on January 12, 2009 the 2009 Public Offering was closed.  In the offering, the Company sold 3,050,000 of 2009 Units at $1.00 per unit resulting in net cash received of $1,790,442, after offering costs of $1,259,558.

The completion of the 2009 Public Offering triggered automatic conversion provisions of several outstanding convertible debt instruments:

•                  Upon the January 7, 2009 effective date of the 2009 Public Offering, $733,334 of convertible debentures originally issued as consideration to guarantors of the Crown Bank loan, along with $143,815 interest accrued thereon, converted into 292,384 shares of the Company’s common stock.  Unamortized original issue discount relating to the convertible debentures totaling $33,796 was expensed as interest expense upon the conversion.

•                  Upon the January 12, 2009 closing of the 2009 Public Offering, the $1,757,500 aggregate amount of promissory notes issued in private debt placements between December 27, 2007 and July 30, 2008, along with $162,959 of interest accrued thereon, automatically converted into 2,743,535 units identical to the 2009 Units (based on 70 percent of the offering price, or $0.70 per share).  Also, the $142,500 promissory note issued to James Davis, a greater than five percent shareholder of the Company, on December 27, 2007, along with $14,923 of interest accrued thereon, automatically converted into 314,846 units identical to the 2009 Units (based on 50 percent of the offering price, or $0.50 per share).  The closing of the 2009 Public Offering resolved a contingent conversion feature of the promissory notes.

Consequently, the valuation of the beneficial conversion feature of the promissory notes was recalculated, resulting in the recording of a $47,046 increase in the original issue discount.  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of these notes (including the adjustment resulting from the new valuation) totaling $434,215 and unamortized debt issuance cost of $207,575 was expensed as interest expense upon the conversion.

•                  On February 6, 2009 (30 days after the effective date of the 2009 Public Offering), the $299,250 outstanding promissory notes issued pursuant to the Company’s unit put arrangement, along with the $9,563 interest accrued thereon, automatically converted into 441,165 shares of the Company’s common stock.  The notes and accrued interest converted at 70 percent of the 2009 Public Offering price, or $0.70 per share.  The closing of the 2009 Public Offering resolved a contingent conversion feature of the promissory notes.  Consequently, the valuation of the beneficial conversion feature of the promissory notes was recalculated, resulting in the recording of a $81,059 increase in the original issue discount.  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of the notes (including the adjustment resulting from the new valuation) totaling $209,879 and unamortized debt issuance cost of $44,686 was expensed as interest expense upon the conversion.

Note 3.  Notes Payable – Bank.

On March 19, 2009, the Company renewed its $1.2 million Crown Bank promissory note, and repaid its $400,000 Crown Bank promissory note.  The renewed note matures on March 28, 2010 and bears interest at the prime rate plus one percent, but never less than 6.00 percent.  No other note terms were changed.  The note remains collateralized by all Company assets and guaranteed by Mr. Davis and William Reiling, greater than five percent shareholders of the Company.  The Company issued an aggregate of 133,334 shares of its common stock as consideration to the guarantors (see Note 6(a)).

On June 16, 2009, the Company borrowed $100,000 from Crown Bank pursuant to a promissory note that is collateralized by all Company assets and guaranteed by Ian Friendly.  The note matures on March 28, 2010 and bears interest at the prime rate plus one percent, but never less than 6.00 percent.  The Company issued 6,667 shares of its common stock as consideration to the guarantor (see Note 6(a)).

Note 4.  Notes Payable.

On January 13, 2009, following the closing of the 2009 Public Offering, the Company repaid the remaining $9,350 principal amount of the loan from Roman Pauly and issued an immediately exercisable five-year warrant to acquire 4,295 shares of the Company’s common stock at $1.50 per share pursuant to the terms of the note.

On January 22, 2009, the Company repaid the remaining $34,000 principal balance of a promissory note due and issued to the Phillips W. Smith Family Trust (the “Smith Trust”) a five-year, immediately exercisable warrant to acquire 28,656 shares of the Company’s common stock at $5.00 per share pursuant to the terms of the note.

On March 19, 2009, the Company amended the $600,000 Smith Trust promissory note. Under the terms of the amendment, the note’s maturity date was extended to March 28, 2010 and the interest rate floor was lowered from 6.50 percent to 6.00 percent.  No other terms were changed.

Note 5.  Convertible Notes Payable.

On April 3, 2008, the Company borrowed $112,500 pursuant to three promissory notes that were convertible upon the Company’s closing of an underwritten public offering at 70 percent of the public offering price.  On January 15, 2009, the Company repaid $37,500 of the notes to Mr. Reiling.  On January 22, 2009, the Company repaid $8,000 and converted $29,500 of the notes due to the Smith Trust pursuant to the terms of the note.  On March 19, 2009, the remaining $37,500 promissory note, due to Mr. Davis, was refinanced along with another $150,000 promissory note due to Mr. Davis.

On September 25, 2008, the Company borrowed $150,000 pursuant to a convertible promissory note issued in favor of Mr. Davis.  As the holder’s ability to exercise the conversion feature of the note was contingent upon an event outside the control of the holder, the bargain conversion feature valued at $103,396 was not recorded until the January 12, 2009 closing of the 2009 Public Offering when the contingency was removed.  On March 19, 2009, Mr. Davis agreed to refinance the $150,000 debt (and $7,291 of interest accrued thereon) along with the $37,500 note discussed above (and $3,646 of accrued interest thereon), another $2,632 payable to Mr. Davis and $12,293 of expenses paid by Mr. Davis on behalf of the Company.  Mr. Davis also agreed to loan to the Company an additional $67,638 to pay for the exhibition of the prostate mechanical imaging system at the annual American Urology Association meeting, the retention of an investor relations firm and the initiation of a clinical advisory board.  He also agreed to have certain website maintenance services performed for the Company. Pursuant to the refinancing and the other arrangements, the Company issued a $281,000 unsecured convertible promissory note to Mr. Davis.  The promissory note was to mature on March 19, 2010, bore no interest and was convertible into our common stock at $0.55 per share at the option of Mr. Davis.  The guidance provided by EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19) indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  As the present value of the cash flows under the new convertible promissory note was greater than 10 percent different from the present value of the cash flows under the original note, the issuance of the new note was treated as a debt extinguishment.  Accordingly, $113,709 of unamortized original issue discount related to the original $150,000 note was expensed as debt extinguishment expense and the bargain conversion option of the new note, valued at $123,000 using the Black-Sholes pricing model, was recorded as original issue discount and was amortized as debt extinguishment expense over the term of the note.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note, and the note was converted into 510,909 shares of the Company’s common stock.

Note 6.  Shareholders’ Equity.

(a)         Common Stock

On January 7, 2009, upon the effective date of the 2009 Public Offering, the Company issued 292,384 shares of common stock to the guarantors of the Crown Bank loan pursuant to the automatic conversion of $733,334 of convertible debentures and $143,815 interest accrued thereon.

On January 12, 2009, the Company issued 3,050,000 of 2009 Units pursuant to the closing of the 2009 Public Offering, and 3,058,381 units identical to the 2009 Units pursuant to the automatic conversions of convertible debt (see Note 2).

On January 15, 2009, the Company issued 454,546 shares of common stock to Artann Laboratories Inc. (Artann”) in satisfaction of a $500,000 liability pursuant to the Artann license agreement.

On January 22, 2009, pursuant to the conversion of $29,500 of the principal balance of a convertible promissory note, the Company issued 42,143 shares of common stock to the Smith Trust (see Note 5).

On February 6, 2009, the $299,250 outstanding promissory notes issued pursuant to the Company’s 2008 unit put arrangement, along with the $9,563 interest accrued thereon, automatically converted into 441,165 shares of the Company’s common stock (see Note 2)

On March 19, 2009, pursuant to the renewal of its $600,000 Smith Trust promissory note, the Company issued 66,667 shares of its common stock as consideration to the Smith Trust and will issue a further 11,111 shares per month for each month the related notes remain outstanding after August 31, 2009.  The guidance provided by EITF 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  As the present value of the cash flows under the loan renewal was greater than 10 percent different from the present value of the cash flows under the original agreement, the renewal of the note was treated as a debt extinguishment.  Accordingly, the $33,333 value of the initial 66,667 shares issued was expensed as debt extinguishment expense.  Additional accruals of stock to be issued if the promissory notes remain outstanding after August 31, 2009 will be expensed each month as debt extinguishment expense.

On March 19, 2009, pursuant to guaranties received relating to the Company’s renewal of its $1.2 million Crown Bank promissory note, the Company issued an aggregate 133,334 shares of its common stock as consideration to Mr. Davis and Mr. Reiling, and will issue a further 22,222 shares per month for each month the related notes remain outstanding after August 31, 2009.  Pursuant to EITF 96-19, since the present value of the cash flows under the loan renewal was greater than 10 percent different from the present value of the cash flows under the original agreement, the renewal of the note was treated as a debt extinguishment.  Accordingly, the $66,667 value of the initial 133,334 shares issued was capitalized as debt issuance cost and is being expensed as debt extinguishment expense on a straight-line basis through August 31, 2009.  Additional accruals of stock to be issued if the promissory notes remain outstanding after August 31, 2009 will be expensed each month as debt extinguishment expense.  In addition, the $12,000 loan origination fee was immediately expensed as debt extinguishment expense.

On April 13, 2009, the Company issued an aggregate of 27,366 shares of its common stock its  independent directors, David Koenig, Robert Rudelius and Scott Smith, as payment of $20,250 directors’ fees accrued through December 31, 2008, in lieu of cash.

On May 26, 2009, the Company issued 510,909 shares of common stock to Mr. Davis upon the conversion of a $281,000 convertible promissory note pursuant to the terms thereof (see Note 5).

On June 16, 2009, the Company issued 6,667 shares to Mr. Friendly as consideration for providing a guarantee of a $100,000 bank loan (see Note 3).

(b)         Stock Options

On March 3, 2009, the Company granted non-qualified stock options to acquire an aggregate of 70,000 shares of its common stock to its non-employee directors, and incentive options to acquire 45,000 shares of its common stock to Richard Thon, its Chief Financial Officer (the “CFO”).  The options are fully vested and are exercisable for a period of seven years at an exercise price of $0.85 per share.  The 115,000 options were valued at $0.68 per share using the Black-Scholes pricing model and were immediately expensed as general and administrative expense.

Also on March 3, 2009, the Company granted an incentive stock option to acquire an aggregate of 100,000 shares of its common stock to Richard Carlson, its Chief Executive Officer (the “CEO”).  Of the options, 90,000 shares vest immediately and 10,000 shares will vest on January 2, 2010.  At the same time, Mr. Carlson agreed to cancel existing, unvested stock options to acquire 5,000 shares of common stock at an exercise price of $7.50 per share.  SFAS 123R requires that options that are cancelled and reissued simultaneously be accounted for as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options valued at $0.68 per share using the Black-Scholes pricing model over the $0.07 per share value of the cancelled options on the cancellation date, or $61,200, was expensed immediately as general and administrative expense.

(c)          Warrants

On January 12, 2009, the Company issued 3,050,000 2009 Units pursuant to the closing of the 2009 Public Offering, and 3,058,381 units identical to the 2009 Units pursuant to the automatic conversions of convertible debt (see Notes 2 and  6(a)).  Each five-year warrant is exercisable at $1.30 per share.  The Company may redeem outstanding warrants at a price of $0.01 per warrant upon a minimum 30 days prior written notice if the last sale price of its common stock equals or exceeds $1.82 per share for a period of ten consecutive trading days.

As additional compensation pursuant to the 2009 Public Offering, we sold to the underwriter, Feltl & Company, for nominal consideration, a warrant (the “Underwriter’s Warrant”) to purchase up to 305,000 units. The Underwriter’s Warrant is not exercisable until January 7, 2010 and thereafter is exercisable at a price per unit equal to $1.20 for a period of four years.  The warrants underlying the units that are subject to the Underwriter’s Warrant are subject to redemption as described above commencing January 7, 2010.

The warrants described below, issued or to be issued, are exempt from registration under Section 4(2) of the Securities Act as they were or will be issued in non-public offerings to a limited number of subscribers.  Each of the following warrants was valued using the Black-Scholes pricing model:

On January 13, 2009, the Company repaid the remaining $9,350 principal amount of a promissory note due to Mr. Pauly, and issued an immediately exercisable five-year warrant to Mr. Pauly to acquire 4,295 shares of the Company’s common stock at $1.50 per share pursuant to the terms of the note (see Note 4).

On January 22, 2009, the Company repaid the remaining $34,000 principal balance of an outstanding convertible promissory note due to the Smith Trust and issued to the Smith Trust a five-year, immediately exercisable warrant to acquire 28,656 shares of the

Company’s common stock at $5.00 per share pursuant to the terms of the note (see Note 4).

On July 23, 2009, the Company issued a two-year warrant to purchase 30,000 shares of our common stock at an exercise price of $1.25 per share to Kohnstamm Communications as consideration for services provided to the Company (see Note 9).

Note 7.  Income Taxes.

The Company has adopted the policy of classifying interest in interest expense and penalties in general and administrative expense.  The Company had recorded no accrued interest or penalties as of the date of adoption.

The Company had no significant unrecognized tax benefits as of June 30, 2009 and December 31, 2008 and, likewise, no significant unrecognized tax benefits that, if recognized, would affect the effective tax rate.  The Company had no positions for which it deemed that it is reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease.  Any interest or penalties are expensed as general and administrative expense as incurred.

The Company has generated net operating loss carryforwards of approximately $6.1 million which, if not used, will begin to expire in 2021.  Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an “ownership change,” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company has analyzed the 2009 Public Offering along with previous changes and believes that such an ownership change has not occurred, and that the Company’s use of its net operating loss carryforwards is not subject to such restrictions.

EITF 05-8 “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (EITF 05-8) provides (i) that the recognition of a beneficial conversion feature creates a difference between book basis and tax basis of a convertible debt instrument, (ii) that basis difference is a temporary basis for which a deferred tax liability should be recorded, and (iii) the effect of recognizing the deferred tax liability should be charged to equity in accordance with SFAS No. 109 “Accounting for Income Taxes”. The Company applied EITF 05-8 to the issuances of convertible debt from January 1, 2006 through June 30, 2009 and had no differences in book and tax basis and no deferred tax liability as of June 30, 2009. The Company reduced its net operating loss carryover and valuation allowance by approximately $881,000 for the non-deductibility of the beneficial conversion features during this period. When the valuation allowance related to deferred tax assets reverses, the Company will record an $881,000 tax benefit related to the beneficial conversion feature with a corresponding decrease to additional paid-in capital.

The net operating loss carryforwards are subject to examination until they expire.  The tax years that remain subject to examination by major tax jurisdictions currently are:

Federal 2005 - 2007
State of Minnesota 2005 - 2007

Note 8.  Related Parties.

The Company considers its directors, executives and beneficial shareholders of more than five percent of its common stock to be related parties.  During the six months ended June 30, 2009, the following significant transactions were made between the Company and those parties that were related parties at the time of each transaction:

On January 15, 2009, the Company repaid an outstanding $37,500 loan along with accrued interest thereon to Mr. Reiling.

On March 19, 2009, pursuant to the guaranties received relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 66,667 shares of its common stock as consideration to each of Mr. Davis and Mr. Reiling, and will issue a further 11,111 shares to each per month for each month the notes remain outstanding after August 31, 2009.

On March 19, 2009, a $37,500 convertible promissory note and a $150,000 convertible promissory note due to Mr. Davis were refinanced and combined with other loans and advances on behalf of the Company from Mr. Davis in a $281,000 convertible promissory note.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note and the note was converted into 510,909 shares of the Company’s common stock.

On April 13, 2009, the Company issued an aggregate of 27,366 shares of its common stock to Mr. Koenig, Mr. Rudelius and Mr. Smith as payment of $20,250 directors’ fees accrued through December 31, 2008, in lieu of cash.

During June 2009, Mr. Davis advanced $22,000 to the Company to cover specific operating expenses.

Note 9.  Subsequent Events.

The Company had the following significant subsequent events through August 14, 2009, which is the date the financial statements were available to be issued for events requiring recording or disclosure in the financial statements for the three and six months ended June 30, 2009.

On July 23, 2009, the Company issued a two-year warrant to purchase 30,000 shares of our common stock at an exercise price of $1.25 per share to Kohnstamm Communications as consideration for services provided to the Company.  The warrant, valued at $24,900 using the Black-Scholes pricing model, will be recorded as general and administrative expense.

On July 15, 2009, RPI filed a lawsuit against the Company seeking payment of $202,716 plus interest, penalties, costs and disbursements, including attorneys’ fees. In the complaint, RPI alleges that the Company has breached obligations to pay RPI an aggregate of $202,716 under the terms of a License Agreement dated July 13, 2001 between RPI and the Company and a Sponsored Research Agreement dated as of December 9, 2005 between RPI and the Company.  The Company believes that the amounts being sought by RPI substantially exceed any amounts due to RPI under such agreements and intends to defend itself vigorously against such claims.

On July 29, 2009, Mr. Davis provided the Company with a $100,000 short-term loan.  The loan bears no interest, has no defined due date and is not documented.  The Company expects to repay the loan as soon as it is able.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

ProUroCare Medical Inc.

Eden Prairie, MN

We have audited the accompanying consolidated balance sheets of ProUroCare Medical Inc. (a development stage company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended and the period from August 17, 1999 (inception) to December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProUroCare Medical Inc. as of December 31, 2008 and 2007 and the results of their operations and their cash flows for the years then ended and the period from August 17, 1999 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has recurring operating losses, negative cash flows from operations and requires additional working capital to support future operations, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

March 24, 2009

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash	$3,900	$400,613
Restricted cash	44,214	44,000
Other current assets	31,634	21,733
Total current assets	79,748	466,346

Equipment and furniture, net	—	605
Deferred offering expenses	729,924	132,638
Debt issuance costs, net	266,882	439,321
	$1,076,554	$1,038,910

Liabilities and Shareholders’ Deficit
Current liabilities:
Notes payable, bank	$1,600,000	$—
Notes payable	34,425	163,143
Notes payable - related parties	634,000	110,450
Convertible debt, net of original issue discount	1,033,484	—
Convertible debt - related parties, net of original issue discount	1,179,913	—
Accounts payable	1,203,549	484,375
Accrued license and development fees	1,327,835	—
Accrued expenses	937,253	801,925
Total current liabilities	7,950,459	1,559,893

Commitments and contingencies (note 7)
Long-term bank debt	—	1,600,000
Long-term note payable - related parties	—	600,000
Long-term convertible debt, net of original issue discount	221,199	353,934
Long-term convertible debt - related parties net of original issue discount	162,759	616,666
Total liabilities	8,334,417	4,730,493
Shareholders’ deficit:
Common stock, $0.00001 par. Authorized 50,000,000 shares; issued and outstanding 1,811,429 and 1,727,311 shares, respectively	18	17
Additional paid-in capital	13,677,932	12,586,496
Deficit accumulated during development stage	(20,935,813)	(16,278,096)
Total shareholders’ deficit	(7,257,863)	(3,691,583)
	$1,076,554	$1,038,910

See accompanying notes to financial statements.

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Operations

			Period from
			August 17,
			1999
	Year ended	Year ended	(inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008
Operating expenses:
Research and development	$597,755	$143,628	$5,455,307
General and administrative	2,026,677	1,305,274	9,831,173
Total operating expenses	2,624,432	1,448,902	15,286,480
Operating loss	(2,624,432)	(1,448,902)	(15,286,480)
Interest income	537	1,278	18,295
Interest expense	(1,001,551)	(872,713)	(3,814,474)
Interest expense - related parties	(908,486)	(439,507)	(1,347,993)
Debt extinguishment expense	(75,571)	(326,626)	(430,119)
Debt extinguishment expense - related parties	(48,214)	(26,828)	(75,042)
Net loss	$(4,657,717)	$(3,113,298)	$(20,935,813)

Net loss per common share:
Basic and diluted	$(2.65)	$(1.98)	$(19.95)

Weighted average number of shares outstanding:
Basic and diluted	1,759,607	1,572,555	1,049,158

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Balance at inception, August 17, 1999
Net loss for the period from inception to December 31, 1999	—	$—	$—	$—	$—
Balance, December 31, 1999	—	—	—	—	—
Net loss for the year ended December 31, 2000	—	—	—	—	—
Balance, December 31, 2000	—	—	—	—	—
Issuance of common stock to founders at $33.33 per share on March 1, 2001	1.0	—	20	—	20
Cancellation of founders’ shares, March 6, 2001	(1.0)	—	(20)	—	(20)
Recapitalization and transfer of common stock to Clinical Network, Inc. July 6, 2001	300,000	3	(3)	—	—
Issuance of common stock to CS Medical Technologies, LLC as consideration for technology license agreement on July 6, 2001, valued at $1.58 per share	300,000	3	474,997	—	475,000
Net loss for the year ended December 31, 2001	—	—	—	(612,533)	(612,533)
Balance, December 31, 2001	600,000	6	474,994	(612,533)	(137,533)
Issuance of common stock valued at $4.29 per share to Profile LLC for technology license, January 14, 2002	400,000	4	1,713,596	—	1,713,600
Issuance of common stock at $23.33 per share for services rendered, November 14, 2002	4,421	—	103,166	—	103,166
Issuance of common stock for cash at $23.33 per share on November 22, 2002, net of costs of $193,386	45,335	1	— 864,418	—	864,419
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2002	—	—	124,583	—	124,583
Options to purchase 6,000 shares issued to consultants for services rendered, valued at $4.60 per share, granted March 19, 2002; portion vested in 2002	—	—	18,400	—	18,400
Warrant for 3,000 shares valued at $4.60 per share, issued to a director on April 19, 2002; portion vested in 2002	—	—	4,025	—	4,025
Warrant for 150 shares valued at $3.33 per share issued for services rendered, November 11, 2002	—	—	490	—	490
Net loss for the year ended December 31, 2002	—	—	—	(3,613,003)	(3,613,003)
Balance, December 31, 2002	1,049,756	11	3,303,672	(4,225,536)	(921,853)
Stock issued in lieu of cash for accounts payable, valued at $23.33 per share, February 25, 2003	545	—	12,705	—	12,705
Warrants for 19,286 shares valued at $3.00 per share, issued to bank line of credit guarantors, March 1, 2003	—	—	57,858	—	57,858
Warrant for 2,143 shares valued at $3.00 per share, issued to director as a bank line of credit guarantor, March 1, 2003	—	—	6,429	—	6,429
Warrant for 9,215 shares issued for services rendered, valued at $20.30 per share, June 30, 2003	—	—	187,060	—	187,060
Warrants for 22,501 shares valued at $3.60 per share, issued to bank line of credit guarantors, August 5, 2003	—	—	81,003	—	81,003
Warrant for 2,143 shares valued at $3.60 per share, issued to director as a bank line of credit guarantor, August 5, 2003	—	—	7,714	—	7,714
Warrants for 6,429 shares valued at $3.40 per share, issued to bank line of credit guarantors, September 11, 2003	—	—	21,858	—	21,858
Warrant for 11,789 shares valued at $3.50 per share, issued to bank line of credit guarantor, December 22, 2003	—	—	41,250	—	41,250

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2003	—	—	133,400	—	133,400
Options to purchase 6,000 shares issued to consultants for services rendered, valued at $4.60 per share, granted March 19, 2002; portion vested in 2003	—	—	6,900	—	6,900
Warrant for 3,000 shares valued at $4.60 per share, issued to a director on April 19, 2002; portion vested in 2003	—	—	6,900	—	6,900
Net loss for the year ended December 31, 2003	—	—	—	(1,632,457)	(1,632,457)
Balance, December 31, 2003	1,050,301	11	3,866,749	(5,857,993)	(1,991,233)
Options to purchase 3,000 shares issued to a consultant valued at $6.70 per share, granted February 1, 2004, portion vested in 2004	—	—	10,100	—	10,100
Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2004	—	—	84,173	—	84,173
Repurchase of 90,000 shares pursuant to the exercise of dissenters’ rights at time of merger, April 5, 2004 in connection with $750,000 note payable	(90,000)	(1)	(749,999)	—	(750,000)
Issuance of shares to shareholders of Global Internet Communications, Inc. pursuant to merger April 5, 2004	209,700	2	(2)	—	—
Issuance of common stock for cash at $20.00 per share during 2004, net of costs of $139,493	220,500	2	4,270,505	—	4,270,507
Cost associated with Global Internet Communications, Inc. reverse merger effective April 5, 2004	—	—	(162,556)	—	(162,556)
Effect of anti-dilution and price-protection provisions of warrants issued to loan guarantors in 2003, triggered by April 5, 2004 closing of private placement; shares subject to warrants increased by 37,501; exercise price reduced from $23.33 to $16.67 per share (see note 10)	—	—	320,974	—	320,974
Issuance of common stock valued at $20.00 per share for accrued expenses in lieu of cash, May 21, 2004	3,861	—	77,225	—	77,225
Warrants for 10,000 shares issued for services rendered valued at $11.50 per share on July 19, 2004	—	—	114,914	—	114,914
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2004	—	—	41,670	—	41,670
Issuance of common stock valued at $20.00 per share for accrued interest in lieu of cash, October 12, 2004	4,444	—	88,882	—	88,882
Warrants for 20,000 shares issued for services rendered valued at $8.30 per share on December 2, 2004	—	—	166,172	—	166,172
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2004	—	—	82,452	—	82,452
Warrant for 3,000 shares valued at $4.60 per share, issued to a director on April 19, 2002; portion vested in 2004	—	—	1,150	—	1,150
Net loss for the year ended December 31, 2004	—	—	—	(2,318,896)	(2,318,896)
Balance, December 31, 2004	1,398,806	14	8,212,409	(8,176,889)	35,534

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2005	—	—	5,734	—	5,734
Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2005	—	—	111,108	—	111,108
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2005	—	—	100,008	—	100,008
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2005	—	—	74,256	—	74,256
Options to purchase 15,000 shares issued to officer valued at $6.70 per share, granted September 6, 2005; portion vested in 2005	—	—	6,625	—	6,625
Issuance of common stock for services rendered at $10.20 per share on May 13, 2005	5,000	—	51,000	—	51,000
Issuance of common stock for cash at $7.60 per share on June 15, 2005	6,579	—	50,001	—	50,001
Issuance of common stock for deferred offering costs at $7.10 per share on September 1, 2005	2,500	—	17,750	—	17,750
Issuance of common stock in lieu of cash for accrued expenses at $8.90 per share on December 31, 2005	4,541	—	40,418	—	40,418
Warrants for 2,500 shares valued at $6.30 per share, issued to bank loan guarantor, September 14, 2005	—	—	15,750	—	15,750
Warrants for 2,500 shares valued at $5.30 per share, issued in connection with notes payable on September 21, 2005	—	—	13,250	—	13,250
Warrants for 20,000 shares valued at $4.80 per share, issued to bank loan guarantors, October 19, 2005	—	—	106,000	—	106,000
Net loss for the year ended December 31, 2005	—	—	—	(2,028,056)	(2,028,056)
Balance, December 31, 2005	1,417,426	14	8,804,309	(10,204,945)	(1,400,622)
Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2006	—	—	101,008	—	101,008
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2006	—	—	100,008	—	100,008
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2006	—	—	81,006	—	81,006
Options to purchase 15,000 shares issued to officer valued at $6.70 per share, granted September 6, 2005; portion vested in 2006	—	—	8,834	—	8,834
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2006	—	—	48,215	—	48,215

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 3,000 shares issued to a director valued at $5.90 per share, granted May 30, 2006; portion vested in 2006	—	—	5,163	—	5,163
Original issue discount on convertible debt issued on February 16, 2006	—	—	400,000	—	400,000
Warrants for 5,000 shares valued at $4.60 per share, issued in connection with notes payable on January 25, 2006	—	—	23,000	—	23,000
Issuance of common stock for deferred offering costs at $9.10 per share on February 22, 2006	2,500	—	22,750	—	22,750
Original issue discount on convertible debt issued on February 29, 2006	—	—	333,334	—	333,334
Issuance of common stock for services rendered at $6.40 per share on April 21, 2006	7,000	—	44,800	—	44,800
Warrants for 3,750 shares valued at $6.80 per share, issued in connection with notes payable on June 1, 2006	—	—	25,500	—	25,500
Warrants for 375 shares valued at $5.40 per share, issued in connection with notes payable on July 21, 2006	—	—	2,025	—	2,025
Warrants for 500 shares valued at $4.60 per share, issued in connection with notes payable on August 30, 2006	—	—	2,300	—	2,300
Issuance of common stock for cash at $4.30 per share on September 7, 2006	11,628	—	50,000	—	50,000
Issuance of common stock for services rendered at $6.30 per share on September 8, 2006	1,415	—	8,938	—	8,938
Warrants for 5,000 shares valued at $4.50 per share, issued in connection with notes payable on November 30, 2006	—	—	22,500	—	22,500
Warrants for 5,171 shares valued at $5.40 per share, accrued for issuance in connection with a note payable as of December 31, 2006	—	—	27,922	—	27,922
Net loss for the year ended December 31, 2006	—	—	—	(2,959,853)	(2,959,853)
Balance, December 31, 2006	1,439,969	14	10,111,612	(13,164,798)	(3,053,172)
Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2007	—	—	16,811	—	16,811
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2007	—	—	58,314	—	58,314
Warrants for 5,000 shares valued at $4.50 per share, issued in connection with debt extinguishment on January 3, 2007	—	—	22,500	—	22,500
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2007	—	—	81,007	—	81,007
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2007	—	—	33,245	—	33,245
Issuance of investment units consisting of common stock and warrants for 62,500 shares issued for cash at $4.00 per share on January 18, January 23, February 28 and May 1, 2007, net of costs of $52,388	125,000	2	447,610	—	447,612

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 20,000 shares issued to officer valued at $3.40 per share, granted February 1, 2007; portion vested in 2007	—	—	32,857	—	32,857
Warrants for 5,000 shares valued at $3.60 per share, issued in connection with debt extinguishment on February 1, 2007	—	—	18,000	—	18,000
Issuance of common stock in lieu of cash for a loan from a director at $4.10 per share on February 9, 2007	1,707	—	7,000	—	7,000
Modification of warrant term of warrant to purchase 30,000 shares pursuant to separation agreement of employee dated March 15, 2007, valued at $3.20 per share	—	—	96,000	—	96,000
Issuance of common stock in lieu of cash for accrued expenses at $4.00 per share on March 21, 2007	12,478	—	49,911	—	49,911
Warrants for 6,240 shares issued pursuant to amendment of convertible debt valued at $4.30 per share on March 21, 2007	—	—	26,829	—	26,829
Issuance of common stock for accounts payable $5.00 per share on April 2, 2007	4,141	—	20,704	—	20,704
Warrants for 20,000 shares issued for services rendered valued at $3.60 per share on April 16, 2007			72,000	—	72,000
Modification of option term to purchase 45,000 shares pursuant to separation agreement of officer dated May 11, 2007, valued at $2.30 per share	—	—	103,500	—	103,500
Modification of option term to purchase 45,000 shares pursuant to separation agreement of officer dated May 11, 2007, valued at $2.60 per share	—	—	117,000	—	117,000
Options to purchase 3,000 shares issued to a director valued at $5.90 per share, granted May 30, 2006; portion vested in 2007	—	—	8,850	—	8,850
Options to purchase 3,000 shares issued to a director valued at $2.40 per share, granted June 14, 2007; portion vested in 2007	—	—	1,800	—	1,800
Issuance of common stock in lieu of cash for director’s fees at $3.00 per share on September 10, 2007	20,694	—	62,082	—	62,082
Issuance of common stock in lieu of cash for loans from directors at $3.00 per share on September 10, 2007	1,100	—	3,300	—	3,300
Issuance of common stock as debt issuance cost at $2.00 per share on November 7, 2007	33,333	—	66,666	—	66,666
Warrants for 6,050 shares valued at $2.80 per share, issued in connection with notes payable on December 27, 2007	—	—	16,940	—	16,940
Warrants for 5,800 shares valued at $1.70 per share, issued in connection with notes payable on December 27, 2007	—	—	9,860	—	9,860
Warrants for 700 shares valued at $2.20 per share, issued in connection with notes payable on December 27, 2007	—	—	1,540	—	1,540
Original issue discount on convertible debt issued on December 27, 2007	—	—	595,666	—	595,666
Original issue discount attributable to warrants for 240,000 shares issued on December 27, 2007	—	—	88,576	—	88,576
Issuance of common stock as compensation for loan guarantees at $1.00 per share on December 28, 2007	88,889	1	88,888	—	88,889
Warrants for 15,400 shares valued at $4.00 per share, accrued for issuance in addition to interest on a note payable as of December 31, 2007	—	—	61,600	—	61,600

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Warrants for 51,010 shares valued at $3.60 per share, accrued for issuance in connection with debt extinguishment as of December 31, 2007	—	—	183,637	—	183,637
Warrants for 15,221 shares valued at $5.40 per share, accrued for issuance in connection with debt extinguishment as of December 31, 2007	—	—	82,191	—	82,191
Net loss for the year ended December 31, 2007	—	—	—	(3,113,298)	(3,113,298)
Balance, December 31, 2007	1,727,311	17	12,586,496	(16,278,096)	(3,691,583)
Original issue discount on convertible debt issued between Jan 4, 2008 and July 30, 2008	—	—	350,873	—	350,873
Warrants for 160,000 shares valued at $0.47 to $1.10 per share issued in connection with convertible debt between Jan 4, 2008 and July 30, 2008	—	—	65,160	—	65,160
Warrants for 14,500 shares valued at $1.00 per share issued to former employee pursuant to a termination agreement on January 4, 2008	—	—	14,500	—	14,500
Warrants for 52,357 shares valued at $3.60 per share, connection with debt extinguishment on January 16, 2008; portion expensed in 2008	—	—	4,848	—	4,848
Rounding of common stock due to reverse stock split on February 14, 2008	39	—	—	—	—
Warrants for 75,000 shares valued at $0.92 per share, issued in connection with notes payable on April 3, 2008	—	—	42,768	—	42,768
Options to purchase 20,000 shares issued to officers valued at $0.79 per share, granted July 11, 2008	—	—	15,800	—	15,800
Cancellation of an officer’s options to purchase 20,000 shares valued at $0.27 per share on July 11, 2008	—	—	(5,400)	—	(5,400)
Cancellation of an officer’s options to purchase 15,000 shares valued at $0.31 per share on July 11, 2008	—	—	(4,650)	—	(4,650)
Options to purchase 3,000 shares issued to directors valued at $0.71 per share, granted July 11, 2008	—	—	2,130	—	2,130
Issuance of common stock valued at $1.00 per share in lieu of cash for directors’ fees on July 11, 2008	59,634	1	59,633	—	59,634
Extension of note payable modified with a conversion feature added and recorded as debt extinguishment on September 12, 2008	—	—	48,214	—	48,214
Original issue discount on convertible debt issued between September 16, 2008 and December 11, 2008	—	—	145,743	—	145,743
Warrants for 95,500 shares valued at $0.89 to $1.31 per share issued in connection with convertible debt between September 16, 2008 and December 11, 2008	—	—	75,819	—	75,819
Original issue discount attributable to warrants for 100,000 shares valued at $0.47 per share, issued on September 25, 2008	—	—	46,604	—	46,604
Warrants for 31,817 shares valued at $5.40 per share, issued on September 30, 2008 in connection with debt extinguishment expensed and accrued from previous years; portion expensed in 2008	—	—	61,700	—	61,700
Warrants for 3,000 shares valued at $1.32 per share, issued in connection with debt extinguishment on October 24, 2008	—	—	3,960	—	3,960
Issuance of common stock as compensation for loan guarantees at $1.00 per share on October 31, 2008	17,778	—	17,778	—	17,778
Warrants for 44,445 shares valued at $0.77 per share issued as compensation for loan guarantees on October 31, 2008	—	—	34,223	—	34,223

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Issuance of common stock valued at $1.00 per share for debt issuance cost on October 31, 2008	6,667	—	6,667	—	6,667
Warrants for 16,667 shares valued at $0.77 per share issued as debt issuance costs on October 31, 2008	—	—	12,834	—	12,834
Warrants for 3,836 shares valued at $1.32 per share, accrued for issuance in connection with debt extinguishment as of December 31, 2006	—	—	5,063	—	5,063
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2008	—	—	9,663	—	9,663
Options to purchase 3,000 shares issued to a director valued at $5.90 per share, granted May 30, 2006; portion vested in 2008	—	—	3,687	—	3,687
Options to purchase 3,000 shares issued to a director valued at $2.40 per share, granted June 14, 2007; portion vested in 2008	—	—	3,600	—	3,600
Options to purchase 5,000 shares issued to officer valued at $3.40 per share, granted February 1, 2007; portion vested in 2008	—	—	8,869	—	8,869
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2008	—	—	6,731	—	6,731
Options to purchase 85,000 shares issued to officers valued at $0.85 per share, granted July 11, 2008; portion expensed in 2008	—	—	12,042	—	12,042
Reversal of expense associated with performance-based option of an officer that did not vest	—	—	(7,727)	—	(7,727)
Warrants for 12,576 shares valued at $4.00 per share, accrued for issuance in addition to interest on a note payable; portion expensed in 2008	—	—	50,304	—	50,304
Net loss for the year ended December 31, 2008	—	—	—	(4,657,717)	(4,657,717)
Balance, December 31, 2008	1,811,429	$18	$13,677,932	$(20,935,813)	$(7,257,863)

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year Ended December 31,	Year Ended December 31,	Period from August 17, 1999 (inception) to
	2008	2007	December 31, 2008
Cash flows from operating activities:
Net loss	$(4,657,717)	$(3,113,298)	$(20,935,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	605	3,134	20,797
Gain on sale of furniture and equipment	—	—	(2,200)
Stock-based compensation	59,245	549,384	1,764,347
Common stock issued for services rendered	50,467	—	207,371
Common stock issued for debt guarantees	17,778	88,889	106,667
Common stock issued for debt issuance cost	6,667	—	6,667
Notes payable issued for intangibles expensed as research and development	150,000	—	150,000
Warrants issued for services	—	72,000	540,636
Warrants issued for debt guarantees	34,223	—	355,197
Warrants issued for debt extinguishment	75,571	283,829	359,400
Warrants issued for debt extinguishment-related parties	—	26,828	26,828
Warrants issued for debt issuance cost	12,834	—	12,834
Amortization of note payable-original issue discount	—	23,162	152,247
Amortization of note payable-related parties original issue discount	50,304	89,940	140,244
Amortization of convertible debt-original issue discount	428,430	272	638,685
Amortization of convertible debt-related parties original issue discount	505,217	244,587	749,804
Amortization of debt issuance costs	421,564	506,639	1,705,733
Bargain conversion option added to note payable- related parties for debt extinguishment	48,214	—	48,214
Write-off debt issuance cost for debt extinguishment	—	42,797	42,797
Write-off of deferred offering cost	—	—	59,696
License rights expensed as research and development, paid by issuance of common stock to CS Medical Technologies, LLC	—	—	475,000
License rights expensed as research and development, paid by issuance of common stock to Profile, LLC	—	—	1,713,600
Changes in operating assets and liabilities:
Deposits	—	—	(189,554)
Other current assets	44,603	36,311	133,892
Accounts payable	199,379	(46,520)	929,834
Accrued development expense	1,327,835	—	1,327,835
Other accrued expenses	129,808	229,042	1,139,796
Net cash used in operating activities	(1,094,973)	(963,004)	(8,319,446)
Cash flows from investing activities:
Purchases of equipment and furniture	—	—	(20,797)
Deposit into a restricted cash account	(214)	(44,000)	(44,214)
Net cash used in investing activities	(214)	(44,000)	(65,011)

ProUroCare Medical Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows (Continued)

	Year Ended December 31,	Year Ended December 31,	Period from August 17, 1999 (inception) to
	2008	2007	December 31, 2008
Cash flows from financing activities:
Proceeds of note payable, bank	—	—	500,000
Payments of note payable, bank	—	—	(500,000)
Proceeds of notes payable	—	—	340,500
Payment of notes payable	(333,222)	(54,442)	(1,370,518)
Proceeds of notes payable - related parties	112,500	432,150	560,100
Payments of notes payable - related parties	(76,450)	(126,850)	(203,300)
Proceeds from long-term notes payable and bank debt	923,337	684,000	3,807,337
Proceeds from long-term notes payable, related parties	254,500	866,000	1,120,500
Payments on long-term bank debt	—	(600,000)	(600,000)
Proceeds from warrants	54,500	50,000	104,500
Payments for debt issuance costs	(148,211)	(293,260)	(673,437)
Payment for rescission of common stock	—	—	(100,000)
Payments for deferred offering expenses	(88,480)	—	(117,307)
Cost of reverse merger	—	—	(162,556)
Net proceeds from issuance of common stock	—	447,612	5,682,538
Net cash provided by financing activities	698,474	1,405,210	8,388,357
Net increase (decrease) in cash	(396,713)	398,206	3,900
Cash, beginning of the period	400,613	2,407	—
Cash, end of the period	$3,900	$400,613	$3,900

Supplemental cash flow information:
Cash paid for interest	$123,073	$235,355	$716,409
Non-cash investing and financing activities:
Deferred offering costs included in accounts payable	461,456	109,988	571,444
Deferred offering costs included in accrued expenses	47,350	22,650	70,000
Debt issuance costs included in accounts payable	58,339	55,817	114,156
Warrants issued pursuant to notes payable	139,677	112,440	463,864
Warrants issued for debt issuance costs	55,409	—	298,021
Prepaid expenses financed by note payable	54,504	42,585	165,526
Convertible debt issued in lieu of cash for accrued expenses	31,413	—	31,413
Common stock issued in lieu of cash for accrued expenses	9,167	111,993	238,803
Common stock issued for debt issuance cost	6,667	66,666	164,834
Warrants issued in lieu of cash for accrued expenses	1,250	—	1,250
Conversion of notes payable, related parties into convertible debentures	—	200,000	200,000
Common stock issued in lieu of cash for accounts payable	—	20,704	122,291
Common stock issued in lieu of cash for notes payable-related parties	—	10,300	10,300
Convertible debt issued as debt issuance costs related to guarantee of long-term debt (recorded as a beneficial conversion in additional paid-in capital) applied to accounts payable	—	—	733,334
Issuance of note payable for redemption of common stock	—	—	650,000
Conversion of accounts payable to note payable	—	—	241,613
Deposits applied to note payable and accrued interest	—	—	142,696
Deposits applied to accounts payable	—	—	45,782
Assumption of liabilities in the Profile, LLC transaction	—	—	25,000
Proceeds from sale of furniture and equipment	—	—	2,200
Deposits applied to accrued expenses	—	—	1,076

See accompanying notes to financial statements.

ProUroCare Medical Inc.

A Development Stage Company

Notes to Consolidated Financial Statements

December 31, 2008 and 2007 and the period from

August 17, 1999 (inception) to December 31, 2008

(1)  Description of Business and Summary of Significant Accounting Policies

(a)                     Description of Business, Development Stage Activities, and Basis of Presentation

ProUroCare Medical Inc. (“ProUroCare,” the “Company,” “we” or “us”) is a development stage company engaged in the business of developing for market innovative products for the detection and characterization of male urological prostate disease.  The primary focus of the Company is currently the ProUroScanTM prostate imaging system, designed for use as an aid to the physician in visualizing and documenting tissue abnormalities in the prostate that have been previously detected by a digital rectal exam.  The Company’s developmental activities, conducted by its wholly owned operating subsidiary ProUroCare Inc. (“PUC”), have included the acquisition of several technology licenses, the purchase of intellectual property, the development of a strategic business plan and a senior management team, product development and fund raising activities.

PUC had no activities from its incorporation in August 1999 until July 2001, when it acquired a license to certain microwave technology from CS Medical Technologies, LLC (“CS Medical”).  In January 2002, PUC acquired a license to certain prostate imaging technology from Profile, LLC (“Profile”).

Pursuant to a merger agreement effective April 5, 2004 (the “Merger”), PUC became a wholly owned operating subsidiary of Global Internet Communications, Inc. (“Global”), which changed its name to ProUroCare Medical Inc. on April 26, 2004.  In connection with the Merger, the Company completed a private placement of 220,500 shares, as adjusted for the Reverse Split (as defined below), of common stock (the “2004 Private Placement”) pursuant to Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”).

On December 27, 2007, the Company’s shareholders approved a one-for-ten reverse split of the Company’s common stock without a corresponding reduction in the number of authorized shares of the Company capital stock (the “Reverse Split”).  The Reverse Split became effective on February 14, 2008.  The exercise price and the number of shares of common stock issuable under the Company’s outstanding convertible debentures, options and warrants were proportionately adjusted to reflect the Reverse Split for all periods presented.

On January 12, 2009, the Company closed a public offering of 3,050,000 units at $1.00 per unit (the “2009 Public Offering”)(see Note 14).  Each unit sold (the “2009 Units”) consisted of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $1.30 per share.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, PUC.  Significant inter-company accounts and transactions have been eliminated in consolidation.

(b)                     Restatement of Share Data

All share data has been restated to give effect to the Reverse Split.

At the effective time of the Merger, all 350,100 shares of common stock of PUC that were outstanding immediately prior to the Merger and held by PUC shareholders were cancelled, with one share of ProUroCare common stock issued to Global.  Simultaneously, the non-dissenting shareholders of PUC received an aggregate of 960,300 shares of common stock of Global in exchange for their aggregate of 320,100 shares of PUC.  The share data in this paragraph has been restated to give effect to the Reverse Split, as noted above.

All share data has been restated to give effect to the Merger under which each PUC share was converted into three shares of Global.

(c)                      Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. The Company’s significant estimates include the determination of the fair value of its common stock and stock-based compensation awarded to employees, directors, loan guarantors and consultants and the accounting for debt with beneficial conversion features. Actual results could differ from those estimates.

Valuation of Stock-Based Compensation.  Effective as of August 17, 1999 (inception), the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) and on January 1, 2006 adopted SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on fair values.  The Company’s determination of fair value of share-based payment awards is based on the date of grant using an option-pricing model which incorporates a number of highly complex and subjective variables.  These variables include, but are not limited to, the Company’s expected stock price volatility and estimates regarding projected employee stock option exercise behaviors and forfeitures.  The Company recognizes the expense related to the fair value of the award straight-line over the vesting period.

Debt with Beneficial Conversion Features.  The beneficial conversion features of the promissory notes were valued using the Black-Scholes pricing model, which is considered the Company’s equivalent to the fair value of the conversion. The resulting original issue discount is amortized over the life of the promissory notes (generally no more that 24 months) using the straight-line method, which approximates the interest method.

(d)                     Net Loss Per Common Share

Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period.  These calculations reflect the effects of the Company’s Reverse Split (see Note 1(a)).  Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive.  Antidilutive common equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per common share in subsequent years.  All options and warrants outstanding were antidilutive for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008 due to the Company’s net losses.  1,603,994 and 1,167,686 shares of common stock issuable under our stock options, warrants, convertible debt and contingent shares and warrants issuable under agreements with loan guarantors were excluded from the computation of diluted net loss per common share for the years ended December 31, 2008 and 2007, respectively.  Also excluded were the undetermined number of shares issuable pursuant to the convertible notes and warrants issued in connection with our private placements, unit put arrangements and certain convertible notes, whose terms of conversion were based on the price of the equity securities offered in the Company’s anticipated public offering, as described and defined in Note 14.  The number of such shares was determined on the January 7, 2009 effective date of the 2009 Public Offering to be 6,937,177 and 3,432,622 shares as of December 31, 2008 and 2007, respectively.

(e)                      Comparative Figures

Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year, including the reclassification of transactions with related parties.

(f)                        Cash

The Company maintains its cash in high quality financial institutions.  The balances, at times, may exceed federally insured limits.

(g)                     Equipment and Furniture

Equipment and furniture are stated at cost and depreciated using the straight-line method over the estimated useful lives ranging from three to seven years. Maintenance, repairs, and minor renewals are expensed as incurred.

(h)                     License Agreements

The costs associated with acquisition of licenses for technology are recognized at the fair value of stock and cash used as consideration.

Costs of acquiring technology which has no alternative future uses are expensed immediately as research and development expense.

(i)                        Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, the Company did not record any impairment charges.

(j)                        Stock-Based Compensation

Effective August 17, 1999, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to record option and warrant issuances, including stock-based employee compensation.  The Company’s policy is to grant stock options at fair value at the date of grant, and to record the expense at fair value as required by SFAS 123, using the Black-Scholes pricing model.

Effective January 1, 2006, the Company adopted SFAS 123R, that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement replaced SFAS 123, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS 123R requires all companies to expense the fair value of employee stock options and similar awards, which has been the Company’s policy to date.  Stock-based employee and non-employee compensation cost related to stock options and warrants was $59,245, $621,384, and $2,304,983 for the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively, or $0.03, $0.40, and $2.19 on a per share basis.  The Company estimates the amount of future stock-based compensation expense related to currently outstanding options to be approximately $30,600, $24,000 and $12,000 for the years ending December 31, 2009, 2010, and 2011, respectively.  The Company recognizes the expense related to the fair value of the award straight-line over the vesting period.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because the Company’s employee and consultant stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models may not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.

In determining the compensation cost of the options granted during the years ended December 31, 2008 and 2007, as specified by SFAS 123R, the fair value of each option grant has been estimated on the date of grant using the Black Scholes pricing model and the weighted average assumptions used in these calculations are summarized as follows:

	For the years ended December 31,
	2008	2007
Risk-free Interest Rate	3.13%	4.90%
Expected Life of Options Granted	4.3years (1)	4.0 years (1)
Expected Volatility	131.2%	133.4%
Expected Dividend Yield	0	0

(1) Calculated as the average of the vesting periods and the contractual term of the options.

The expected life of the options is determined using a simplified method, computed as the average of the option vesting periods and the contractual term of the option.  For performance-based options that vest upon the occurrence of an event, the Company uses an estimate of when the event will occur as the vesting period used in the Black-Scholes calculation for each option grant.  Because of the limited trading history of the Company’s stock, the expected volatility is based on a simple average of weekly price data since the date of the Merger on April 5, 2004.  Management expects and estimates that substantially all employee stock options will vest, and therefore the forfeiture rate used was zero.  The risk-free rates for the expected terms of the stock options and awards are based on the U.S. Treasury yield curve in effect at the time of grants.

(k)                     Warrants

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods and Services” and EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”), the Company has elected to utilize the fair-value method of accounting for warrants issued to non-employees as consideration for goods or services received, including warrants issued to lenders and guarantors of Company debt (see Notes 9, 10 and 11).  The weighted-average fair value of the warrants granted during the years ended December 31, 2008 and 2007 was $1.37 and $3.80, respectively, and such warrants are immediately vested and exercisable on the date of grant.

The fair value of stock warrants is the estimated present value at grant date using the Black-Scholes pricing model with the following weighted average assumptions:

	For the years ended December 31,
	2008	2007
Risk-free Interest Rate	3.23%	4.68%
Expected Life of Warrants Issued(1)	5.0 years	4.9 years
Expected Volatility	129.5%	135.0%
Expected Dividend Yield	0	0

(1) The contractual term of the warrants.

The expected volatility is based on weekly price data since the date of the Merger on April 5, 2004.  Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the warrants.  The risk-free rates for the expected terms of the stock warrants are based on the U.S. Treasury yield curve in effect at the time of grants.

(l)                        Financial Instruments

The carrying amount for all financial instruments approximates fair value. The carrying amounts for cash, notes payable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts for long-term debt, and other obligations approximates fair value as the interest rates and terms are substantially similar to rates and terms which could be obtained currently for similar instruments.

(m)                  Research and Development

Expenditures for research and product development costs, including certain upfront license fees for technologies under development, are expensed as incurred.

(n)                     Debt Issuance Costs

Debt issuance costs are amortized over the term of the related debt as interest expense using the straight-line method, which approximates the interest method.

The costs related to the Company’s $2.2 million Crown Bank promissory notes issued in February 2006 were recorded as debt issuance cost, and were amortized over the approximately two-year term of the notes using the straight-line method until October 14, 2007.  At that time, $600,000 of the notes were retired, and approximately $42,800 of debt issuance cost related to that portion of the notes was expensed as debt extinguishment expense.  The debt issuance cost associated with the remaining Crown Bank notes were amortized as interest expense until December 28, 2007, when the notes were modified to extend the maturity date of the notes to February 28, 2009.  The Company evaluated this modification in accordance with EITF Issue No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” “EITF (6-19”).  The change in the agreement did not qualify as an extinguishment of debt; therefore, debt issuance cost from the old debt is carried forward.  The remaining $39,370 of unamortized debt issuance cost, together with $12,000 of bank fees associated with the extension, is being amortized over the new term of the notes as interest expense.

On October 15, 2007, the Company borrowed $600,000 pursuant to a promissory note issued to the Phillips W. Smith Family Trust (the “Smith Trust”) that matured on February 28, 2009.  In consideration for this loan, on November 7, 2007 the Company agreed to issue 33,333 shares of its common stock to the Smith Trust.  The $66,666 value of this consideration was recorded as debt issuance cost and is being amortized over the term of the loan.

On December 27, 2007, the Company held its first closing on a private placement of investment units consisting of convertible debentures and warrants (the “2007 Private Placement”) (see Note 11(b)).  Direct costs of the offering totaling $337,077, including underwriting fees, legal and accounting expenses, and printing costs were recorded as a debt issuance cost asset.

During the year ended December 31, 2008, the Company incurred additional debt issuance costs related to a second closing on the 2007 Private Placement, the closings on an aggregate of $720,000 of units consisting of unsecured, subordinated, convertible promissory notes and common stock purchase warrants in additional private placements (the “2008 Private Placements”) (see Note 11(b)) and the closing on a $315,000 unit put financing facility (see Note 11(c)).  Included in this debt issuance cost was the issuance of warrants to acquire 32,500 shares of our common stock valued at $42,575 related to the origination of the unit put financing facility (see Note 12(f)).

Debt issuance costs are summarized as follows:

	2008	2007
Debt issuance costs, gross	$701,238	$452,113
Less amortization	(434,356)	(12,792)

Debt issuance costs, net	$266,882	$439,321

Amortization expense related to debt issuance costs was $421,564, $506,639, and $1,705,733 for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  The unamortized debt issuance cost as of December 31, 2008 will either be amortized in 2009 or expensed as interest expense upon the automatic conversion of the related debt into the Company’s equity securities upon the effective date of the 2009 Public Offering (see Note 14).

(o)                     Deferred Offering Costs

The legal, accounting, printing and certain other expenses directly related to the 2009 Public Offering that became effective on January 7, 2009 were recorded as a deferred offering cost asset as of December 31, 2008 and 2007.  The deferred offering costs were recorded as a cost of the offering and a reduction of additional paid-in capital upon its closing on January 12, 2009.

(p)                     Restricted Cash

Pursuant to the renewal of the Crown Bank promissory notes (see Note 10), the Company agreed to deposit with Crown Bank four months worth of future interest payments due under the notes.    The funds on deposit are not available to the Company for any purpose other than for debt service on the Crown Bank promissory notes.  On March 19, 2009, pursuant to the renewal of a Crown Bank promissory note, this restriction was removed (see Note 14).

(q)                     Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement and income tax reporting bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization is not assured.

(r)                       Recently Issued Accounting Pronouncements

During May, 2008, FASB issued SFAS 162, “The Hierarchy of Generally accepted Accounting Principles (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles that are in conformity with generally accepted accounting principles in the United States of America.  SFAS 162 became effective during November 2008.  The adoption of SFAS 162 did not have a material effect on the Company’s results of operations, financial position or cash flows.

(2)                     Going Concern; Management’s Plan to Fund Working Capital Needs

The Company incurred net losses of $4,657,717, $3,113,298 and $20,935,813 and negative cash flows from operating activities of $1,094,973, $963,004, and $8,319,446 for the years ended December 31, 2008 and 2007 and for the cumulative period from August 17, 1999 (inception) to December 31, 2008, respectively. From July 2001 through January 2002, the Company entered into several license arrangements to develop the licensed technologies into diagnostic equipment and treatments for enlarged prostates and other male urological conditions. Since January 2002, the Company’s efforts to develop the licensed technologies have been significantly delayed at times due to a lack of sufficient capital resources. The Company anticipates materially increasing its expenditures for technology development activities and building the Company’s infrastructure over the near term. Implementation of the Company’s business plan is dependent upon the successful transition of its product development program into a viable product with market penetration and profitability and obtaining sufficient capital to fund these developmental activities.

Management believes that the Company has sufficient funds to complete clinicals of its ProUroScan System, submit a premarket notification application to FDA and obtain FDA clearance of a 510(k) for a basic mapping and data maintenance labeling claim.  However, the Company does not currently have sufficient funds to make a significant commercial launch into the urology market. As of February 28, 2009, the Company had approximately $774,000 cash on hand and current liabilities of approximately $3.5 million, including $2.2 million of secured debt that was due on that date.  In March 2009, the Company renewed $1.8 million of the secured debt to mature on March 28, 2010, and temporarily paid down $400,000 of the secured debt.  The Company intends to re-borrow the $400,000 secured debt before the end of May, 2009 upon the establishment of a satisfactory guaranty of the debt with the lender. Management believes that over the next 12 months the Company will need approximately $8 million of working capital to fund operations through FDA clearance and subsequent commercial launch.

As a result of the closing on the 2009 Public Offering and the subsequent conversion of convertible notes into the Company’s equity Units, there are 6,108,381 redeemable warrants outstanding.  These warrants have an exercise price of $1.30 per share, which the Company may redeem once the last sale price of our common stock equals or exceeds $1.82 per share for a period of ten consecutive trading days.  If this event were to occur, the Company intends to exercise its right to redeem the warrants, which will allow all holders of warrants a period of 30 days to exercise their warrants. If all such warrant holders exercise their warrants, the Company could realize up to approximately $7.9 million, depending on the number of shares actually exercised pursuant to such a redemption.  There can be no assurance that the Company will be able to redeem the warrants, or of how much would be realized if such a redemption were made.

During the first half of 2009, the Company plans to identify a distribution partner to market its products.  The Company expects such a distribution partner to provide significant financial support in the form of licensing fees, loans, equity investment or a combination of these.  In addition to financial support, a successful collaboration with such a partner would allow access to down stream marketing, manufacturing, and sales support.  There can be no assurance that a distribution partner can be successfully identified and engaged during the first half of 2009, or at all.

If the Company is unable to obtain sufficient funding through the exercise of the warrants or from financial support from a distribution partner, it will pursue one or more additional rounds of funding in 2009 and 2010 to provide the working capital needed to fund a significant commercial launch into the urology market.  If additional funds are raised by the issuance of convertible debt or equity securities, or by the exercise of outstanding warrants, then existing shareholders will experience dilution in their ownership interest. If additional funds are raised by the issuance of debt or certain equity instruments, the Company may become subject to certain operational limitations, and such securities may have rights senior to those of its existing holders of common stock.

If adequate funds are not available through these initiatives on a timely basis, or are not available on acceptable terms, the Company may be unable to fund expansion, or to develop or enhance our products. If the Company is forced to slow our development programs, or put them on hold, it would delay regulatory clearances or approvals needed, and thus delay market entry for its products. Ultimately, if no additional financing is obtained beyond what has been secured to date, the Company likely would be forced to cease operations. There can be no assurance the Company will be successful in raising such funds.

 (3)                  Equipment and Furniture

Equipment and furniture consisted of the following at December 31:

	2008	2007
Computer equipment	$11,563	$11,563
Furniture	4,279	4,279
	15,842	15,842
Less accumulated depreciation	(15,842)	(15,237)
	$0	$605

Depreciation expense was $605, $3,134, and $20,797 for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

(4)                     Accrued Expenses

Accrued expenses consisted of the following at December 31:

	2008	2007
Accrued interest	$169,985	$69,134
Accrued compensation, benefits, and related taxes	350,836	535,537
Accrued interest-related party	263,522	87,088
Public offering costs	70,000	22,650
Audit fees	47,000	21,250
Directors’ fees	20,249	9,166
Consulting fees	15,000	15,000
Other	662	—
Contracted development	—	35,000
Legal fees	—	7,100
	$937,253	$801,925

(5)                     Agreements with Artann Laboratories Inc.

The Company has developed its ProUroScan System under contracts with Artann Laboratories, Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early-stage technology development.

Artann 2004 Development Agreement

In July 2004, the Company entered into a development agreement with Artann and Dr. Armen Sarvazyan under which Artann and Dr. Sarvazyan developed two working, pre-clinical ProUroScanTM systems.  These systems were delivered to the Company in late November 2004.  The Company paid Artann $180,000 for this development work, which was expensed as research and development cost during the year ended December 31, 2004.

Artann 2004 Research and Development Agreement

In July 2004, the Company entered into a research and development agreement with Artann (the “Research and Development Agreement”) for the further development of the ProUroScanTM system.  Under this agreement, Artann was a research and development partner to the Company, supporting the further development of the ProUroScanTM system.  For its role, Artann received a payment of $50,000 and warrants for the purchase of 10,000 shares of the Company’s common stock upon the execution of the agreement, and $110,000 and warrants for the purchase of 20,000 shares of the Company’s common stock following the shipment of the ProUroScanTM pre-clinical systems in accordance with the development agreement in December 2004. The warrants were fully vested, five-year warrants at a per share exercise price of $20.00 per share value.  The total value of these warrants computed using the Black-Scholes pricing model was $281,086.  All payments and the value of the warrants were recorded as research and development expense in the year ended December 31, 2004.

Artann 2007 Cooperation Agreement

On April 16, 2007, the Company entered into a cooperation agreement with Artann (the “Cooperation Agreement”) in which the parties agreed to terminate the existing Research and Development agreement and to use their best efforts to finalize a new development agreement within a reasonable period of time.  The

Cooperation Agreement released each party from all undischarged obligations and liabilities under that agreement.

Under the terms of the Cooperation Agreement, the Company paid $60,000 in fees originally due to Artann under the Research and Development Agreement, related to submission of two patents and associated patent attorney fees.  Further, the Company issued to Artann five-year warrants (immediately exercisable) to acquire 20,000 shares of its common stock at $4.10 per share, thus fulfilling another obligation under the Research and Development Agreement.  The warrants were valued at $72,000 by the Black-Scholes pricing model and were recorded as research and development expense.  The Company also agreed to pay Artann $35,000 as a first payment for work already completed under the proposed development agreement.  This payment was made on January 16, 2008.

Artann 2008 License Agreement

On July 25, 2008, the Company entered into two agreements with Artann.  Under the first agreement, the “License Agreement,” Artann granted to the Company an exclusive, worldwide, sublicensable license to certain patent applications, trade secrets and technology to make, use and market certain mechanical imaging products in the diagnosis or treatment of urologic disorders of the prostate, kidney or liver field of use.  Artann also agreed to transfer possession of five fully functional prostate imaging systems to the Company and grant the Company full access to all relevant documentation thereto.  The License Agreement became effective on December 23, 2008.  As consideration, the Company agreed to pay, on the effective date of the agreement, an upfront cash license fee of $600,000 and shares of the Company’s common stock valued at $500,000.  The total $1,100,000 license fee was recorded as a general and administrative expense in the year ended December 31, 2008.  In addition, the Company agreed to pay Artann a royalty equal to four percent of the first $30 million of net cumulative sales of licensed products, three percent of the next $70 million of net cumulative sales and two percent of net cumulative sales over $100 million.  Further, the Company will pay Artann a technology royalty of one percent of net sales on prostate imaging system products through December 31, 2016.  The combined royalties are subject to a minimum annual royalty equal to $50,000 per year for each of the first two years after clearance from the Food and Drug Administration (“FDA”) for commercial sale and $100,000 per year for each year thereafter until termination or expiration of the License Agreement.  The Company also agreed to grant Artann a non-exclusive fully paid up, sublicensable, royalty-free and worldwide license for Artann to make, use or sell any mechanical imaging system for the diagnosis or treatment of disorders of the female human breast.  The License Agreement will terminate upon the expiration of all royalty obligations, by failure of either party to cure a breach of the agreement within a 60-day cure period, if the Company fails to make a payment to Artann and such failure is not cured within a 30-day cure period or should one of the parties become insolvent, go into liquidation or receivership or otherwise lose legal control of its business.

Artann 2008 Development Agreement

Under the second Artann agreement, the “Development and Commercialization Agreement,” the parties intend to collaborate together to develop, commercialize and market prostate mechanical imaging systems.  Artann will conduct and complete all pre-clinical activities and testing on the prostate imaging system, conduct clinical trials, prepare and submit FDA regulatory submissions and provide hardware and software development, refinement and debugging services to ready the prostate imaging system for commercial sale.  For these development services, the Company will make cash milestone payments to Artann of $250,000 upon initiation of an FDA approved clinical study, $250,000 upon completion of that FDA approved clinical study and submission of an FDA regulatory approval application on the prostate imaging system and $750,000 upon FDA clearance to allow the prostate imaging system to be commercially sold in the United States.  As of the December 23, 2008 effective date of the Development and Commercialization Agreement, the FDA approved clinical study milestone had been initiated, and the Company has expensed $250,000 on the consolidated statement of operations.  In addition, the Company will issue to Artann shares of common stock of the Company having a value of $1 million upon completion of the FDA approved clinical study and submission of an FDA regulatory approval application on the prostate imaging system and, as a success bonus, the Company will issue to Artann shares of its common stock having a value of $1 million upon FDA clearance.  The success bonus will be reduced by ten percent for each month that FDA clearance is delayed following 15 months from the effective date of the Development and Commercialization Agreement.  The Company will also pay a monthly retainer fee for technical advice and training by Artann personnel.  The monthly fee retainer shall be $30,000 per month for each of the first nine months following the effective date of the Development and Commercialization Agreement and $15,000 per month for the next 12 months.

Additionally, Artann will supply to the Company such quantities of the prostate imaging system as is reasonably required for pre-commercial testing, evaluation, marketing and clinical study and to facilitate the transfer of commercial production to a third party.  Artann also agrees to use best reasonable efforts to provide a limited number of commercial systems, if requested by the Company.  The pre-commercial and commercial systems will be sold to the Company at prices yet to be determined.  Qualified Artann personnel shall provide manufacture and scale-up services to the Company or a third party manufacturer designated by the Company to facilitate the commercial manufacture of the prostate imaging systems at a cost of $1,200 per day per individual for such services.

The initial term of the Development and Commercialization Agreement is for three years and may thereafter be renewed for additional one year terms upon mutual agreement of the parties.  The Development and Commercialization Agreement may also terminate if the Company fails to make a payment to Artann and such failure is not cured within a 60-day cure period or should one of the parties become insolvent, go into liquidation or receivership or otherwise lose legal control of its business.

Accrued License and Development Fees

As of December 31, 2008, accrued license and development fees consisted of the following amounts due to Artann under the License and Development and Commercialization Agreements:

Amount accrued
Upfront license fee payable in cash	$600,000
Upfront license fee payable in equity	500,000
First milestone cash payment due under the Development and Commercialization Agreement	250,000
Less: Advances	(22,165)
Accrued license and development fees at December 31, 2008	$1,327,835

(6)                     License Agreements

(a)                     Profile LLC

In January 2002, Profile granted the Company an exclusive license for prostate imaging systems in exchange for 323,077 shares of the Company’s common stock and the assumption of $25,000 of Profile net liabilities. On March 22, 2002, in exchange for eliminating certain covenants of the license agreement, the Company issued to Profile an additional 76,923 shares of its common stock.  The 400,000 shares of common stock were valued at $1,713,600.  The aggregated stock and cash consideration for the Profile license was $1,738,600, which was expensed as research and development.

On April 3, 2008, the Company purchased certain patents, patent applications and know-how from Profile (the “Profile Assets”) pursuant to an asset purchase agreement.  The purchase of the Profile

Assets effectively terminated the license agreement.  The technology encompassed by the Profile Assets provides the basis for the ProUroScanTM system, the Company’s initial product currently in the final stages of development.  The purchase price of the Profile Assets was $300,000, of which $150,000 was paid in cash and $150,000 was financed under the Profile Note (see Note 9).  As indicated by SFAS No. 2, “Accounting for Research and Development Costs,” regarding costs of intangibles that are purchased from others for a particular research and development project and that have no alternative future uses, the entire $300,000 purchase price was expensed as research and development expense for the year ended December 31, 2008.

(b)                   CS Medical

In July 2001, the Company licensed certain microwave technology from CS Medical.  The worldwide, exclusive license is limited to the field of use of the treatment of enlarged prostates, prostatitis, prostate cancer and other urological disorders, and terminates with the expiration of the last patent to expire that is the subject of the license and requires defined royalty payments.  As consideration for the license, the Company exchanged 300,000 shares of its common stock valued at $475,000. This consideration was expensed as research and development.  Under the terms of the license agreement, royalty payments are to be made quarterly in an amount equal to 0.5 percent of the amount that net sales of the Company’s products that incorporate the licensed technology exceed $500,000 in that quarter.  The Company has no current plans to develop the licensed technology due to resource limitations.  In the absence of revenues, the Company is not obligated to make any royalty payments to CS Medical.

(c)                      RPI Agreement

In July 2001, the Company entered into a license agreement with Rensselaer Polytechnic Institute (“RPI”) to allow the Company to use Electrical Impedance Tomography (“EIT”) technology developed and patented by RPI, on a worldwide, exclusive basis for the diagnosis and treatment of urological conditions. Consideration for the license was $50,000, paid in two $25,000 installments, which were expensed as research and development in fiscal 2001. On July 27, 2005, the Company and RPI entered into Amendment No. 1 to the RPI license. Subsequently, the license become non-exclusive.  The Company intends to abandon the EIT technology due to resource limitations.

 (7)                  Commitments and Contingencies

(a)                     Lease

Effective March 1, 2009, the Company began renting approximately 500 square feet of office space on a month-to-month basis at a cost of approximately $550 per month.  From March 1, 2007 to February 28, 2009, the Company rented executive offices within the offices of a former Company director, Mr. Nazarenko.  Our rental cost for these offices was approximately $2,129 per month, which is the market price for similar office space in Minneapolis, Minnesota.

Rent expense for the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008 was $23,062, $21,286 and $256,206, respectively.

(b)                     Employment Agreements

On July 16, 2008, PUC entered into an employment agreement with Richard Carlson, its Chief Executive Officer.  The agreement provides for a minimum annual salary of $150,000, a cash incentive bonus potential of up to 40 percent of Mr. Carlson’s base pay and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by the Company’s Board of Directors.  The agreement provides for severance payments if the Company terminates Mr. Carlson without cause or if Mr. Carlson terminates the agreement for good reason that includes nine months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary), payment of earned bonuses, continued payment of existing health and life insurance benefits for a period of nine months and immediate vesting of all unvested stock options then held by Mr. Carlson.  In addition, within a one-year period following a “change in control” of the Company, upon termination without cause, unacceptable demotion or reduction in responsibilities or a relocation of more than 100 miles, Mr. Carlson will receive as severance, nine months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary) and immediate vesting of all unvested stock options then held by Mr. Carlson.  The agreement prohibits Mr. Carlson from directly or indirectly participating in the ownership, management, operation or control of a competitive business for a period of one year after his employment with the Company terminates.  The agreement will expire on December 31, 2009.

On July 21, 2007, PUC entered into an employment agreement with its Chief Financial Officer, Richard Thon.  The agreement extends through June 30, 2009. The agreement provides for a minimum annual salary of $140,000, a cash incentive bonus potential of up to 30 percent of Mr. Thon’s base pay and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by the Company’s Board of Directors.  The agreement provides for severance payments if the Company terminates Mr. Thon without cause or if Mr. Thon terminates the agreement for good reason, including four months of base salary plus one month of base salary for each year of service (up to a maximum of nine months of base salary), payment of earned bonuses, continued payment of existing health and life insurance benefits for a period of four months and immediate vesting of all unvested stock options then held by Mr. Thon.  In addition, within a one-year period following a “change in control” of the Company, upon termination without cause, unacceptable demotion or reduction in responsibilities or a relocation of more than 100 miles, Mr. Thon will receive as severance, six months of base salary plus one month of base salary for each year of service (up to a maximum of 12 months of base salary), and immediate vesting of all unvested stock options then held by Mr. Thon.  The agreement prohibits Mr. Thon from directly or indirectly participating in the ownership, management, operation or control of a competitive business for a period of one year after his employment with the Company terminates.

At December 31, 2008, approximately $269,000 of our current senior management’s salaries and bonuses had not been paid, and were recorded as an accrued expense.

(c)                      Legal proceedings

The Company is involved in routine legal proceedings in the conduct of the ordinary course of its business.

(8)                     Income Taxes

The Company has generated net operating loss carryforwards of approximately $5.0 million which, if not used, will begin to expire in 2021.  Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an “ownership change,” as defined by Section 382 of the Code.  The Company has analyzed the 2009 Public Offering along with previous changes and believes that such an ownership change has not occurred, and that the Company’s use of its net operating loss carryforwards is not subject to such restrictions.

The Company has recorded a full valuation allowance against its deferred tax assets and deferred tax liability due to the uncertainty of realizing the related benefits and costs as follows:

	2008	2007
Deferred tax assets
Net operating loss carryforwards	$1,916,000	$1,566,000
Capitalized start up costs	2,921,000	2,450,000
Expenses paid with options and warrants	724,000	836,000
Capitalized licenses	893,000	416,000
Other	164,000	149,000
Deferred tax liability
Beneficial conversion feature of convertible debentures	(212,000)	(347,000)
Less: valuation allowance	(6,406,000)	(5,070,000)
Net deferred tax assets	$0	$0

The change in the valuation allowance was $1,336,000, $795,000 and $6,406,000 for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  In September 2005, the FASB approved EITF Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF 05-8”).  EITF 05-8 provides: (i) that the recognition of a beneficial conversion feature creates a difference between book basis and tax basis of a convertible debt instrument, (ii) that basis difference is a temporary difference for which a deferred tax liability should be recorded and (iii) the effect of recognizing the deferred tax liability should be charged to equity in accordance with SFAS No. 109 “Accounting for Income Taxes.”  EITF 05-8 was effective for financial statements for periods beginning after December 15, 2005.  The Company applied EITF 05-8 to the 2008 and 2007 issuances of convertible debt and the remaining deferred tax liability at December 31, 2008 and 2007 was $212,000 and $347,000, respectively.  Pursuant to EITF 05-8 Issue Summary No. 1 dated August 29, 2005, paragraph 15, the Company offset the deferred tax liability against the deferred tax valuation allowance at December 31, 2008 and 2007.

Reconciliation between the federal statutory rate and the effective tax rates for the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008 is as follows:

	2008	2007	Period from August 17, 1999 (inception) to December 31, 2008
Federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.5)	(4.5)	(4.5)
Employee incentive stock options	0.3	2.5	1.9
Expired warrants and options	4.6	2.6	1.5
Capitalized license fees	—	—	0.9
Change in valuation allowance	33.6	33.4	34.2
Effective tax rate	0.0%	0.0%	0.0%

The Company has adopted the policy of classifying interest in interest expense and penalties in general and administrative expense.

The Company had no significant unrecognized tax benefits as of December 31, 2008 or December 31, 2007 and, likewise, no significant unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company had no positions for which it deemed that it is reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease.

The tax years that remain subject to examination by major tax jurisdictions currently are:

Federal 2005 - 2007
State of Minnesota 2005 - 2007

 (9)                  Notes Payable

•                  On June 1, 2006, PUC borrowed $75,000 from Mr. Roman Pauly, and in connection therewith issued to Mr. Pauly a promissory note to mature on August 30, 2006.  The promissory note and amendments thereto bore an interest at the Prime Rate.  On August 24, 2006, the promissory note was amended to mature on October 29, 2006.  On January 22, 2007, the Company repaid $25,000 of the promissory note.  On March 20, 2007, the promissory note was amended for a second time to extend the due date of the remaining balance until the Company closed on an aggregate of $750,000 or more of additional financing following the date of the amendment.  On January 3, 2008 and February 29, 2008, the Company repaid $33,000 and $7,650 of the principal of the promissory note, respectively.  On October 24, 2008, the promissory note was further amended to extend the maturity date to the earlier of the Company’s closing of its anticipated public offering or November 30, 2008.  In connection with the promissory note and the amendments thereto, the Company issued several warrants to Mr. Pauly (see Note 12(f)).  The note balance outstanding at December 31, 2008 and 2007 was $9,350 and $50,000.

On January 9, 2009, the Company repaid the remaining $9,350 principal amount of the Pauly loan and issued a warrant to acquire 4,295 shares of the Company’s common stock as described above (see Note 14).

•                  On November 30, 2006, the Company borrowed $100,000 from Adron Holdings, LLC (“Adron”).  In connection therewith, the Company issued to Adron an unsecured promissory note that bore an annual interest rate of 60 percent and was set to mature on January 2, 2007 (the “Adron Note”).  On each of March 20, 2007 and August 8, 2007, the Company amended the Adron Note, resulting in a change of the annual interest rate to 42 percent, the extension of its due date to September 15, 2007 and an agreement to issue to Adron five-year warrants to acquire 167 shares at $5.00 per share for each day the principal remained unpaid on and after March 1, 2007 (see Note 12(f)).  The Company repaid the principal in January, 2008.  The note balance outstanding at December 31, 2008 and 2007 was $0 and $100,000.

•                  On May 25, 2007, the Company borrowed $42,585 from a commercial lender pursuant to an insurance policy financing agreement. The financing agreement called for ten monthly installment payments of $4,453 beginning July 1, 2007, with an imputed annual interest rate of 9.85 percent.  The proceeds were paid directly to an insurance company as a prepayment on an insurance policy.  The note was paid in full during 2008.

•                  On July 31, 2007, the Company borrowed for working capital purposes $100,000 from the Smith Trust pursuant to a promissory note.  On January 3, 2008, the Company repaid $66,000 of this note.  On March 11, 2008, the Company amended the promissory note with the Smith Trust.  Under the terms of the amendment, unpaid principal and interest will be payable upon the Company’s closing of an aggregate of $500,000 or more of financing following the date of the amendment.  The note bore interest at the Prime Rate (3.25 percent and 7.25 percent at December 31, 2008 and 2007, respectively).  In addition, the Company agreed to issue a five-year warrant to the Smith Trust to acquire one share of the Company’s common stock at $5.00 per share for each $1,000 of principal amount outstanding for each day the promissory note remained unpaid (see Note 12(f)).  On January 20, 2009, the Company repaid the Smith

Trust promissory note and issued 28,656 warrants according to the above terms (see Note 14).  The note balance outstanding at December 31, 2008 and 2007 was $34,000 and $100,000.

•                  On August 29, October 31 and November 30, 2007, the Company borrowed for working capital needs $50,000, $100,000 and $25,000, respectively, from James Davis pursuant to promissory notes.  Each note bore interest at the Prime Rate (3.25 percent and 7.25 percent at December 31, 2008 and 2007, respectively).  Upon the December 27, 2007 conversion of these notes into the convertible debentures of the Company (see Note 11(b)), pursuant to the terms of the promissory note, the Company issued to Mr. Davis a warrant to acquire 12,550 shares of its common stock that was valued at $28,340 using the Black-Scholes pricing model and expensed as interest expense.  The conversion resulted in there not being an outstanding balance at December 31, 2007.

•                  On October 31, 2007, the Company issued a promissory note for $600,000 in favor of the Smith Trust effective as of October 15, 2007.  The proceeds were used to retire $600,000 of the Crown Bank promissory notes.  The promissory note issued to the Smith Trust matures on February 28, 2009, bears interest at 1.0 percent over the Prime Rate, but never less than 6.50 percent (6.50 percent and 8.25 percent at December 31, 2008 and 2007, respectively), and has a subordinated security interest in all of the Company’s assets.  As consideration to the Smith Trust for making this loan, the Company issued shares of its common stock and warrants to acquire shares of its common stock (see Note 12(f)).  On March 11, 2008, the Company amended the promissory note with the Smith Trust.  Under the terms of the first amendment, interest accrued pursuant to the promissory note is payable on the maturity date, rather than payable monthly.  The note balance outstanding at both December 31, 2008 and 2007 was $600,000.  On March 19, 2009, the Company again amended the promissory note with the Smith Trust to extend the maturity date to March 28, 2010 (see Note 14).

•                  On May 27, 2008, the Company borrowed $43,860 from a commercial lender pursuant to an insurance policy financing agreement.  The financing agreement calls for ten monthly installment payments of $4,554 beginning July 1, 2008, with an imputed annual interest rate of 8.26 percent. The proceeds were paid directly to an insurance company as a prepayment on an insurance policy.  On September 16, 2008, the Company borrowed an additional $10,644 from the same commercial lender pursuant to an increase in its insurance coverage, resulting in an increase in the remaining monthly payments of $1,823 beginning November 1, 2008.  The note balance outstanding at December 31, 2008 was $25,075.

•                  On April 3, 2008, the Company purchased the Profile Assets from Profile (see Note 6(a)).  $150,000 of the purchase price was financed under a secured promissory note issued in favor of Profile (the “Profile Note”).  Pursuant to the terms of the Profile Note, the principal and interest accrued thereon was to become due and payable five business days following the close of a public offering of the Company’s equity securities or August 29, 2008, whichever occurred first (the “Maturity Date”).  Interest accrued at an annual rate of 10 percent prior to the Maturity Date and 18 percent thereafter.  On September 10, 2008, the Company amended the Profile Note such that it became due on September 25, 2008.  On September 25, 2008, the Company repaid the principal amount the Profile Note and the accrued interest thereon.

•                  At various times during the years ended December 31, 2008 and 2007, the Company received short-term, unsecured loans from certain officers and directors solely for short-term working capital needs.  These loans were made without any interest or other consideration accruing to the officers and directors, and had no defined terms.  As of December 31, 2008 and 2007, the Company had total outstanding borrowings of $0 and $10,450 from one director, respectively.

See Note 13 for information regarding related party transactions and loans.

(10)              Notes Payable - Bank

In February 2006, the Company completed two closings of senior debt financing.  Pursuant to the two closings, on February 16, 2006, the Company issued a promissory note to Crown Bank in the amount of $1,200,000 at an interest rate of the Prime Rate plus one percent, but never less than 6.50 percent (6.50 and 8.25 percent at December 31, 2008 and 2007, respectively).  On February 28, 2006, the Company issued a second promissory note to Crown Bank in the amount of $1,000,000, at an interest rate of the Prime Rate plus one percent (4.25 percent and 8.25 percent at December 31, 2008 and 2007, respectively).  The average interest rate of the notes was 6.60 and 9.05 percent for the years ended December 31, 2008 and 2007, respectively.  The promissory notes were secured by a pledge of all Company assets, including two technology licenses that were assigned to Crown Bank, and were guaranteed by Bruce Culver, James Davis, William Reiling and the Smith Trust.  In consideration for their guarantees, the Company issued 10 percent unsecured convertible subordinated debentures totaling $733,334 to the four guarantors (see Note 11(a)).

On October 15, 2007, the Company retired $600,000 of the Crown Bank promissory notes, and on October 31, 2007, the Company renewed the remaining notes to mature on February 28, 2009. In connection with the renewal, and as a condition to the effectiveness of the terms and conditions of the renewal of the notes, the Company agreed to deposit into an escrow with Crown Bank four months worth of future interest payments due under the notes.  On December 28, 2007, the Company deposited $44,000 into Crown Bank as the four months’ interest requirement, thereby making effective the terms of the renewed notes.  The guidance provided by EITF 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  The present value of the cash flows under the modification of the Crown Bank notes was less than 10 percent different from the cash flows of the original agreement.  Accordingly, the extension of the maturity date of the notes was not deemed to be a substantial modification.

As a condition to the renewal of the notes, Crown Bank required that the guarantors extend their guarantees to cover the longer note terms and increase the amount each guaranteed.  As consideration to Mssrs. Culver, Davis and Reiling for extending their guarantees through February 28, 2009, the Company issued to each shares of its common stock and warrants to acquire its common stock (see Note 12(f)).

On March 19, 2009, the Company renewed the $1,200,000 Crown Bank note, and temporarily paid down the $400,000 note (see Note 14).

(11)              Convertible Debt

(a)                     Convertible Debentures

As consideration to the guarantors to provide their guarantees for the Crown Bank promissory notes (see Note 10), the Company issued $733,334 of unsecured convertible 10 percent debentures.  All of the debentures mature three years from the date of issue (coincident with the closing dates of the promissory notes as noted above) and are convertible into Company common stock at a price of $3.00 per share.  The face value of the convertible debentures was recorded as long-term convertible debentures liability for $733,334 (before the impact of the calculation of the beneficial conversion feature — see below) with the offset of the cost of the debentures recorded as a debt issuance cost asset.  The debt issuance cost asset is being amortized as interest expense over the term of the underlying bank note payable.  The convertible debentures are being treated as debt issuance cost because they represent the costs directly attributable to the bank promissory note financing.

The embedded conversion feature of the convertible debentures does not meet all the characteristics of a derivative instrument as described in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and therefore was not separated from the host contract and accounted for as a derivative.  The embedded conversion feature does not provide for net settlement, the shares to be issued pursuant to the exercise of the conversion feature will be unregistered and, due to the large number of shares involved and the thinly traded market for the Company’s shares, cannot be readily settled net by a means outside the contract.  The value of the beneficial conversion feature was computed as the difference between the fair market value of the shares at the transaction dates and the lowest possible conversion price during the debenture term ($3.00 per share), multiplied by the number of conversion shares that would be issued at that conversion price (244,445 shares).  The value so computed was in excess of the face value of the convertible debentures issued, and was therefore limited to the face value of the debentures issued ($733,334).  The beneficial conversion feature was recorded as an original issue discount as defined in EITF 98-5 against the convertible debt liability and is also being amortized as interest expense over the term of the convertible debentures.  See Note 8 for the deferred income tax effects of the beneficial conversion feature.

On March 21, 2007, the Company and the four guarantors agreed to amend the debenture agreements.  Pursuant to the revised debenture agreements, among other things, the Company issued a total of 12,478 shares of its Investment Units to the four guarantors in lieu of $49,911 of accrued interest.  Each Investment Unit consists of one share of the Company’s common stock and a 3-year warrant (immediately exercisable) to acquire 0.5 shares of the Company’s common stock for $2.50 ($5.00 per share).  The guidance provided by EITF 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt, as the present value of the cash flows under the March 20, 2007 modification was greater than 10 percent different from the present value of the cash flows under the original agreement.  Accordingly, the warrants issued, valued at $26,829 using the Black-Scholes method, were recorded as debt extinguishment expense.  No other gain or loss was recorded.

On December 27, 2007, the holders of the unsecured convertible 10 percent debentures issued by the Company agreed to further amend the terms of their debentures to provide for automatic conversion of the principal amount of the debentures and the unpaid interest accrued thereon into shares of the Company’s common stock at $3.00 per share upon the closing of an underwritten public offering by the Company.  The $733,334 outstanding principal amount of the debentures will convert into 244,445 shares of the Company’s common stock.  As of December 31, 2008, $142,604 of unpaid accrued interest related to the debentures was outstanding.  Interest will continue to accrue on the debentures until they are converted or otherwise retired.  The balance outstanding at both December 31, 2008 and 2007 was $733,334.

On January 12, 2009, the Company closed on its 2009 Public Offering, which triggered the automatic conversion of the convertible debentures along with the interest accrued thereon into shares of the Company’s common stock (see Note 14).

(b)                     Convertible Notes — 2007 and 2008 Private Placements

On December 27, 2007, the Company closed on the sale of $1,050,000 of units consisting of unsecured, subordinated, convertible promissory notes (the “2007 Notes”) and common stock purchase warrants (the “2007 Warrants”) in the 2007 Private Placement.  Net cash proceeds to the Company were $712,923, after deducting $337,077 of expenses of the offering (including $105,000 of commissions paid to the placement agent) and excluding from the cash proceeds the conversion into units of $25,000 of loans made to the Company by James Davis and $25,000 of certain loans from the Company’s directors.

At the closing, the Company issued $997,500 in principal amount of 2007 Notes and 2007 Warrants to purchase 210,000 shares of common stock.  The 2007 Notes bore interest at 10 percent per year and would have matured on June 27, 2009.  As a result of the 2009 Public Offering, the 2007 Notes converted into the Company’s 2009 Units at $0.70 per unit.  The 2007 Warrants became exercisable upon the closing of the 2009 Public Offering and will remain exercisable until December 31, 2012 (see Note 12(f)).  The exercise price is $0.50 per share.

On December 27, 2007, the Company also converted $150,000 of existing loans from James Davis into a note (the “Davis Note”) and warrants similar to those described above.  The principal amount of the note issued to Mr. Davis was $142,500.  Mr. Davis also received warrants to purchase 30,000 shares of the Company’s common stock.  The terms of the note and warrants issued to Mr. Davis are the same as those issued in the 2007 Private Placement, except that his note is converted into the Company’s 2009 Units at $0.50 per unit.  In addition, Mr. Davis agreed that the 2009 Units issued upon conversion of his note and the common stock issued upon exercise of his warrant will not be transferable for a period of one year from January 7, 2009.

On January 4, 2008, the Company closed on the sale of $80,000 of additional units as part of the 2007 Private Placement with the same terms as noted above. Net cash proceeds to the Company were $69,600, after deducting $10,400 of commissions paid to the placement agent. At closing, the Company issued $76,000 in principal amount of 2007 Notes and 2007 Warrants to purchase 16,000 shares of common stock.

On February 13, February 28, May 2, July 15 and July 30, 2008, the Company closed on the 2008 Private Placements, selling an aggregate of $720,000 of investment units. Net cash proceeds to the Company were $539,716, after deducting $180,284 of expenses of the offerings (including $93,600 of commissions paid to the placement agent). Each $10,000 unit consists of a note in the principal amount of $9,500 (the “2008 Notes”) and a warrant to purchase 2,000 shares of our common stock (the “2008 Warrants”).  In aggregate, the Company issued $684,000 in principal amount of 2008 Notes and 2008 Warrants to purchase 144,000 shares of common stock.  The terms of the 2008 Notes and 2008 Warrants are identical to the 2007 Notes and 2007 Warrants, respectively, except with regard to the eligible periods of prepayment.

The embedded conversion features of the 2007 Notes, the Davis Note and the 2008 Notes do not meet all the characteristics of a derivative instrument as described in SFAS 133, and therefore were not separated from the host contracts and accounted for as derivatives. The embedded conversion features are indexed to the Company’s common stock, and would be classified in shareholders’ equity under the guidance of EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), if they were freestanding derivatives. The embedded conversion feature contains an explicit limit on the number of shares to be delivered, the Company has sufficient authorized and unissued shares available to settle the maximum number of shares and the debenture agreement does not contain a net cash settlement feature. The beneficial conversion features of the 2007 Notes, the Davis Note and the 2008 Notes, valued at $946,539 using the Black-Scholes pricing model, along with the $153,735 relative fair value of the 2007 Warrants, the Davis Warrants and the 2008 Warrants, were recorded as an original issue discount as defined in EITF 98-5 against the convertible debt liability, and are being amortized as interest expense over the term of the convertible debentures.  $612,689, $417 and $613,106 of the original issue discount was amortized as interest expense during the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  See Note 8 for the deferred income tax effects of the beneficial conversion feature.

The aggregate balance outstanding of the 2007 Notes, the Davis Note and the 2008 Notes at December 31, 2008 and 2007 was $1,900,000 and $1,140,000, respectively.  On the January 7, 2009 effective date of the Company’s 2009 Public Offering, the 2007 Notes, the Davis Note and the 2008 Notes along with the interest accrued thereon automatically converted into units identical to those sold in the 2009 Public Offering (see Note 14).

(c)                      Convertible Notes — Unit Put Arrangement

On September 16, 2008, the Company secured $325,000 of future funding through commitments to purchase units in accordance with the terms of a unit put agreement (the “Unit Put Agreement,” such future funding commitments, the “Unit Put Arrangements”).  In consideration of each purchaser’s future funding commitment, each purchaser received an origination warrant to purchase 1,000 shares of the Company’s common stock for each $10,000 unit an investor committed to purchase (each, an “Origination Warrant”) (see Note 12(f)).

Each unit consists of a note in the principal amount of $9,500 (the “Unit Put Notes”) and a warrant to purchase 2,000 shares of the Company’s common stock (the “Unit Put Warrants”)(see Note 12(f)).  The purchase price of the warrant portion of each unit was $500.  The Unit Put Notes bore interest at 10 percent per year, were to mature on March 16, 2010 and, as a result of the January 12, 2009 closing of 2009 Public Offering, converted into common stock at $0.70 per share.

On September 16, 2008, the Company exercised $162,500 of its put options under the Unit Purchase Agreement, and upon the September 24, 2008 closing thereof, issued Unit Put Notes in the principal amount of $154,375 and 32,500 Unit Put Warrants.  On October 17, 2008, the Company exercised the remaining $162,500 of its put option under the Unit Put Agreement and on October 28, 2008 and December 11, 2008, closed on $127,500 and $25,000 of this exercise, respectively.  $10,000 of the put option was not closed.  Pursuant to these closings, the Company issued Unit Put Notes in the principal amount of $144,875 and 30,500 Unit Put Warrants.  Cash proceeds from all closings were $282,339, while $32,661 of the Unit Put Notes and Warrants were paid for by the reduction of accrued interest due to one of the investors.  Legal, accounting and other direct costs related to the offering totaling $13,002 were recorded as debt issuance cost and are being amortized as interest expense over the term of the Unit Put Agreement.

The embedded conversion feature of the Unit Put Notes does not meet all the characteristics of a derivative instrument as described in SFAS 133, and therefore was not separated from the host contracts and accounted for as derivatives.  The embedded conversion feature is indexed to the Company’s common stock and would be classified in shareholders’ equity under the guidance of EITF 00-19 if it was a freestanding derivative.  The embedded conversion feature contains an explicit limit on the number of shares to be delivered, the Company has sufficient authorized and unissued shares available to settle the maximum number of shares and the debenture agreement does not contain a net cash settlement feature.  The beneficial conversion features of the Unit Put Notes, valued at $145,743 using the Black-Scholes pricing model, along with the $17,493 relative fair value of the Unit Put Warrants, were recorded as an original issue discount as defined in EITF 98-5 against the convertible debt liability, and are being amortized as interest expense over the term of the convertible debentures.  $24,797 of the original issue discount was amortized as interest expense during the year ended December 31, 2008.  See Note 8 for the deferred income tax effect of the beneficial conversion feature.

The $299,250 of Unit Put Notes outstanding at December 31, 2008 and the interest accrued thereon automatically converted into shares of the Company’s common stock on February 6, 2009 (see Note 14).

(d)                     Other Convertible Notes

•                  On April 3, 2008, the Company borrowed an aggregate of $112,500 pursuant to three promissory notes, each in the amount of $37,500, issued in favor of James Davis, William Reiling and the Smith Trust.  The proceeds from the promissory notes were used toward the purchase of the Profile Assets (see Note 6(a)).  Payment in full of the promissory notes and the interest accrued thereon at an annual rate of 10 percent was due on September 1, 2008.  As consideration for providing the loans, the Company issued immediately exercisable, five-year warrants to purchase 25,000 shares of the Company’s common stock at $1.50 per share to each lender.  The gross proceeds were allocated between the note and the warrants based on the relative fair value at the time of issuance.  The $42,769 relative fair value of the warrants was recorded as original issue discount on the related promissory notes and expensed as interest expense over the term of the promissory notes. On September 12, 2008, the Company amended the three promissory notes.  Under the terms of the amendments, the maturity date of each $37,500 note was changed from September 1, 2008 to the earlier of the seven days after the date the Company closed on an underwritten public offering of equity securities or December 31, 2008.  In addition, each note holder was given the option of converting the principal and interest into shares of the Company’s common stock at price equal to 70 percent of the price of the securities sold in that underwritten public offering, in lieu of cash.  EITF Issue No. 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” requires that a modification or exchange of debt instruments be accounted for as debt extinguishment if a substantive conversion option is added to the new or modified debt instrument.  Under the guidance of EITF Issue No. 05-1 “Accounting for the Conversion of an Instrument That Became Convertible upon the Issuer’s Exercise of a Call Option,” the added conversion option was deemed to be substantive.  Accordingly, the amendments were treated as a debt extinguishment.  No gain or loss was recognized.  The $48,214 fair value of the beneficial conversion feature was recorded as original issue discount, and was amortized as debt extinguishment expense over the term of the notes.  The principal balance outstanding at December 31, 2008 was $112,500.

In January 2009, following the closing of the 2009 Public Offering, the Company repaid $45,500 of the notes, and $29,500 of the notes were converted into common stock at $0.70 per share (see Note 14).  On March 19, 2009, the remaining $37,500 promissory note, due to Mr. Davis, was refinanced along with another $150,000 promissory note due to Mr. Davis (see Note 14).

•                  On September 25, 2008, the Company borrowed $150,000 pursuant to a convertible promissory note issued in favor of James Davis.  The proceeds of the loan were used to retire the $150,000 principal balance of the Profile Note.  Payment in full of the promissory notes and the interest accrued thereon at an annual rate of 10 percent was due on the earlier of seven days after the date the Company closed an underwritten public offering of equity securities or March 25, 2010.  Under the terms of the promissory note, following the closing of the 2009 Public Offering, Mr. Davis has the option to convert the principal and accrued interest into shares of the Company’s common stock at $0.70 per share.  As consideration for providing the loan, the Company issued an immediately exercisable, five-year warrant to purchase 100,000 shares of the Company’s common stock at $1.50 per share to Mr. Davis.  The gross proceeds were allocated between the note, the warrants and the bargain conversion feature of the note based on the relative fair value at the time of issuance.  The $46,604 relative fair value of the warrants was recorded as original issue discount and is being expensed as interest expense over the term of the promissory note.  As the holder’s ability to exercise the conversion feature of the note is contingent upon an event outside the control of the holder, the bargain conversion feature valued at $103,396 was not recorded until January 2009 when the contingency was removed (see Note 14). The principal balance outstanding at December 31, 2008 was $150,000.

Any unamortized original discount will be expensed upon a conversion of the promissory note.  On March 19. 2009, the $150,000 debt (and $6,542 of interest accrued thereon) was refinanced by Mr. Davis (see Note 14)

See Note 13 for related party information concerning convertible notes.

(e)                      Future maturities of long-term debt

Future maturities of long-term convertible notes for the years succeeding December 31, 2008 are as follows:

Year	Paid in Cash	Original Issue Discount	Total
2009	$—	$(197,166)	$(197,166)
2010	615,500	(34,376)	581,124
Total	$615,500	$(231,542)	$383,958

(12)              Shareholders’ Equity (Deficit)

(a)                     Common stock issued related to formation and licensing activities

The Company issued 300,000 shares to Clinical Network Inc. in July 2001. In connection with the Company’s license agreements with CS Medical and Profile, the Company issued 300,000 and 400,000 shares of common stock in 2001 and 2002, respectively.

(b)                     Common Stock and Warrants issued related to 2002 Private Placement

In connection with a private placement to accredited investors, the Company issued 45,335 shares of common stock in 2002.  In addition, the Company issued warrants to purchase 4,535 shares of common stock to three individuals related to services rendered in connection with the private placement.  These warrants expired unexercised.

(c)                      Common Stock and Warrants issued related to Merger and 2004 Private Placement

Merger Agreement

Prior to the April 5, 2004 Merger (see Note 1(a)), Profile had notified the Company of a possible breach of its license agreement with the Company, and had also dissented from the Merger proposal as the registered holder of securities beneficially owned by certain shareholders holding, in the aggregate, 30,847 (pre-merger) shares of PUC’s common stock.  Effective on April 4, 2004, the parties reached an agreement pursuant to which Profile waived any existing defaults under the Profile license agreement, and the Company agreed to purchase 30,000 of the 30,847 (pre-conversion) shares with respect to which dissenters’ rights were exercised for an aggregate purchase of $750,000.  Of that amount, $100,000 was paid upon the initial closing of the private placement (described below) and the balance of $650,000 was paid pursuant to the delivery of a promissory note, which was paid in full in October 2004.  The remaining 847 (pre-conversion) shares with respect to which dissenters’ rights were originally exercised withdrew their dissents and participated in the Merger.

At the effective time of the Merger all 350,100 (pre-conversion) shares of common stock of PUC that were outstanding immediately prior to the Merger and held by PUC shareholders were cancelled, with one share of PUC common stock issued to Global.  Simultaneously, the former shareholders of PUC common stock received an aggregate of 960,300 shares of common stock of Global, representing approximately 82.1 percent of Global’s common stock outstanding immediately after the Merger.

Global was a non-operating public shell company at the time of the Merger.  Accordingly, the Merger transaction was recorded as a recapitalization rather than a business combination.  The assets and liabilities resulting from the reverse acquisition were the former PUC assets and liabilities (at historical cost) plus a $13,500 accrued Global liability (assumed at historical cost).  There were no other assets or liabilities on Global’s books at the time of the Merger.  The Company recorded costs associated with the Merger totaling $162,556 during 2004.

2004 Private Placement of Common Stock.

In connection with the Merger, the Company completed a private placement offering of 220,500 shares of common stock pursuant to Rule 506 promulgated under the Securities Act. The initial closing occurred on April 5, 2004, at which time the Company issued 198,000 shares at $20.00 per share, aggregating to gross proceeds of $3.96 million.  Subsequent to April 5, 2004, the Company issued an additional 22,500 shares at $20.00 per share, aggregating to gross proceeds of $450,000.  Costs associated with the private placement (including the subsequent registration costs) were $139,493.

As part of the private placement, the Company engaged a consultant to provide financial-advisory services.  Under terms of the arrangement, the consultant was paid $27,000 and was issued a warrant for 30,000 shares of common stock upon the first closing of the private placement.  The warrant had a three-year term and was exercisable at $20.00 per share.

(d)                     Private sales of Common Stock

•                  On June 15, 2005, the Company sold 6,579 shares of its common stock to an accredited investor in a non-public offering.  The per share selling price of $7.60 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  Net proceeds received from this placement were $50,000.

•                  On September 7, 2006, the Company sold 5,814 shares of its common stock to Scott Smith, a director of the Company, and 5,814 shares of our common stock to an investor.  The per share selling price of $4.30 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  Net proceeds received from these investments were $50,000.

•                  During the year ended December 31, 2007, the Company sold 125,000 of the Company’s Investment Units at a price of $4.00 per unit, with total gross proceeds of $500,000.  The Investment Units were sold in tranches of 31,250 Units each to four investors on January 18, January 23, February 28 and May 1, 2007.  Each Investment Unit consists of one share of the Company’s common stock and a 3-year warrant (immediately exercisable) to acquire 0.5 shares of the Company’s common stock for $2.50 ($5.00 per share).  Costs of this sale totaled $52,388.

•                  On February 12, 2007, the Company sold 1,707 shares of its common stock to Scott Smith, a director of the Company.  The per share selling price of $4.10 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  The subscription price was paid by the conversion of a $7,000 loan to the Company from Mr. Smith.

•                  On March 21, 2007, the Company and the four guarantors of the Company’s Crown Bank promissory notes (see Note 10) agreed to amend the related debenture agreements.  Pursuant to the revised debenture agreements, among other things, the Company issued a total of 12,478 shares of its Investment Units to the four guarantors in lieu of $49,911 of accrued interest.  The 6,240 warrants were valued at $26,829 using the Black-Scholes method and were recorded as debt extinguishment expense.

•                  On September 10, 2007, the Company sold a total of 1,100 shares of its common stock to Mr. Carlson and Mr. Smith.  The per share selling price of $3.00 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  The subscription price was paid by the conversion of a $3,300 of loans to the Company from Mr. Carlson and Mr. Smith.

(e)       Common Stock and Warrants issued for services and liabilities

•                  In March 2002, the Company granted a warrant to purchase 3,000 shares of common stock to a former director that was exercisable at $11.33 per share. This warrant expired unexercised.  An aggregate of $12,075 of stock-based compensation expense related to this warrant was recognized in the period from August 17, 1999 (inception) to December 31, 2008.

•                  In November 2002, the Company granted a warrant to purchase 150 shares of common stock at an exercise price of $23.33 per share to a consultant, for services rendered.  This warrant expired unexercised.  An aggregate of $490 of stock-based compensation expense related to this warrant was recognized in the period from August 17, 1999 (inception) to December 31, 2008.

•                  In February 2003, the Company issued 545 common shares to a consultant, in lieu of $12,705 cash for accounts payable.

•                  In June 2003, under the terms of an agreement with a supplier, the Company issued a warrant to purchase 9,215 shares of common stock at an exercise price of $3.33 per share.  This warrant expired unexercised.  The value of $187,060 related to this warrant was recognized as research and development expense in the year ended December 31, 2003.

•                  In May 2004, a vendor was issued 3,861 shares of the Company’s common stock as payment for product development work valued at $77,225.

•                  In July 2004, the Company entered into a research and development agreement with Artann for the further development of the ProUroScanTM system (see Note 5).  Under this agreement, warrants for the purchase of 10,000 shares of the Company’s common stock upon the execution of the agreement and warrants for the purchase of 20,000 shares of the Company’s common stock in December 2004. The warrants were fully vested, five-year warrants at a per share exercise price of $20.00 per share value.  The total value of these warrants computed using the Black-Scholes pricing model was $281,086.  The value of the warrants was recorded as research and development expense in the year ended December 31, 2004.

•                  In October 2004, another vendor was issued 4,444 shares of the Company’s common stock in lieu of $88,882 cash for accounts payable.

•                  On April 11, 2005, the Company entered into a placement agency agreement with Stonegate Securities Inc. to raise working capital for the Company.  Pursuant to the agreement, on May 13, 2005 the Company issued 5,000 shares of the Company’s common stock to the placement agent.  The 5,000 shares were valued at $51,000 using the stock price on the date of grant and were recorded as general and administrative expense during the year ended December 31, 2005.

•                  On December 30, 2005, the Company issued 4,541 shares of common stock to our current and former directors in satisfaction of accrued director’s fees in the amount of $40,418.

•                  On April 21, 2006, the Company issued 7,000 shares of its common stock to Alan Haggerty, our former Vice-President of Engineering, upon his resignation, pursuant to his employment agreement.  The shares were valued at $44,800 based on the average closing share price during the five days before and after the issuance date, and were recorded as compensation expense during the year ended December 31, 2006.

•                  On September 8, 2006, the Company issued 1,415 shares of its common stock to a vendor, as payment for product development work valued at $8,938.

•                  On April 2, 2007, the Company issued 4,141 shares of its common stock to a vendor, as payment for product development work valued at $20,704.

•                  On April 16, 2007, the Company issued to Artann five-year warrants (immediately exercisable) to acquire 20,000 shares of its common stock at $4.10 per share pursuant to an agreement with Artann (see Note 5).  The warrants were valued at $72,000 by the Black-Scholes pricing model and recorded as research and development expense during the year ended December 31, 2007.

•                  On September 10, 2007, the Company issued a total of 20,694 shares of its common stock to its directors Mr. Smith, Mr. Rudelius, Mr. Koenig and former directors as payment for $62,082 of accrued directors’ fees.

•                  On January 4, 2008, pursuant to a final separation agreement with a former employee of the Company, the Company issued to the former employee five-year warrants (immediately exercisable) to acquire up to 14,500 shares of the Company’s common stock at an exercise price of $5.00 per share, and amended a previously issued warrant to acquire up to 30,000 shares of the Company’s common stock to provide for cashless exercise thereof.  The warrants, valued at $14,500 using the Black-Scholes pricing model, were recorded as compensation expense during the year ended December 31, 2008.

•                  On July 11, 2008, the Company’s directors received 21,667 of shares of the Company’s common stock in lieu of cash for $21,667 of unpaid director’s fees accrued through June 30, 2008.  The shares were valued at $1.00 per share and expensed during the period of service.

•                  On July 11, 2008, the Company issued a total of 37,967 shares of the Company’s common stock to its directors in recognition of extraordinary amount of time and effort they have spent on the Company’s restructuring and refocusing efforts since January 2007.  The shares were valued at $1.00 per share and expensed on the date of issuance.

(f)        Common Stock and Warrants issued pursuant to loans and loan guarantees

Each warrant listed below was valued using the Black-Scholes pricing model; however, the recorded value of warrants issued to lenders and guarantors of Company debt is limited to the corresponding amount loaned or guaranteed (see Note 1(k)).

•                  During the year ended December 31, 2003, the Company issued warrants to purchase a total of 64,287 shares of common stock at $23.33 per share to nine individuals, including 4,286 shares to David Koenig, a Company director, in exchange for their guaranteeing a bank line of credit.  An aggregate of $216,112 of debt issuance cost related to these warrants was recorded and amortized over the life of the bank line of credit.  Upon the closing of the Company’s 2004 private placement and Merger on April 5, 2004, certain exercise price protections and anti-dilution provisions of these warrants became effective.  Under the terms of these provisions, the holders of these warrants became eligible to purchase a total of 101,788 shares at $16.67 per share.  The additional warrants and revaluation of the existing warrants were valued at $320,974 using the Black Scholes pricing model, and were recorded as interest expense at the time of issuance.  The warrants expired unexercised.

•                  In September 2005, the Company engaged Venture Law Resources, PLLC (“VLR”) to assist with the introduction of strategic investors to the Company.  Under this agreement, on September 1, 2005 and February 22, 2006, the Company issued a total of 5,000 shares of common stock valued at $40,500 on the grant dates to VLR.  Upon the closing of the Company’s Crown Bank notes on February 16, 2006, the $43,000 aggregate value of the shares and initial retainer were recorded as debt issuance cost and are being amortized over the term of the notes (see Note 10).

•                  On September 14, 2005, in connection with a commercial guaranty of a $100,000 bank loan, the Company issued two five-year warrants (immediately exercisable) to James Murphy to acquire a total of 5,000 shares of the Company’s common stock at $5.00 per share.  The warrants, valued at $29,000 using the Black-Scholes pricing model, were recorded as debt issuance costs and expensed over the term of the loan as interest expense.  The Company recorded $29,000 of expense related to the value of the warrants during the period from August 17, 1999 (inception) to December 31, 2008.

•                  On September 21, 2005, in connection with $100,000 loan from Roman Pauly, the Company issued two five-year warrants (immediately exercisable) to the lender to acquire a total of 5,000 shares of the Company’s common stock at $5.00 per share.  The gross proceeds of $100,000 were allocated between the promissory note and the common stock warrants based on the relative fair values of the securities at the time of issuance. The warrants, valued at $26,500 using the Black-Scholes pricing model, were recorded as original issue discount as defined in EITF 98-5 and expensed on a straight-line basis over the term of the promissory note as interest expense.  The Company recorded $0, $12,187 and $26,500 of expense related to the value of the warrants during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

•                  On October 19, 2005, in connection with commercial guaranties of a $300,000 loan from Venture Bank, the Company issued five-year warrants (immediately exercisable) to Ron Musich and Adrian Johnson to acquire up to 7,500 shares (15,000 shares in total) of the Company’s common stock at $5.00 per share.  The warrants, valued at $79,500 using the Black-Scholes pricing model, were recorded as debt issuance costs and expensed over the term of the loan as interest expense.  The Company recorded $79,500 of expense related to the value of the warrants during the period from August 17, 1999 (inception) to December 31, 2008.

•                  On January 25, 2006, in connection with a $23,000 loan, the Company issued a five-year warrant (immediately exercisable) to Adron to acquire 5,000 shares of Company common stock at $5.00 per share.    The gross proceeds of $23,000 were allocated between the promissory note and the common stock warrant based on the relative fair values of the securities at the time of issuance.  The fair value of the warrant estimated at grant date using the Black-Scholes pricing model exceeded the amount of the loan.  Accordingly, the warrant was valued at $23,000 and recorded as original issue discount as defined in EITF 98-5.  The Company recorded $23,000 of expense related to the value of the warrants during the period from August 17, 1999 (inception) to December 31, 2008.

•                  On June 1, 2006, the Company borrowed $75,000 from Roman Pauly, and in connection therewith issued to Mr. Pauly a promissory note to mature on August 30, 2006 (see Note 9).  Under the terms of the loan agreement, the Company issued a five-year warrant (immediately exercisable) to Mr. Pauly to acquire 3,750 shares of Company common stock at $5.00 per share.  The fair value of the warrant at the grant date was estimated using the Black-Scholes pricing model to be $25,500 and was recorded as original issue discount as defined in EITF 98-5 and subsequently expensed as interest expense over the 90-day term of the loan.

On August 24, 2006 the promissory note was amended to mature on October 29, 2006 and the Company agreed to issue a five-year warrant to Mr. Pauly to acquire 41.7 shares of the Company’s common stock at $5.00 per share for each day the promissory note was outstanding after August 30, 2006 upon repayment of the promissory note.  These warrants were valued at $5.40 per share using the Black-Scholes pricing model.  In connection with amendments to the promissory note, the Company issued to Mr. Pauly 31,817 warrants accrued between August 30, 2006 and October 1,

2008 along with a warrant to acquire 3,000 shares of its common stock and agreed to continue to accrue 41.7 warrants per day to be issued upon the Company’s repayment of the promissory note.  The warrants issued and accruing on and after October 1, 2008 are five-year warrants with an exercise price of $1.50 per share, and were valued at $1.32 per share using the Black-Scholes pricing model.

The guidance provided by EITF Issue 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  The present value of the cash flows under both amendments was greater than 10 percent different from the present value of the cash flows under the original agreement.  Accordingly, the warrants issued and the accrual of warrants to be issued pursuant to the amended note were recorded as debt extinguishment expense.  The total debt extinguishment expense recorded for the 15,262, 5171 and 35,653 warrants accrued for issuance during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008 was $70,723, $82,191 and $180,836, respectively.

•                  On July 21, 2006, in connection with a $7,500 loan from Michael Wright, the Company issued a five-year warrant (immediately exercisable) to Mr. Wright to acquire 375 shares of Company common stock at $5.00 per share.  The gross proceeds of $7,500 were allocated between the promissory note and the common stock warrant based on the relative fair values of the securities at the time of issuance.  The warrant, valued at $2,025 using the Black-Scholes pricing model, was recorded as original issue discount as defined in EITF 98-5 and was expensed as interest expense during the year ended December 31, 2006.

•                  On August 30, 2006, in connection with a $10,000 loan from Leslie Pearson, the Company issued a five-year warrant (immediately exercisable) to Ms. Pearson to acquire 500 shares of Company common stock at $5.00 per share. The gross proceeds of $10,000 were allocated between the promissory note and the common stock warrant based on the relative fair values of the securities at the time of issuance.  The warrant, valued at $2,300 using the Black-Scholes pricing model, was recorded as original issue discount as defined in EITF 98-5 and was expensed as interest expense during the year ended December 31, 2006.

•                  On November 30, 2006, the Company borrowed $100,000 from Adron, and in connection therewith issued to Adron a promissory note to mature on January 2, 2007 (see Note 9).  Pursuant to the terms of the promissory note, the Company issued five-year warrants (immediately exercisable) to Adron’s partners to acquire 5,000 shares of Company common stock at $5.00 per share.  In addition, pursuant to the terms of the promissory note, the Company issued an additional five-year warrant (immediately exercisable) to Adron’s partners to acquire 5,000 shares of Company common stock at $5.00 per share, when the loan was not repaid on January 2, 2007.  The first warrant, valued at $22,500 using the Black-Scholes pricing model, was recorded as original issue discount as defined in EITF 98-5 and was expensed as interest expense over the term of the promissory note.  The second warrant, also valued at $22,500, was expensed immediately as interest expense in January 2007.  The Company recorded interest expense of $23,162 and $45,000 related to the warrants issued pursuant to the original agreement during the year ended December 31, 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

On each of March 20, 2007 and August 8, 2007, the Company amended the Adron Note, resulting in an extension of its due dates, the issuance of a third warrant to acquire 5,000 shares of Company common stock at $5.00 per share on February 1, 2007 and an agreement to issue to Adron five-year warrants to acquire 167 shares at $5.00 per share for each day the principal remained unpaid on and after March 1, 2007.  The guidance provided by EITF 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  The present value of the cash flows under the modifications was greater than 10 percent different from the present value of the cash flows under the existing agreement.  Accordingly, the accrual of warrants to be issued and the warrants issued on February 1, 2007 pursuant to the Adron Note were recorded as debt extinguishment expense.  The Company expensed as debt extinguishment cost $4,848, $201,637 and $206,485 related to the accrual of 1,347, 51,010 and 52,357 warrants to be issued of warrants pursuant to the amended terms of the promissory note during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  On January 16, 2008, the Company repaid the outstanding principal amount of the Adron Note and issued the 52,357 accrued warrants.

•                  On March 14, 2007, upon the termination of employment of an employee, and in consideration for an agreement to defer payment of accrued salaries until the Company is able to make such payments, the Company agreed to extend by three years the expiration date of 30,000 warrants beneficially held by the employee.  The modification of the warrant resulted in the recording of an immediate incremental compensation expense totaling $96,000, computed as the increase in the fair value of the warrant as determined under the provisions of SFAS 123R over the fair value so determined immediately before the modification.

•                  On July 31, 2007, the Company borrowed $100,000 for short-term working capital needs pursuant to a promissory note issued to the Smith Trust (see Note 9).  During the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, the Company accrued for the issuance of warrants to acquire 12,576, 15,400 and 27,976 shares of the Company’s common stock, respectively, and recorded interest expense of $50,304, $61,600 and $111,904, respectively, related thereto.  On January 20, 2009, the Company repaid the promissory note and issued 28,656 warrants related to this note (see Note 14).

•                  On August 29, October 31, and November 30, 2007, the Company borrowed for working capital needs $50,000, $100,000 and $25,000, respectively, from James Davis (see Note 9).  Upon the December 27, 2007 conversion of these notes into the convertible debentures of the Company (see Note 11(b)), pursuant to the terms of the promissory note the Company issued to Mr. Davis 12,550 warrants that were valued at $28,340 using the Black-Scholes pricing model, which were expensed as interest expense during the year ended December 31, 2007.

•                  On October 15, 2007, the Company borrowed $600,000 pursuant to a promissory note issued to the Smith Trust (see Note 9).  In consideration for this loan, on November 7, 2007 the Company agreed to issue 33,333 shares of its common stock to the Smith Trust.  The $66,666 value of this consideration was recorded as debt issuance cost and is being amortized over the term of the loan using the straight-line method, which approximates the interest method.  The Company recorded $48,473, $10,358 and $58,831 of interest expense related to the amortization of this debt issuance cost during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  On October 31, 2008, pursuant to the terms of the loan when the loan remained unpaid on that date, the Company issued to the Smith Trust 6,667 shares of its common stock and a five-year immediately exercisable warrant to acquire 16,667 shares of its common stock at an exercise price of $2.00.  The $6,667 value of the shares issued and the $12,834 value of the warrants was recorded as interest expense during the year ended December 31, 2008.

•                  On December 27, 2007, the Company closed on the sale of $1,050,000 of units under its 2007 Private Placement (see Note 11(b)).  At the closing, the Company issued 2007 Warrants to purchase 210,000 shares of common stock.  On the same day, the Company also converted $150,000 of existing loans from James Davis into similar units, and issued warrants to purchase 30,000 shares of the Company’s common stock.  On January 4, 2008, the Company closed on the sale of $80,000 of additional units as part of the 2007 Private Placement with the same terms as noted above.  At closing, the Company issued 2007 Warrants to purchase 16,000 shares of common stock.

On February 13, February 28, May 2, July 15 and July 30, 2008, the Company closed on an aggregate $720,000 of units under its 2008 Private Placements (see Note 11(b)).  Pursuant to these closings, the Company issued 2008 Warrants to purchase 144,000 shares of common stock.

The $153,735 relative fair value of the aggregate 400,000 2007 Warrants, Davis Warrants and 2008 Warrants issued were recorded as an original issue discount as defined in EITF 98-5 against the convertible debt liability, and are being amortized as interest expense over the term of the convertible debentures.

The exercise price of the 2007 Warrants, the Davis Warrants, and the 2008 Warrants was set upon the January 7, 2009 effective date of the Company’s 2009 Public Offering at $0.50 per share (based on 50 percent of the offering price) (see Note 14).  All of these warrants became exercisable upon the January 12, 2009 closing of the 2009 Public Offering and will remain exercisable until December 31, 2012.  Mr. Davis agreed that the equity securities issued upon exercise of the Davis Warrant will not be transferable until January 7, 2010. The unamortized original issue discount relating to the warrants was expensed as interest expense upon the January 12, 2009 closing of the 2009 Public Offering.

•                  On December 28, 2007, the terms and conditions of the renewed Crown Bank notes became effective (see Note 10).  Pursuant to the terms of the guarantees the Company issued to the three guarantors of the Crown Bank notes an aggregate of 88,889 shares of the Company’s common stock.  The $88,889 value of the shares was recorded as interest expense during the year ended December 31, 2007.  On October 31, 2008, pursuant to the terms of the loan when the loan remained unpaid on that date, the Company issued to the three guarantors an aggregate amount of 17,778 shares of our common stock and five-year immediately exercisable warrants to acquire an aggregate of 44,445 shares of our common stock at an exercise price of $2.00 per share.  The $17,778 value of the shares issued and the $34,223 value of the warrants was recorded as interest expense during the year ended December 31, 2008.

•                  On April 3, 2008, as consideration to James Davis, William Reiling and the Smith Trust for providing certain loans to the Company, the Company issued five-year warrants (immediately exercisable) to purchase a total of 75,000 shares of the Company’s common stock at $1.50 per share (see Note 11(d)).  The gross proceeds were allocated between the note and the warrants based on the relative fair value at the time of issuance.  The relative fair value of warrants was recorded as original issue discount on the related promissory notes and was expensed as interest expense over the term of the promissory notes.  During the year ended December 31, 2008, original issue discounts of $42,768 were expensed as interest expense.

•                  On September 16, 2008, pursuant to the Company’s Unit Put Agreement (see Note 11(c)), the Company issued Origination Warrants to purchase an aggregate 32,500 shares of our common stock.  Of these, 31,500 Origination Warrants became exercisable when the Company exercised its put options and closed on $315,000 of the Unit Put Arrangement, while 1,000 Origination Warrants were forfeited when an investor failed to meet a $10,000 unit put obligation.  The Origination Warrants are exercisable until December 31, 2012 at an exercise price of $1.00 per share.  The Origination Warrants, valued at $42,575 using the Black-Scholes pricing model, were recorded as a debt issuance cost asset and are being amortized as interest expense over the term of the Unit Put Agreement.  During the year ended December 31, 2008, debt issuance cost of $10,891 was recorded as interest expense.

Each unit issued in the Unit Put Agreement included a Unit Put warrant (see Note 11(c)).  The purchase price of the warrant portion of each unit was $500.  The Unit Put Warrants will remain exercisable until December 31, 2012 at an exercise price of $1.00 per share.  On September 16, 2008, the Company exercised $162,500 of its put options under the Unit Purchase Agreement, and upon the September 24, 2008 closing thereof, issued 32,500 Unit Put Warrants.  On October 17, 2008, the Company exercised the remaining $162,500 of its put option under the Unit Put Agreement and on October 28, 2008 and December 11, 2008, closed on $127,500 and $25,000 of this exercise, respectively.  Pursuant to these closings, the Company issued 30,500 Unit Put Warrants.  The $17,493 relative fair value of the Unit Put Warrants was recorded as an original issue discount as defined in EITF 98-5 against the convertible debt liability, and is being amortized as interest expense over the term of the convertible debentures.

Under the terms of the Unit Put Arrangement, the promissory notes issued along with interest accrued thereon automatically converted into shares of the Company’s common stock on February 6, 2009 (see Note 14).  The unamortized original issue discount and unamortized debt issuance cost was expensed as interest cost upon this conversion.

•                  On September 25, 2008, the Company borrowed $150,000 pursuant to a convertible promissory note issued in favor of James Davis (see Note 11(d)).  As consideration for providing the loan, the Company issued an immediately exercisable, five-year warrant to purchase 100,000 shares of the Company’s common stock at $1.50 per share to Mr. Davis.  The $46,604 relative fair value of the warrant was recorded as original issue discount and is being expensed as interest expense over the term of the promissory note.  During the year ended December 31, 2008, original issue discount of $8,280 was expensed as interest expense.  Any unamortized original issue discount relating to the warrants will be expensed immediately in the event that the promissory note is converted into common stock.

•                  On March 19, 2009, pursuant to the renewal of its $600,000 Smith Trust promissory note and guaranties received relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 200,001 shares of its common stock as consideration to the Smith Trust, James Davis, and William Reiling, and will issue a further 33,333 shares per month for each month the notes remain outstanding after August 31, 2009 (see Note 14).

(g)       Warrants summary

Warrant activity was as follows for the years ended December 31:

	Warrants		Weighted-Average Exercise Price
	2008	2007	2008	2007
Outstanding, January 1	639,504	215,949	$10.18	$14.61
Granted	538,297	432,920	1.66	4.91
Exercised	—	—	—	—
Expired	(103,787)	(9,365)	16.37	3.62
Outstanding, December 31	1,074,014	639,504	$4.45	$10.18

The fair value of stock warrants is the estimated present value at grant date using the Black-Scholes pricing model (see Note 1(k)).   The weighted-average fair value of the warrants granted during the years ended December 31, 2008 and 2007 was $1.37 and $3.80, respectively. The expense related to warrants issued to lenders and debt guarantors was $262,305, $423,096 and $1,097,185 for the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively (excluding warrants issued in connection with the 2007 and 2008 Private Placement and Unit Put Agreements).  Stock-based compensation cost related to warrants issued to the Company’s consultants and suppliers was $14,500, $168,000 and $651,136 for the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  Stock-based compensation cost related to warrants issued to directors (in lieu of stock options) was $0, $0 and $12,075 for the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

(h)                     Stock Options

Stock Option Plans

In April 2002, the Company’s Board of Directors passed a resolution adopting the ProUroCare Medical Inc. 2002 Stock Plan (the “2002 Plan”), reserving 150,000 shares of the Company’s common stock for issuance.

In July 2004, the Company’s Board of Directors passed a resolution adopting the ProUroCare Medical Inc. 2004 Stock Option Plan (the “2004 Plan”), which was approved by the Company’s shareholders in July 2005.  The Company has reserved 150,000 shares of common stock for issuance under the 2004 Plan.

The plans permit the Company to grant incentive and nonqualified options, stock appreciation rights, stock awards, restricted stock awards, performance shares and cash awards to Company employees and independent contractors.  The exercise price for all options granted under the plans shall be determined by the Board of Directors. The term of each stock option and period of exercisability will also be set by the Board of Directors, but will not exceed a period of ten years and one day from grant date. The agreements also include provisions for anti-dilution of options.

Stock Option Grants

Each of the options granted below were valued using the Black-Scholes pricing model (see Note 1(j)) and are being expensed over the vesting period as general and administrative expense.

•                  In March 2002, the Company granted an aggregate of 90,000 employee stock options to officers and directors that were exercisable at $11.33 per share.  The officers’ options vested ratably over a 36-month period through December 2004, while the directors’ options vested ratably over a 24-month period through April 2004.  An aggregate $342,782 of stock-based compensation expense related to these options was recognized in the period from August 17, 1999 (inception) to December 31, 2008.

In October 2003, an officer resigned from the Company and 15,000 of his unvested options were forfeited and in October 2004 his remaining 21,000 options expired.  In February 2004, a director resigned from the Board of Directors, and 375 of his unvested options were forfeited, and in October 2005 his remaining 2,625 options expired.  Effective May 1, 2007, Maurice Taylor, the Company’s former Chairman and Chief Executive Officer, retired from the Company.  Pursuant to a May 11, 2007 agreement to defer payment of his unpaid salary, the Company extended the date through which Mr. Taylor may exercise 45,000 options (including options gifted to his children) following his separation to April 1, 2012.  The Company recorded stock-based compensation expense of $103,500 related to the extension of the exercise date in the year ended December 31, 2007.

•                  In April 2002, the Company issued a nonqualified stock option to a consultant to acquire 3,000 shares of common stock at $11.33 per share. This option expired unexercised.  At the same time, the Company also issued a nonqualified stock option to another consultant to acquire 3,000 shares of common stock at $11.33 per share. This option vested ratably over a two-year period through April 2004.  An aggregate of $27,600 of stock-based compensation expense related to these options was recognized in the period from August 17, 1999 (inception) to December 31, 2008.

•                  In February 2004, the Company issued 45,000 employee stock options to Michael Grossman, our former President and Chief operating Officer.  These options were valued at $6.70 per share, vested ratably over a three-year period and are exercisable at $20.00 per share.  The Company expensed, $16,811 and $303,000 related to these options during the year ended December 31, 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  Pursuant to a May 11, 2007 separation agreement, the Company extended the date through which Mr. Grossman may exercise 45,000 options (including options gifted to his children) following his separation until February 1, 2012.  The Company recorded stock-based compensation expense of $117,000 related to the extension of the exercise date in the year ended December 31, 2007.

•                  In February 2004, the Company issued 3,000 nonqualified stock options to a consultant in consideration of services rendered.  The options were valued at $6.70 per share, and vested as to 1,500 shares upon issuance and as to the remaining 1,500 shares on January 1, 2005.  These options are exercisable at $20.00 per share through February 2014.  The Company expensed $20,200 related to these options during the period from August 17, 1999 (inception) to December 31, 2008.

•                  In July 2004, the Company issued 20,000 employee stock options to Mr. Thon in connection with his employment agreement.  These options were valued at $15.00 per share, vested ratably over a three-year period, and are exercisable at $25.00 per share through July 2014.  The Company expensed $58,314 and $300,000 related to these options during the year ended December 31, 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  On July 11, 2008, in connection with the issuance of new options to Mr. Thon (see below), these options were cancelled.

•                  In January 2005, the Company issued 15,000 stock options to Mr. Carlson, who at the time was the Company’s Vice President of Marketing and Sales.  The options were valued at $16.20 per share, vest ratably over a three-year period, and are exercisable at $23.50 per share through January 2015.  The Company expensed $6,729, $81,006, and $243,000 related to these options during the years ended December 31, 2008 and 2007 and the period from August 17, 1999 (inception) to December 31, 2008, respectively.  On July 11, 2008, in connection with the issuance of new options to Mr. Carlson (see below), these options were cancelled.

•                  In September 2005, the Company issued 15,000 stock options exercisable at $6.00 per share to Mr. Haggerty.  The options were valued at $5.30 per share and expired unexercised.  The Company expensed $15,460 related to these options during the period from August 17, 1999 (inception) to December 31, 2008.

•                  On March 1, 2006, the Company issued to five of its employees five-year stock options to acquire a total of up to 20,000 shares of common stock at $7.50 per share.  The options, valued at $5.60 per share, vest upon the Company securing FDA approval of its ProUroScanTM system.  10,000 of these options were awarded to employees who subsequently left the Company and have been forfeited.  The remaining options are being expensed over the vesting period (estimated by the Company as forty-one months) as general and administrative expense.  The Company expensed $9,663, $33,245 and $91,184 related to these options during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

•                  On May 30, 2006, the Company issued 3,000 nonqualified stock options to Mr. Smith, a director, upon his appointment to the Board of Directors.  The options were valued at $5.90 per share, and vested over a two year period.  These options are exercisable at $7.00 per share through May 2013.  The Company expensed $3,688, $8,850 and $17,700 related to these options during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

•                  On February 1, 2007, the Company granted to Mr. Carlson, a seven-year option to acquire up to 20,000 shares of the Company’s common stock at a price of $5.00 per share.  The options were valued at $3.40 per share using the Black-Scholes pricing model and will be expensed over the vesting period as general and administrative expense.  The options vested as follows:

(a)          5,000 shares vested immediately.

(b)         5,000 shares vest upon the Company’s closing on new equity financing arrangements aggregating to $3,000,000 or more after February 1, 2007 and prior to December 31, 2007.  This objective was not met, and these options did not vest and were forfeited.

(c)          5,000 shares vest if the Company records gross product revenues of $1,000,000 or more in the Company’s 2008 fiscal year.  This objective was not met, and these options did not vest and were forfeited.

(d)         5,000 shares vested on December 31, 2008.

The Company expensed $1,143, $32,857 and $34,000 related to these options during the year ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

•                  On June 14, 2007, the Company issued 3,000 nonqualified stock options to Mr. Rudelius, upon his appointment to the Board of Directors.  The options were valued at $2.40 per share, and vest ratably over a 24-month period through June 14, 2009.  These options are exercisable at $2.90 per share through May 2014.  The Company expensed $3,600, $1,800 and $5,400 related to these options during the year ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

•                  On July 11, 2008, the Company issued incentive stock options to acquire 70,000 shares of its common stock to Mr. Carlson.  The options are exercisable for a period of seven years at an exercise price of $1.00 per share.  Of the options, 10,000 shares vest immediately and 20,000 shares will vest on July 1 of each of 2009, 2010 and 2011.  At the same time, Mr. Carlson agreed to cancel existing, fully-vested stock options to acquire 15,000 shares of common stock at an exercise price of $23.50 per share.  SFAS 123R requires that options that are cancelled and reissued simultaneously be accounted for as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options, valued at $0.79 per share using the Black-Scholes pricing model, over the $0.31 per share value of the cancelled options on the cancellation date will be expensed immediately as general and administrative expense.  The value of the unvested portion will be recorded as general and administrative expense over the three-year vesting period.  The Company expensed $11,750 related to these options during the year ended December 31, 2008.

•                  On July 11, 2008, the Company issued incentive stock options to acquire 35,000 shares of its common stock to Mr. Thon.  The options are exercisable for a period of seven years at an exercise price of $1.00 per share.  Of the options, 10,000 shares vest immediately and 8,333 shares will vest on July 1 of each of 2009, 2010 and 2011.  At the same time, Mr. Thon agreed to cancel existing, fully-vested stock options to acquire 20,000 shares of common stock at an exercise price of $25.00 per share.  SFAS 123R requires that options that are cancelled and reissued simultaneously be accounted for as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options, valued at $0.79 per share using the Black-Scholes pricing model, over the $0.27 per share value of the cancelled options on the cancellation date will be expensed immediately as general and administrative expense.  The value of the unvested portion will be recorded as general and administrative expense over the three-year vesting period.  The Company expensed $6,042 related to these option during the year ended December 31, 2008.

•                  On August 11, 2008, the Company issued 1,000 non-qualified stock options (immediately exercisable) to each of its three outside directors, Mr. Koenig, Mr. Smith and Mr. Rudelius, pursuant to its standard annual option award program, upon their re-election to the Company’s Board of Directors.  The options are exercisable for a period of seven years at an exercise price of $0.90 per share, and were valued at $0.71 per share.  The Company expensed $2,130 related to these option during the year ended December 31, 2008.

•                  On March 3, 2009, the Company granted a total of 215,000 options to its officers and directors (See Note 14).

(i)        Stock options summary

Stock option activity was as follows for the years ended December 31:

	Options		Weighted-Average Exercise Price
	2008	2007	2008	2007
Outstanding, January 1	175,500	160,417	$15.16	$16.17
Granted	108,000	23,000	1.00	4.73
Exercised	—	—	—	—
Forfeited	(50,500)	(7,917)	19.16	5.37
Expired	—	—	—	—
Outstanding, December 31	233,000	175,500	$7.73	$15.16

Exercisable, December 31	132,250	152,210	$12.20	$16.54

The following table summarizes information about stock options outstanding as of December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price
$0.90-$7.50	134,000	$1.96	6.28	33,250	$2.26
$11.33	51,000	$11.33	3.26	51,000	$11.33
$20.00	48,000	$20.00	3.21	48,000	$20.00
	233,000	$7.73	4.99	132,250	$12.20

The aggregate intrinsic value of the options outstanding and exercisable at December 31, 2008 was $5,700 and $1,450, respectively.  The average fair value of each option granted during the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, as determined using the Black-Scholes pricing model (see Note 1(j)) was $0.84, $3.27 and $4.83, respectively.  The stock-based employee and non-employee compensation cost related to stock options was $44,745, $453,384 and $1,641,772 for the years ended December 31, 2008 and 2007, and the period from August 17, 1999 (inception) to December 31, 2008, respectively.

(13)              Related Parties

The Company considers its directors, executives and beneficial shareholders of more than five percent of its common stock to be related parties.  During the years ended December 31, 2008 and 2007, the following significant transactions were made between the Company and those parties that were related parties at the time of each transaction:

From March 1, 2007 to January 31, 2009, the Company rented executive offices within the offices of a former Company director, Mr. Alex Nazarenko.  Our rental cost for these offices was approximately $2,129 per month, which is the market price for similar office space in Minneapolis, Minnesota.

On April 17, 2007, the Company borrowed $75,000 from Mr. Nazarenko.  In consideration, the Company executed and delivered to Mr. Nazarenko a $75,000 unsecured demand promissory note.  The note bore interest at an annual rate of the Prime Rate plus one percent, and was repaid on May 8, 2007.

As consideration to Mr. James Davis, Mr. William Reiling, the Smith Trust and Mr. Bruce Culver to provide their guarantees for the Crown Bank promissory notes (see Note 10), in 2006 the Company issued $733,334 of unsecured convertible 10 percent debentures. On March 21, 2007, the Company and the four guarantors agreed to amend the debenture agreements.  Pursuant to the revised debenture agreements, among other things, the Company issued a total of 12,478 shares of its Investment Units to the four guarantors in lieu of $49,911 of accrued interest.  On December 27, 2007, the holders of the 10 percent unsecured convertible subordinated debentures agreed to further amend the terms of their debentures to provide for automatic conversion of the principal amount of the debentures and the unpaid interest accrued thereon into shares of the Company’s common stock at $3.00 per share (see Note 11(a)).

On June 12, 2007, the Company borrowed $10,000 from Mr. Nazarenko.  The loan bore no interest.  On June 25, 2007, the Company borrowed an additional $27,000 from Mr. Nazarenko.  In consideration of these two loans, the Company executed and delivered to Mr. Nazarenko a $37,000 unsecured demand promissory note.  The note bore interest at an annual rate of the Prime Rate plus one percent.  The principal amounts of these loans were repaid to Mr. Nazarenko on December 28, 2007.

On July 3, 2007, the Company borrowed $10,000 from Mr. Nazarenko (see Note 9) and was repaid in 2007.

On July 31, 2007, the Company borrowed $100,000 from the Smith Trust (see Note 9).

On August 29, October 31, and November 30, 2007, the Company borrowed for working capital needs $50,000, $100,000 and $25,000, respectively, from James Davis pursuant to promissory notes (see Note 9).

Effective October 15, 2007, the Company borrowed $600,000 from the Smith Trust pursuant to a long-term promissory note (see Note 9).  The proceeds were used to retire bank notes payable.

On September 28, 2007, the Company borrowed for working capital purposes $15,000 from Mr. Smith and $10,000 from Mr. Rudelius, both directors of the Company (see Note 9).  Upon the first closing of the 2007 Private Placement, these loans were converted into investment units under that offering (see Note 11(b)).

On December 27, 2007, the Company closed on its 2007 Private Placement (see Note 11(b)).  Mr. Davis acquired $225,000 of the units sold in the 2007 Private Placement, including the conversion into units of $25,000 of loans made to the Company.  In addition, the Company converted $150,000 of existing loans from Mr. Davis into a note (the “Davis Note”) and warrants similar to those sold in the 2007 Private Placement,  except that his note was convertible into the type of equity securities offered by the Company in an underwritten public offering at 50 percent of the public offering price.  In addition, Mr. Davis agreed that the equity securities issued upon conversion of the Davis Note and the common stock issued upon exercise of his warrant will not be transferable for a period of one year beginning on the effective date of the public offering triggering conversion of the note.  On the same date, Mr. Reiling acquired $50,000 of the units sold in the 2007 Private Placement.

On February 28, 2008, Mr. Rudelius acquired $10,000 of the units sold in the 2008 Private Placement.

On April 3, 2008, in connection with the Company’s purchase of the Profile Assets, the Company borrowed an aggregate of $112,500 pursuant to three promissory notes each in the amount of $37,500 (see Note 11(d)). The promissory notes were issued in favor of Mr. Davis, Mr. Reiling and the Smith Trust.  On September 12, 2008, these three promissory notes were amended to extend their due dates to the earlier of seven days following the close of an underwritten public offering or December 31, 2008, and to give the holders an option to convert their notes into shares of our common stock at a conversion price equal to 70% of the price of the Units sold in such offering.

On September 16, 2008, Mr. Davis agreed to purchase $100,000 of the puts pursuant to the Unit Put Agreement (see Note 11(d)).  On September 24, 2008, we closed on $50,000 of Mr. Davis’ put commitment, and issued a $47,500 convertible note and a warrant to acquire 10,000 shares of our common stock at an exercise price of $1.00 per share. On October 28, 2008, we closed on the remaining $50,000 of Mr. Davis’ put commitment, and issued a $47,500 convertible note and a warrant to acquire 10,000 shares of our common stock at an exercise price of $1.00 per share.

On September 25, 2008, we borrowed $150,000 pursuant to a promissory note issued in favor of Mr. Davis and used the proceeds to retire the $150,000 principal amount of the Profile Note (see Note 11(d)). As consideration for providing the loan, we issued an immediately exercisable, five-year warrant to purchase 100,000 shares of our common stock at $1.50 per share to Mr. Davis.

On March 19, 2009, pursuant to the renewal of its $600,000 Smith Trust promissory note and guaranties received relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 200,001 shares of its common stock as consideration to the Smith Trust, James Davis, and William Reiling, and will issue a further 33,333 shares per month for each month the notes remain outstanding after August 31, 2009 (see Note 14).

On March 19, 2009, a $37,500 convertible promissory note and a $150,000 convertible promissory note due to Mr. Davis were refinanced and combined with other loans and advances on behalf of the Company from Mr. Davis in a $281,000 convertible promissory note (see Note 14).

(14)            Subsequent Events

On January 7, 2009, the Company’s 2009 Public Offering was declared effective by the United States Securities and Exchange Commission, and January 12, 2009 the 2009 Public Offering was closed.  In the offering, the Company sold 3,050,000 units at $1.00 per unit, with each unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $1.30 per share resulting in net cash of $1,883,626, after costs of $1,666,374.

On the January 7, 2009 effective date of the Company’s 2009 Public Offering, the $1,757,500 aggregate amount of the 2007 Notes and the 2008 Notes, along with $162,959 of interest accrued thereon, automatically converted into 2,743,535 units identical to those sold in the 2009 Public Offering (based on 70 percent of the offering price, or $0.70 per share).  On the same date, the $142,500 of Davis Note, along with $14,923 of interest accrued thereon, automatically converted into 314,846 units identical to those sold in the 2009 Public Offering (based on 50 percent of the offering price, or $0.50 per share).

The exercise price of the 2007 Warrants, the Davis Warrants and the 2008 Warrants was set upon the January 7, 2009 effective date of the Company’s 2009 Public Offering at $0.50 per share (based on 50 percent of the offering price.  All of these warrants became exercisable upon the January 12, 2009 closing of the 2009 Public Offering and will remain exercisable until December 31, 2012.  Mr. Davis agreed that the equity securities issued upon exercise of the Davis Warrant will not be transferable until January 7, 2010.  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of the notes totaling $387,169 and unamortized debt issuance cost of $207,575 was expensed as interest expense upon the conversion.

As consideration to the guarantors to provide their guarantees for the Crown Bank promissory notes (see Note 10), the Company issued $733,334 of unsecured convertible 10 percent debentures (see Note 11(a)).  On January 12, 2009, the Company closed on its 2009 Public Offering, which triggered the automatic conversion of the $733,334 convertible debentures along with $143,815 interest accrued thereon into 292,384 shares of the Company’s common stock.

On June 1, 2006, the Company borrowed $75,000 from Roman Pauly pursuant to a promissory note (see Note 9).  The Company had repaid a total of $65,650 of the note through December 31, 2008.  In January 2009, following the closing of the 2009 Public Offering, the Company repaid the remaining $9,350 principal amount of the Pauly loan and issued an immediately exercisable five-year warrant to acquire 4,295 shares of the Company’s common stock at $1.50 per share pursuant to the terms of the note.

On July 31, 2007, the Company borrowed $100,000 from the Smith Trust pursuant to a promissory note.  The Company had repaid a total of $66,000 of the note through December 31, 2008.  In January 2009, following the closing of the 2009 Public Offering, the Company repaid the remaining $34,000 principal balance and issued to the Smith Trust a five-year, immediately exercisable warrant to acquire 28,656 shares of the Company’s common stock at $5.00 per share pursuant to the terms of the note.

On February 6, 2009 (30 days after the effective dates of the Company’s 2009 Public Offering), the $299,250 outstanding Unit Put Notes (see Note 11(c)) along with the $9,563 interest accrued thereon automatically converted into 441,165 shares of the Company’s common stock on February 6, 2009.  The notes and accrued interest converted at 70 percent of the 2009 Public Offering price, or $0.70 per share.  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of the notes totaling $138,440 and unamortized debt issuance cost of $44,686 was expensed as interest expense upon the conversion.

On April 3, 2008, the Company borrowed $112,500 pursuant to three convertible promissory notes (see Note 11(d)).  In January 2009, following the closing of the 2009 Public Offering, the Company repaid $45,500 of the notes, and $29,500 of the notes were converted into common stock at $0.70 per share (based on 70 percent of the 2009 Public Offering price).  On March 19, 2009, the remaining $37,500 promissory note, due to Mr. James Davis, was refinanced along with another $150,000 promissory note due to Mr. Davis (see below).

On September 25, 2008, the Company borrowed $150,000 pursuant to a convertible promissory note issued in favor of Mr. Davis (see Note 11(b)).  The note was convertible upon the Company’s closing of an underwritten public offering, at 70 percent of the public offering price.  As the holder’s ability to exercise the conversion feature of the note was contingent upon an event outside the control of the holder, the bargain conversion feature valued at $103,396 was not recorded until the January 12, 2009 closing of the Company’s 2009 Public Offering when the contingency was removed.  On March 19, 2009, Mr. Davis agreed to refinance the $150,000 debt (and $7,291 of interest accrued thereon) along with the $37,500 note noted above (and ($3,646 of accrued interest thereon), another $2,632 payable to Mr. Davis and $15,293 of expenses paid by Mr. Davis on behalf of the Company.  Mr. Davis also agreed to loan to the Company an additional $64,638 to pay for the exhibition of the ProUroScan system at the annual American Urology Association meeting, the retention of an investor relations firm and the initiation of a clinical advisory board.  He also agreed to have certain website maintenance services performed for the Company. Pursuant to the refinancing and the other arrangements, the Company issued a $281,000 unsecured convertible promissory note to Mr. Davis.  The promissory note matures on March 19, 2010, bears no interest, and is convertible into our common stock at $0.55 per share at the option of Mr. Davis.  The guidance provided by EITF Issue 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  As the present value of the cash flows under the new convertible promissory note was greater than 10 percent different from the present value of the cash flows under the original note, the issuance of the new note will be treated as a debt extinguishment.  Accordingly, the $123,000 value of the bargain conversion option as computed using the Black-Sholes pricing model will be recorded as original issue discount at the inception of the loan and amortized as debt extinguishment expense over the term of the note.  Interest imputed on the new convertible note, using a 6.0 percent assumed interest rate, of $16,000 will be recorded as a note discount and amortized as interest expense over the term of the note.

On March 3, 2009, the Company issued non-qualified stock options to acquire an aggregate of 70,000 shares of its common stock to its non-employee directors, and incentive options to acquire 45,000 shares of its common stock to Richard Thon.  The options are fully vested and are exercisable for a period of seven years at an exercise price of $0.85 per share.  The 115,000 options will be valued at $0.68 per share using the Black-Scholes pricing model and immediately expensed as general and administrative expense.

Also on March 3, 2009, the Company granted incentive stock option to acquire an aggregate of 100,000 shares of its common stock to Richard Carlson.  Of the options, 90,000 shares vest immediately and 10,000 shares will vest on January 2, 2010.  At the same time, Mr. Carlson agreed to cancel existing, unvested stock options to acquire 5,000 shares of common stock at an exercise price of $7.50 per share.  SFAS 123R requires that options that are cancelled and reissued simultaneously be accounted for as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options valued at $0.68 per share using the Black-Scholes pricing model over the $0.07 per share value of the cancelled options on the cancellation date, or $67,850, will be expensed immediately as general and administrative expense.

On March 19, 2009, the Company renewed the $1,200,000 Crown Bank promissory note, and temporarily paid down the $400,000 Crown Bank promissory note (see Note 10) pending the Company obtaining a satisfactory guaranty of that amount.  The renewed note matures on March 28, 2010 and bears interest at the Prime Rate plus one percent, but never less than 6.00 percent.  No other note terms were changed.  The note remains collateralized by all Company assets and continues to be guaranteed by James Davis and William Reiling.

On March 19, 2009, the Company amended the $600,000 Smith Trust promissory note (see Note 9). Under the terms of the amendment, the note’s maturity date was extended to March 28, 2010, and the interest rate floor was lowered from 6.50 percent to 6.00 percent.  No other terms were changed.

On March 19, 2009, pursuant to the renewal of its $600,000 Smith Trust promissory note and guaranties received relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 200,001 shares of its common stock as consideration to the Smith Trust, James Davis and William Reiling, and will issue a further 33,333 shares per month for each month the related notes remain outstanding after August 31, 2009.  The guidance provided by EITF Issue 96-19 indicates that a substantial modification of debt terms should be accounted for as an extinguishment of debt.  As the present value of the cash flows under both loan renewals was greater than 10 percent different from the present value of the cash flows under the original agreements, the renewals of the notes will be treated as debt extinguishments.  Accordingly, the $100,000 value of the initial 200,001 shares issued will be recorded as original issue discount and expensed as debt extinguishment expense on a straight-line basis through August 31, 2009.  Additional accruals of stock to be issued if the promissory notes remain outstanding after August 31, 2009 will be expensed each month as debt extinguishment expense.  In addition, the $12,000 loan origination fee will be recorded as original issue discount and expensed as debt extinguishment expense over the term of the promissory notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$443
Blue sky fees	1,810
Legal fees and expenses	150,000
Accounting fees and expenses	6,000
Printing and engraving expenses	8,000
Miscellaneous	5,747
$172,000

Item 15.  Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes, or the NRS, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the NRS further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permitted by law.  In addition, the Registrant will indemnify its directors and officers to the fullest extent permitted by law.  In certain cases, the Registrant may also advance expenses incurred by any director or officer in defending any proceeding brought against him because of his position as such.

Item 16.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1

Agreement of Merger and Reorganization by and among Global Internet Communications, Inc., GIC Acquisition Co., and ProUroCare Inc. dated April 5, 2004 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed April 20, 2004).

2.2

Articles of Merger relating to the merger of GIC Acquisition Co., then a wholly owned subsidiary of the registrant with and into ProUroCare Inc., as filed with the Minnesota Secretary of State on April 5, 2004 (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed April 20, 2004).

3.1	Amended and Restated Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed August 17, 2009).

3.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-KSB filed March 31, 2005).

4.1

Warrant to acquire 300,000 shares of common stock of ProUroCare Medical Inc., issued in favor of BINA Enterprises on April 5, 2004 (incorporated by reference to Exhibit 4.2 to Registration Statement on Form SB-2 filed August 3, 2004).

4.2

Form of Warrant to acquire 300,000 shares of common stock of ProUroCare Medical Inc., issued in favor of Artann Laboratories, Inc. and Vladimir Drits effective as of July 19, 2004 and December 2, 2004 (incorporated by reference to Exhibit 4.6 to Registration Statement on Form SB-2/A filed October 1, 2004).

4.3

Form of Warrants issued to promissory note guarantors and a lender between September 14 and October 19, 2005 (incorporated by reference to Exhibit 4.9 to Annual Report on Form 10-KSB filed March 31, 2006).

4.4

Warrant to acquire 25,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Adron Holdings, LLC, dated January 25, 2006 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed January 31, 2006).

4.5

Form of Warrant to acquire shares of common stock of ProUroCare Medical Inc. issued in favor of Roman Pauly and Maryjo Pauly (37,500 shares), Andrew Write (3,750 shares), Leslie Pearson (5,000 shares) and Roman Pauly (31,817 shares), dated between June 1, 2006 and October 24, 2008 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed June 6, 2006).

Exhibit No.	Description
4.6

Form of Warrants to acquire an aggregate of 67,657 shares of common stock of ProUroCare Medical Inc. issued to the partners of Adron Holdings, LLC in connection with a $100,000 promissory note dated November 29, 2006, January 3, 2007, February 1, 2007, and January 16, 2008 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 30, 2007).

4.7

Form of Warrants to acquire an aggregate of 68,740 shares of common stock of ProUroCare Medical Inc. issued in favor of subscribers of the Company’s $500,000 Investment Unit offering dated January 18, 2007, January 23, 2007, February 28, 2007, and May 1, 2007 (incorporated by reference to Exhibit 4.18 to Annual Report on Form 10-KSB filed March 30, 2007).

4.8

Amendment No. 1 to Warrant to acquire 300,000 shares of common stock of ProUroCare Medical Inc., originally issued in favor of BINA Enterprises on April 5, 2004, dated April 5, 2007 (incorporated by reference to Exhibit 4.14 to Annual Report on Form 10-KSB filed March 31, 2008).

4.9	Form of Warrant issued pursuant to the Company’s 2007 Private Placement dated December 27, 2007 (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-KSB filed March 31, 2008).

4.10	Warrant issued to James Davis dated December 27, 2007 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 31, 2008).

4.11	Form of Warrant issued pursuant to the Company’s 2008 Private Placement dated February 13, 2008 (incorporated by reference to Exhibit 4.18 to Annual Report on Form 10-KSB filed March 31, 2008).

4.12

Form of Warrants issued to William Reiling, James Davis, and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed May 8, 2008).

4.13

Form of Origination Warrant issued pursuant to the Company’s Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

4.14

Form of Put Warrant issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

4.15	Warrant issued to James Davis dated September 25, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed October 23, 2008).

4.16

Form of Warrant issued to James Davis, Bruce Culver, William S. Reiling, and the Smith Family Trust, dated October 31, 2008 (incorporated by reference to Exhibit 4.25 to Amendment No. 1 to Registration Statement on Form S-1 filed November 10, 2008).

4.17	Form of Underwriters Warrant Agreement (incorporated by reference to Exhibit 4.26 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.18	Form of Warrants to acquire an aggregate of 20,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Artann Laboratories and Vladimir Drits on April 16, 2007 (previously filed).

4.19	Form of Warrants to purchase an aggregate of 7,295 shares of ProUroCare Medical Inc. common stock issued to Roman Pauly on October 24, 2008 and January 12, 2009(previously filed).

4.20	Warrant to purchase 28,656 shares of ProUroCare Medical Inc. common stock issued to the Phillips W. Smith Family Trust on January 20, 2009 (previously filed).

4.21	Warrant to purchase 30,000 shares of ProUroCare Medical Inc. common stock issued to Kohnstamm Communications on August 6, 2009 (previously filed).

4.22

Form of Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.27 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.23	Specimen Warrant (incorporated by reference to Exhibit 4.28 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

Exhibit No.	Description
4.24	Form of Unit Certificate (incorporated by reference to Exhibit 4.29 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.25

Form of Unit Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.30 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.26	Form of First Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (previously filed).

4.27	Specimen Replacement Warrant (previously filed).

5.1	Legal opinion of Fredrikson & Byron, P.A. (previously filed).

10.1	ProUroCare Medical Inc. Amended and Restated 2002 Stock Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 filed March 31, 2008).

10.2	ProUroCare Medical Inc. Amended and Restated 2004 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 filed March 31, 2008).

10.3

Promissory Note issued in favor of the Phillips W. Smith Family Trust executed on October 31, 2007 effective as of October 15, 2007 (incorporated by reference to Exhibit 10.35 to Annual Report on Form 10-KSB filed March 31, 2008).

10.4

Security Agreement issued in favor of the Phillips W. Smith Family Trust executed on October 31, 2007 effective as of October 15, 2007 (incorporated by reference to Exhibit 10.36 to Annual Report on Form 10-KSB filed March 31, 2008).

10.5	$400,000 Promissory Note issued in favor of Crown Bank executed October 31, 2007(incorporated by reference to Exhibit 10.37 to Annual Report on Form 10-KSB filed March 31, 2008).

10.6	$1,200,000 Promissory Note issued in favor of Crown Bank, executed October 31 2007 (incorporated by reference to Exhibit 10.38 to Annual Report on Form 10-KSB filed March 31, 2008).

10.7

Guaranty provided to Crown Bank on behalf of ProUroCare Medical Inc. by Bruce Culver dated October 10, 2007 (incorporated by reference to Exhibit 10.40 to Annual Report on Form 10-KSB filed March 31, 2008).

10.8

Guaranty provided to Crown Bank on behalf of ProUroCare Medical Inc. by James Davis dated October 10, 2007 (incorporated by reference to Exhibit 10.41 to Annual Report on Form 10-KSB filed March 31, 2008).

10.9

Guaranty provided to Crown Bank on behalf of ProUroCare Medical Inc. by Phillips W. Smith Family Trust dated October 10, 2007 (incorporated by reference to Exhibit 10.42 to Annual Report on Form 10-KSB filed March 31, 2008).

10.10	Promissory Note issued in favor of James Davis dated October 31, 2007 (incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-KSB filed March 31, 2008).

10.11	Promissory Note issued in favor of James Davis dated November 30, 2007 (incorporated by reference to Exhibit 10.44 to Annual Report on Form 10-KSB filed March 31, 2008).

10.12

Form of Convertible Note issued pursuant to the Company’s 2007 Private Placement dated December 27, 2007 (incorporated by reference to Exhibit 10.45 to Annual Report on Form 10-KSB filed March 31, 2008).

10.13	Convertible Note issued to James Davis dated December 27, 2007 (incorporated by reference to Exhibit 10.46 to Annual Report on Form 10-KSB filed March 31, 2008).

10.14

Form of Convertible Note issued pursuant to the Company’s 2008 Private Placement dated February 13, 2008 (incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-KSB filed March 31, 2008).

10.15	Amendment No. 1 to Promissory Note dated July 31, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 11, 2008 (incorporated by reference to Exhibit 10.48 to

Exhibit No.	Description
Annual Report on Form 10-KSB filed March 31, 2008).

10.16

Amendment No. 1 to $600,000 Promissory Note dated October 15, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 11, 2008 (incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-KSB filed March 31, 2008).

10.17

Commercial Loan and Security Agreement with Crown Bank, executed October 31, 2007 and effective as of December 28, 2007 (incorporated by reference to Exhibit 10.39 to Annual Report on Form 10-KSB filed March 31, 2008).

10.18	Asset Purchase Agreement by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.19	Security Agreement by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.20	Promissory Note by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.21

Form of Promissory Notes by and between ProUroCare Medical Inc. and each of William Reiling, James Davis, and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.22	Employment Agreement by and between ProUroCare Inc. and Richard Carlson dated July 16, 2008 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.23

Form of Stock Option Agreement and Notice of Stock Option Grant for incentive stock options issued to Richard Carlson and Richard Thon on July 11, 2008 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.24

License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.25

Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.26

Amendment Number 1 to Promissory Note by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 16, 2008).

10.27

Form of Amendment Number 1 to Promissory Notes by and between ProUroCare Medical Inc. and each of William Reiling, James Davis and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 10.2 on Form 8-K filed September 16, 2008).

10.28	Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.43 to Registration Statement on Form S-1 filed September 19, 2008).

10.29

Form of Unit Put Origination Warrant issued pursuant to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

10.30	Form of Unit Put Warrant to be issued to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

10.31

Form of Convertible Promissory Note issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.44 to Registration Statement on Form S-1 filed September 19, 2008).

10.32	Convertible Promissory Note dated September 25, 2008 issued in favor of James Davis (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q filed October 23, 2008).

10.33	Amendment of License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment

Exhibit No.	Description
No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.34

Amendment to Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.35	Promissory Note dated March 19, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K filed March 26, 2009).

10.36	Financing Agreement by and between ProUroCare Medical Inc. and James Davis dated March 19, 2009 (incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K filed March 26, 2009).

10.37	Form of Loan Guarantor Compensation Letter Agreement dated March 19, 2009 (incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K filed March 26, 2009).

10.38

Letter Agreement by and between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.54 to Annual Report on Form 10-K filed March 26, 2009).

10.39

Amendment #2 to $600,000 Promissory Note dated October 15, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.55 to Annual Report on Form 10-K filed March 26, 2009).

10.40	Convertible Promissory Note dated March 19, 2009 issued in favor of James Davis (incorporated by reference to Exhibit 10.56 to Annual Report on Form 10-K filed March 26, 2009).

10.41	Promissory Note dated June 12, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.42	Security Agreement with Crown Bank dated June 12, 2009 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.43	ProUroCare Medical Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 17, 2009)

10.44	Promissory Note dated September 21, 2009 issued in favor of James L. Davis (previously filed).

10.45	Promissory Note dated September 23, 2009 issued in favor of Jack Petersen (previously filed).

10.46	Promissory Note dated September 23, 2009 issued in favor of Central Bank (previously filed).

10.47	Security Agreement with Bruce Johnson dated September 23, 2009 (previously filed).

12.1	Calculation of Ratio of Earnings to Fixed Charges (previously filed).

21.1	List of Subsidiaries of ProUroCare Medical Inc. (incorporated by reference to Exhibit 21.1 to Registration Statement on Form SB-2 filed August 3, 2004).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed).

99.1	Form of Letter of Transmittal (previously filed).

99.2	Form of Notice of Guaranteed Delivery (previously filed).

99.3	Form of letter to the clients of brokers, dealers, commercial banks, trust companies and other nominees (previously filed).

99.4	Form of letter to Warrant holders (previously filed).

99.5	Amended and Restated Form of Letter of Transmittal (previously filed).

99.6	Form of letter to Warrant holders (previously filed).

Note: In order that share data agree with the underlying documents, no share data in this list of Exhibits have been restated to reflect the effect of the Company’s February 2008 one-for-ten reverse stock split.

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any  deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; and

(iii)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 on Form S-4 to Registration Statement on Form S-3 and Post-Effective Amendment No. 2 on Form S-4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on October 26, 2009.

PROUROCARE MEDICAL INC.

By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 on Form S-4 to Registration Statement on Form S-3 and Post-Effective Amendment No. 2 on Form S-4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on October 26, 2009.

Name		Title

/s/ Richard C. Carlson		Chairman and Chief Executive Officer (Principal Executive Officer)
Richard C. Carlson

/s/ Richard Thon		Chief Financial Officer (Principal Financial and Accounting Officer)
Richard Thon

*		Director and Secretary
David Koenig

*		Director
Robert Rudelius

*		Director
Scott E. Smith

*By:	/s/ Richard C. Carlson
Richard C. Carlson
Attorney-in-Fact, pursuant to Power of Attorney previously filed

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement of Merger and Reorganization by and among Global Internet Communications, Inc., GIC Acquisition Co., and ProUroCare Inc. dated April 5, 2004 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed April 20, 2004).

2.2

Articles of Merger relating to the merger of GIC Acquisition Co., then a wholly owned subsidiary of the registrant with and into ProUroCare Inc., as filed with the Minnesota Secretary of State on April 5, 2004 (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed April 20, 2004).

3.1	Amended and Restated Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed August 17, 2009).

3.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-KSB filed March 31, 2005).

4.1

Warrant to acquire 300,000 shares of common stock of ProUroCare Medical Inc., issued in favor of BINA Enterprises on April 5, 2004 (incorporated by reference to Exhibit 4.2 to Registration Statement on Form SB-2 filed August 3, 2004).

4.2

Form of Warrant to acquire 300,000 shares of common stock of ProUroCare Medical Inc., issued in favor of Artann Laboratories, Inc. and Vladimir Drits effective as of July 19, 2004 and December 2, 2004 (incorporated by reference to Exhibit 4.6 to Registration Statement on Form SB-2/A filed October 1, 2004).

4.3

Form of Warrants issued to promissory note guarantors and a lender between September 14 and October 19, 2005 (incorporated by reference to Exhibit 4.9 to Annual Report on Form 10-KSB filed March 31, 2006).

4.4

Warrant to acquire 25,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Adron Holdings, LLC, dated January 25, 2006 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed January 31, 2006).

4.5

Form of Warrant to acquire shares of common stock of ProUroCare Medical Inc. issued in favor of Roman Pauly and Maryjo Pauly (37,500 shares), Andrew Write (3,750 shares), Leslie Pearson (5,000 shares) and Roman Pauly (31,817 shares), dated between June 1, 2006 and October 24, 2008 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed June 6, 2006).

4.6

Form of Warrants to acquire an aggregate of 67,657 shares of common stock of ProUroCare Medical Inc. issued to the partners of Adron Holdings, LLC in connection with a $100,000 promissory note dated November 29, 2006, January 3, 2007, February 1, 2007, and January 16, 2008 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 30, 2007).

4.7

Form of Warrants to acquire an aggregate of 68,740 shares of common stock of ProUroCare Medical Inc. issued in favor of subscribers of the Company’s $500,000 Investment Unit offering dated January 18, 2007, January 23, 2007, February 28, 2007, and May 1, 2007 (incorporated by reference to Exhibit 4.18 to Annual Report on Form 10-KSB filed March 30, 2007).

4.8

Amendment No. 1 to Warrant to acquire 300,000 shares of common stock of ProUroCare Medical Inc., originally issued in favor of BINA Enterprises on April 5, 2004, dated April 5, 2007 (incorporated by reference to Exhibit 4.14 to Annual Report on Form 10-KSB filed March 31, 2008).

4.9	Form of Warrant issued pursuant to the Company’s 2007 Private Placement dated December 27, 2007 (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-KSB filed March 31, 2008).

4.10	Warrant issued to James Davis dated December 27, 2007 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 31, 2008).

4.11	Form of Warrant issued pursuant to the Company’s 2008 Private Placement dated February 13, 2008 (incorporated by reference to Exhibit 4.18 to Annual Report on Form 10-KSB filed March 31, 2008).

Exhibit No.	Description
4.12

Form of Warrants issued to William Reiling, James Davis, and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed May 8, 2008).

4.13

Form of Origination Warrant issued pursuant to the Company’s Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

4.14

Form of Put Warrant issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

4.15	Warrant issued to James Davis dated September 25, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed October 23, 2008).

4.16

Form of Warrant issued to James Davis, Bruce Culver, William S. Reiling, and the Smith Family Trust, dated October 31, 2008 (incorporated by reference to Exhibit 4.25 to Amendment No. 1 to Registration Statement on Form S-1 filed November 10, 2008).

4.17	Form of Underwriters Warrant Agreement (incorporated by reference to Exhibit 4.26 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.18	Form of Warrants to acquire an aggregate of 20,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Artann Laboratories and Vladimir Drits on April 16, 2007 (previously filed).

4.19	Form of Warrants to purchase an aggregate of 7,295 shares of ProUroCare Medical Inc. common stock issued to Roman Pauly on October 24, 2008 and January 12, 2009(previously filed).

4.20	Warrant to purchase 28,656 shares of ProUroCare Medical Inc. common stock issued to the Phillips W. Smith Family Trust on January 20, 2009 (previously filed).

4.21	Warrant to purchase 30,000 shares of ProUroCare Medical Inc. common stock issued to Kohnstamm Communications on August 6, 2009 (previously filed).

4.22

Form of Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.27 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.23	Specimen Warrant (incorporated by reference to Exhibit 4.28 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.24	Form of Unit Certificate (incorporated by reference to Exhibit 4.29 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.25

Form of Unit Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.30 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.26	Form of First Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (previously filed).

4.27	Specimen Replacement Warrant (previously filed).

5.1	Legal opinion of Fredrikson & Byron, P.A. (previously filed).

10.1	ProUroCare Medical Inc. Amended and Restated 2002 Stock Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 filed March 31, 2008).

10.2	ProUroCare Medical Inc. Amended and Restated 2004 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 filed March 31, 2008).

10.3

Promissory Note issued in favor of the Phillips W. Smith Family Trust executed on October 31, 2007 effective as of October 15, 2007 (incorporated by reference to Exhibit 10.35 to Annual Report on Form 10-KSB filed March 31, 2008).

Exhibit No.	Description
10.4

Security Agreement issued in favor of the Phillips W. Smith Family Trust executed on October 31, 2007 effective as of October 15, 2007 (incorporated by reference to Exhibit 10.36 to Annual Report on Form 10-KSB filed March 31, 2008).

10.5	$400,000 Promissory Note issued in favor of Crown Bank executed October 31, 2007(incorporated by reference to Exhibit 10.37 to Annual Report on Form 10-KSB filed March 31, 2008).

10.6	$1,200,000 Promissory Note issued in favor of Crown Bank, executed October 31 2007 (incorporated by reference to Exhibit 10.38 to Annual Report on Form 10-KSB filed March 31, 2008).

10.7

Guaranty provided to Crown Bank on behalf of ProUroCare Medical Inc. by Bruce Culver dated October 10, 2007 (incorporated by reference to Exhibit 10.40 to Annual Report on Form 10-KSB filed March 31, 2008).

10.8

Guaranty provided to Crown Bank on behalf of ProUroCare Medical Inc. by James Davis dated October 10, 2007 (incorporated by reference to Exhibit 10.41 to Annual Report on Form 10-KSB filed March 31, 2008).

10.9

Guaranty provided to Crown Bank on behalf of ProUroCare Medical Inc. by Phillips W. Smith Family Trust dated October 10, 2007 (incorporated by reference to Exhibit 10.42 to Annual Report on Form 10-KSB filed March 31, 2008).

10.10	Promissory Note issued in favor of James Davis dated October 31, 2007 (incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-KSB filed March 31, 2008).

10.11	Promissory Note issued in favor of James Davis dated November 30, 2007 (incorporated by reference to Exhibit 10.44 to Annual Report on Form 10-KSB filed March 31, 2008).

10.12

Form of Convertible Note issued pursuant to the Company’s 2007 Private Placement dated December 27, 2007 (incorporated by reference to Exhibit 10.45 to Annual Report on Form 10-KSB filed March 31, 2008).

10.13	Convertible Note issued to James Davis dated December 27, 2007 (incorporated by reference to Exhibit 10.46 to Annual Report on Form 10-KSB filed March 31, 2008).

10.14

Form of Convertible Note issued pursuant to the Company’s 2008 Private Placement dated February 13, 2008 (incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-KSB filed March 31, 2008).

10.15

Amendment No. 1 to Promissory Note dated July 31, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 11, 2008 (incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-KSB filed March 31, 2008).

10.16

Amendment No. 1 to $600,000 Promissory Note dated October 15, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 11, 2008 (incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-KSB filed March 31, 2008).

10.17

Commercial Loan and Security Agreement with Crown Bank, executed October 31, 2007 and effective as of December 28, 2007 (incorporated by reference to Exhibit 10.39 to Annual Report on Form 10-KSB filed March 31, 2008).

10.18	Asset Purchase Agreement by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.19	Security Agreement by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.20	Promissory Note by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed May 8, 2008).

10.21

Form of Promissory Notes by and between ProUroCare Medical Inc. and each of William Reiling, James Davis, and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed May 8, 2008).

Exhibit No.	Description
10.22	Employment Agreement by and between ProUroCare Inc. and Richard Carlson dated July 16, 2008 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.23

Form of Stock Option Agreement and Notice of Stock Option Grant for incentive stock options issued to Richard Carlson and Richard Thon on July 11, 2008 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.24

License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.25

Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.26

Amendment Number 1 to Promissory Note by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 16, 2008).

10.27

Form of Amendment Number 1 to Promissory Notes by and between ProUroCare Medical Inc. and each of William Reiling, James Davis and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 10.2 on Form 8-K filed September 16, 2008).

10.28	Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.43 to Registration Statement on Form S-1 filed September 19, 2008).

10.29

Form of Unit Put Origination Warrant issued pursuant to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

10.30	Form of Unit Put Warrant to be issued to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

10.31

Form of Convertible Promissory Note issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.44 to Registration Statement on Form S-1 filed September 19, 2008).

10.32	Convertible Promissory Note dated September 25, 2008 issued in favor of James Davis (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q filed October 23, 2008).

10.33

Amendment of License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.34

Amendment to Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.35	Promissory Note dated March 19, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K filed March 26, 2009).

10.36	Financing Agreement by and between ProUroCare Medical Inc. and James Davis dated March 19, 2009 (incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K filed March 26, 2009).

10.37	Form of Loan Guarantor Compensation Letter Agreement dated March 19, 2009 (incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K filed March 26, 2009).

10.38

Letter Agreement by and between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.54 to Annual Report on Form 10-K filed March 26, 2009).

10.39	Amendment #2 to $600,000 Promissory Note dated October 15, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference

Exhibit No.	Description
to Exhibit 10.55 to Annual Report on Form 10-K filed March 26, 2009).

10.40	Convertible Promissory Note dated March 19, 2009 issued in favor of James Davis (incorporated by reference to Exhibit 10.56 to Annual Report on Form 10-K filed March 26, 2009).

10.41	Promissory Note dated June 12, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.42	Security Agreement with Crown Bank dated June 12, 2009 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.43	ProUroCare Medical Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 17, 2009)

10.44	Promissory Note dated September 21, 2009 issued in favor of James L. Davis (previously filed).

10.45	Promissory Note dated September 23, 2009 issued in favor of Jack Petersen (previously filed).

10.46	Promissory Note dated September 23, 2009 issued in favor of Central Bank (previously filed).

10.47	Security Agreement with Bruce Johnson dated September 23, 2009 (previously filed).

12.1	Calculation of Ratio of Earnings to Fixed Charges (previously filed).

21.1	List of Subsidiaries of ProUroCare Medical Inc. (incorporated by reference to Exhibit 21.1 to Registration Statement on Form SB-2 filed August 3, 2004).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed).

99.1	Form of Letter of Transmittal (previously filed).

99.2	Form of Notice of Guaranteed Delivery (previously filed).

99.3	Form of letter to the clients of brokers, dealers, commercial banks, trust companies and other nominees (previously filed).

99.4	Form of letter to Warrant holders (previously filed).

99.5	Amended and Restated Form of Letter of Transmittal (previously filed).

99.6	Form of letter to Warrant holders (previously filed).

Note: In order that share data agree with the underlying documents, no share data in this list of Exhibits have been restated to reflect the effect of the Company’s February 2008 one-for-ten reverse stock split.